Filed pursuant to Rule 424(b)(3)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 73
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
ASPIRITY HOLDINGS LLC f/k/a TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 73 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, April 1, 2013, May 2, 2013, May 15, 2013, May 31, 2013, June 10, 2013, June 17, 2013, June 19, 2013, June 20, 2013, August 14, 2013, August 16, 2013, August 26, 2013, September 11, 2013, November 1, 2013, November 14, 2013, December 10, 2013, December 31, 2013, March 17, 2014, March 26, 2014, March 28, 2014, April 8, 2014, May 9, 2014, May 15, 2014, May 19, 2014, May 29, 2014, June 16, 2014, July 3, 2014, August 13, 2014, August 25, 2014, October 17, 2014, November 6, 2014, November 7, 2014, November 12, 2014, November 17, 2014, November 24, 2014, December 23, 2014, January 2, 2015, January 22, 2015, February 2, 2015, February 19, 2015, March 27, 2015, April 1, 2015, May 15, 2015, May 29, 2015, June 3, 2015, July 6, 2015, July 15, 2015, and July 21, 2015 (collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 73 together with the Prospectus.

This Prospectus Supplement No. 73 includes the attached Quarterly Report on Form 10-Q of Aspirity Holdings LLC f/k/a Twin Cities Power Holdings, LLC (the “Company”) as filed by us with the Securities and Exchange Commission (the “SEC”) on August 14, 2015 as well as the Quarterly Report on Form 10-Q/A of the Company and the Current Report on Form 8-K of the Company both as filed by us with the SEC on August 17, 2015.

The notes described in the Prospectus can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, South Dakota, Texas, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the Prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 73 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 73 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 73 is August 17, 2015.

UNITED STATES OF AMERICA

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2015

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period from ______________ to ______________

Commission File Number: 333-179460

Aspirity Holdings LLC

(Exact name of registrant as specified in its charter)

Minnesota	6221 – Commodity Contracts Brokers and Dealers	27-1658449
(State of organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

16233 Kenyon Avenue, Suite 210 Lakeville, Minnesota 55044
(Address of principal executive offices, zip code)

(952) 241-3103
(Registrant’s telephone number, including area code)

Twin Cities Power Holdings, LLC
(Former name, former address and former fiscal year, if changed since last report)

___________________________________________

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See definition of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

TABLE OF CONTENTS

Definitions	3

Forward Looking Statements	8

Non-GAAP Financial Measures	9

Part I – Financial Information	10
Item 1 - Financial Statements (Unaudited)	10
Consolidated Balance Sheets	10
As of June 30, 2015 and December 31, 2014	10
Consolidated Statements of Comprehensive Income	11
Three and Six Months ended June 30, 2015 and 2014	11
Consolidated Statements of Cash Flows	12
Six Months Ended June 30, 2015 and 2014	12
Notes to Consolidated Financial Statements	14
Item 2 - Management’s Discussion and Analysis of Financial Condition and Results of Operations	42
Industry Background	42
Company Overview	47
The Restructuring	47
Business Plans	53
Operations Prior to the Distribution	54
Results of Operations	57
Three Months Ended June 30, 2015 and 2014	57
Six Months Ended June 30, 2015 and 2014	62
Liquidity, Capital Resources, and Cash Flow	66
Financing	68
Non-GAAP Financial Measures	70
Critical Accounting Policies and Estimates	70
Item 3 - Quantitative and Qualitative Disclosures about Market Risk	72
Commodity Price Risk	72
Interest Rate Risk	74
Liquidity Risk	74
Wholesale Counterparty Credit Risk	74
Retail Customer Credit Risk	74
Foreign Exchange Risk	74
Item 4 - Controls and Procedures	75

Part II – Other Information	76
Item 1 - Legal Proceedings	76
Item 1A - Risk Factors	76
Item 2 - Unregistered Sales of Equity Securities and Use of Proceeds	76
Item 3 - Defaults Upon Senior Securities	76
Item 4 - Mine Safety Disclosures	76
Item 5 - Other Information	76
Item 6 - Exhibits	77

Signatures	78

2

Definitions

Abbreviation or acronym	Definition
ABN AMRO	ABN AMRO Clearing Chicago, LLC and ABN AMRO Clearing Bank, N.V.
AENE	Aspirity Energy Northeast LLC, a wholly owned subsidiary of Aspirity Energy and a second tier subsidiary of the Company
AEMS	Aspirity Energy Mid-States LLC, a wholly owned subsidiary of Aspirity Energy and a second tier subsidiary of the Company
AES	Aspirity Energy South LLC, a wholly owned subsidiary of Aspirity Energy and a second tier subsidiary of the Company
AESO	Alberta Electric System Operator, a statutory corporation of the Province of Alberta, is an ISO serving the Alberta Interconnected Electric System
AOCI	Accumulated other comprehensive income
Apollo	Apollo Energy Services, LLC, a wholly-owned subsidiary of Enterprises and a second tier subsidiary of the Company
ASC	Accounting Standards Codification
Aspirity or the Company	Aspirity Holdings LLC and subsidiaries, formerly known as Twin Cities Power Holdings, LLC or “TCPH”
Aspirity Energy or AE	Aspirity Energy LLC, a wholly owned subsidiary of the Company
Aspirity Financial or AF	Aspirity Financial LLC, a wholly owned subsidiary of the Company
ASU	Accounting Standards Update
BLS	Bureau of Labor Statistics, an agency within the U.S. Department of Labor
Btu; therm; MMBtu	A “Btu” or British thermal unit is a measure of thermal energy or the amount of heat needed to raise the temperature of one pound of water from 39°F to 40°F. A “therm” is one hundred thousand Btu. One “MMBtu” is one million Btu.
C$	Canadian dollars
CEF	Cygnus Energy Futures, LLC, a wholly-owned subsidiary of CP and a third tier subsidiary of the Company
CFTC	Commodity Futures Trading Commission, an independent agency of the United States government that regulates futures and option markets
CME	CME Group Inc. operates the CME (Chicago Mercantile Exchange), CBOT (Chicago Board of Trade), NYMEX (New York Mercantile Exchange), and COMEX (Commodities Exchange) derivatives exchanges and also offers certain cleared OTC products and services
CoV	Abbreviates the coefficient of variation, a simple measure of volatility useful for comparing two or more data series; equal to the standard deviation divided by the mean
CP	Cygnus Partners, LLC, a wholly-owned subsidiary of Enterprises and second tier subsidiary of the Company
CP&U	Community Power & Utility, LLC, an electricity retailer acquired by TCP on June 29, 2012

3

Abbreviation or acronym	Definition
CSE	Comparison shopping engine, a web site that compares prices for specific products. While most comparison shopping engines do not offer the products or services themselves, some may earn commissions when users follow the links in the search results and make a purchase from an online vendor
CTG	Chesapeake Trading Group, LLC, a wholly-owned subsidiary of Enterprises and a second tier subsidiary of the Company
Cyclone	Cyclone Partners, LLC, a wholly-owned subsidiary of Enterprises and a second tier subsidiary of the Company
Degree-days; CDD; HDD

A “degree-day” compares outdoor temperatures to a standard of 65°F. Hot days require energy for cooling and are measured in cooling degree-days or “CDD” while cold days require energy for heating and are measured in heating degree-days or “HDD”. For example, a day with a mean temperature of 80°F would result in 15 CDD and a day with a mean temperature of 40°F would result in 25 HDD.

If heating degree-days are less than the average for an area for a period, the weather was “warmer than normal”; if they were greater, it was “colder than normal”. The converse is true for cooling degree-days - if CDD are less than the average for an area for a period, the weather was “colder than normal”; if they were greater, it was “warmer than normal”.

DOE	U.S. Department of Energy
EDC; LDC	Electric distribution company; may also be known as a local distribution company
EIA	Energy Information Administration, an independent agency within DOE
ERCOT	Electric Reliability Council of Texas, an ISO managing 85% of the electric Load of Texas and subject to oversight by the Public Utility Commission of Texas and the Texas Legislature but not FERC
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission, an independent regulatory agency within DOE
Form S-1	The Company’s Registration Statement on Form S-1, declared effective by the Securities and Exchange Commission on May 10, 2012 with respect to the Company’s Notes Offering
FTR	Financial Transmission Rights are financial instruments traded in certain ISOs and RTOs that entitle their holders to receive or pay charges based on congestion price differences in the day-ahead energy market across specific transmission paths. The value of an FTR reflects the difference in congestion prices rather than the difference in locational marginal prices, which includes energy, congestion, and marginal losses. FTRs are specified between any two pricing nodes on the system, including hubs, control zones, aggregates, generator buses, load buses and interface pricing points. FTRs are generally available in increments of 0.1 MW and for periods ranging from 1 month to multiple years. The value of an FTR can be positive or negative depending on the sink minus source congestion price difference, with a negative differences resulting in liability for the holder.
GAAP	Generally accepted accounting principles in the United States

4

Abbreviation or acronym	Definition
ICE	InterContinental Exchange Group, Inc. operates a network of 17 regulated exchanges and 6 clearinghouses for financial and commodity markets in the U.S., Canada, Europe, and Asia. In November 2013, ICE completed the acquisition of NYSE Euronext.
INC and DEC	An increment offer or “INC” is an offer in the day-ahead market to sell energy at a specified source bus. An INC will clear if the LMP at the bus equals or exceeds the offer price. A decrement bid or “DEC” is a bid in the day-ahead market to purchase energy at a specified sink bus. A DEC will clear if the LMP at the bus does not exceed the bid price.
ISO; RTO	Independent System Operator, a non-profit organization formed at the direction or recommendation of FERC that coordinates, controls, and monitors the operation of a bulk electric power system, usually within a single U.S. state, but sometimes encompassing multiple states. A Regional Transmission Organization (“RTO”) typically performs the same functions as an ISO, but covers a larger area. ISOs and RTOs may also operate centrally cleared wholesale markets for electric power quoted on both a “real-time” and “day ahead” basis.
ISO-NE	ISO New England Inc., an RTO serving Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, and Vermont
Enterprises or KE	Krieger Enterprises, LLC, a wholly owned subsidiary of the Company
LMP	One of the unique aspects of ISO electricity markets is the availability of “locational marginal prices” (“LMPs”). The theoretical price of electricity at each node on the network is calculated based on the assumptions that: (1) one additional megawatt-hour of energy is demanded at the node in question; and (2) the marginal cost to the system that would result from the re-dispatch of available generating units to serve such load can establish the production cost of the additional energy. LMPs are typically quoted on a “real-time” and “day-ahead” basis. In the real-time market, prices at specific nodes are updated every 5 minutes based on current and targeted supply and demand. Day-ahead prices are for power to be delivered at a specified hour and transmission point during the next day. LMPs vary by time and location due to physical system limitations, congestion, and loss factors; however, in an unconstrained system with no losses, all LMPs would be equal. This means that LMPs can be conceptually separated into three components - an energy price, a congestion component, and a loss component.
MCA	The Company’s Member Control Agreement, as amended
MEF	Minotaur Energy Futures, LLC, a wholly-owned subsidiary of TCP and a second-tier subsidiary of TCPH
MISO	Midcontinent Independent System Operator, Inc., (formerly the Midwest Independent Transmission System Operator, Inc.), an RTO serving all or part of Arkansas, Illinois, Indiana, Iowa, Louisiana, Manitoba, Michigan, Minnesota, Mississippi, Missouri, Montana, North Dakota, South Dakota, Texas, and Wisconsin
MCF	One thousand cubic feet, a common unit of price measure for natural gas. In 2010, one MCF of natural gas had a heat content of 1,025 Btu.

5

Abbreviation or acronym	Definition
NERC	North American Electric Reliability Corporation, a non-profit corporation formed on March 28, 2006 as the successor to the National Electric Reliability Council, also known as NERC, formed in 1968. NERC is the designated Electric Reliability Organization (“ERO”) for the U.S. and operates under the auspices of FERC.
NGX	Natural Gas Exchange Inc., headquartered in Calgary, Alberta provides electronic trading, central counterparty clearing, and data services to the North American natural gas and electricity markets. NGX is wholly owned by TMX Group Inc. which collectively manages all aspects of Canada’s senior and junior equity markets.
NOAA	National Oceanic and Atmospheric Administration, an agency of the U.S. Department of Commerce
Notes	The Company’s Renewable Unsecured Subordinated Notes issued pursuant to its ongoing Notes Offering
Notes Offering	The direct public offering the Company’s Notes pursuant to a registration statement on Form S-1 declared effective by the SEC on May 10, 2012
NRSRO	A SEC-recognized Nationally Recognized Statistical Rating Organization; The major NRSROs that rate utilities are Standard & Poor’s Financial Services LLC (“S&P”), Moody’s Investor Services, Inc. (“Moody’s”), and Fitch Ratings Inc. (“Fitch”)
NYISO	New York Independent System Operator, an ISO serving New York state
OTC	Over-the-counter
PJM	PJM Interconnection, a RTO serving all or part of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia, and the District of Columbia.
POR; non-POR	All states with restructured retail markets have implemented laws and regulations with respect to permitted billing, credit, and collections practices. Some of these states require an EDC billing customers in their service territory on behalf of suppliers operating there to purchase the receivables generated as a result of energy sales, generally at a modest discount to reflect bad debt experience. These states are known as “purchase of receivables” or “POR” jurisdictions while those without this provision are known as “non-POR” areas.
PURPA	Public Utilities Regulatory Policy Act of 1978
RECs	Renewable energy certificates represent the property rights to the environmental, social, and other non-power qualities of renewable electricity generation and can be sold separately from the underlying physical electricity.
REH	Retail Energy Holdings, LLC, a wholly-owned subsidiary of Enterprises and a second tier subsidiary of the Company
SEC	U.S. Securities and Exchange Commission, an independent agency of the United States government with primary responsibility for enforcing federal securities laws and regulating the securities industry and stock exchanges
SUM	Summit Energy, LLC, a wholly-owned subsidiary of TCP

6

Abbreviation or acronym	Definition
TCE	Twin Cities Energy, LLC, an inactive, wholly-owned subsidiary of Enterprises
TCP	Twin Cities Power, LLC
TCPC	Twin Cities Power – Canada, Ltd., an inactive, wholly-owned subsidiary of TCE
TSE	Town Square Energy, initially, an accounting division of TCP resulting from the acquisition of the business and assets of CP&U. Effective June 1, 2013, TSE became a wholly-owned subsidiary of the Company and on October 25, 2013, it became a wholly owned subsidiary of REH
TSEC	Town Square Energy Canada, Ltd, a wholly-owned subsidiary of REH
TSEE	Town Square Energy East, LLC, a wholly-owned subsidiary of REH, formerly known as Discount Energy Group, LLC or “DEG”
UTC	In an up-to-congestion or “UTC” transaction, a day-ahead market participant offers to inject energy at a specified source and simultaneously withdraw the same quantity at a specific sink at a maximum bid price difference between the two locations. The transaction will clear if the price differential between sink and source does not exceed the bid price.
VaR	Value-at-Risk is a measure of the risk of loss on a specific portfolio of financial assets. For a given portfolio, probability, and time horizon, VaR is the value at which the probability that a mark-to-market loss over the given time horizon exceeds the calculated value, assuming normal markets and no trading. For example, if a portfolio has a one-day, 5% VaR of $1 million, there is a 5% probability that the portfolio will fall in value by more than $1 million over a one-day period.
Watt (W); Watt-hour (Wh)

Although in everyday usage, the terms “energy” and “power” are essentially synonyms, scientists, engineers, and the energy business distinguish between them. Technically, energy is the ability to do work, or move a mass a particular distance by the application of force while power is the rate at which energy is generated or consumed.

In the case of electricity, power is measured in watts (W) and is equal to voltage or the difference in charge between two points multiplied by amperage or the current or rate of electrical flow. The energy supplied or consumed by a circuit is measured in watt-hours (Wh). For example, when a light bulb with a power rating of 100W is turned on for one hour, the energy used is 100 watt-hours. This same amount of energy would light a 40-watt bulb for 2.5 hours or a 50-watt bulb for 2.0 hours.

Multiples of watts and watt-hours are measured using International Systems of Units (“SI”) conventions.

Prefix	Symbol	Multiple (Number)	Value
kilo	k	one thousand (1,000)	10[3]
mega	M	one million (1,000,000)	10[6]
giga	G	one billion (1,000,000,000)	10[9]
tera	T	one trillion (1,000,000,000,000)	10[12]

Kilowatt (kW) or kilowatt-hour (kWh): one thousand watts or watt-hours. Kilowatt-hours are typically used to measure residential energy consumption and retail prices. One kWh is equal to 3,412 Btu, but fuel with a heat content of 7,000 to 11,500 Btu must be consumed to generate and deliver one kWh of electricity.

Megawatt (MW) or megawatt-hour (MWh): one million watts or watt-hours or one thousand kilowatts or kilowatt-hours. Megawatts are typically used to measure electrical generation capacity and megawatt-hours are the pricing units used in the wholesale electricity market.

7

Forward Looking Statements

Readers are urged to carefully review and consider the various disclosures made by us in this Form 10-Q and in our other reports filed with the SEC that attempt to advise interested parties of the factors that may affect our business.

Statements in this report that are not statements of historical facts may be considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. Any statements that express, or involve discussions as to, future expectations, risks, beliefs, plans, objectives, assumptions, events, uncertainties, financial performance, or growth strategies, often, but not always, through the use of words or phrases such as “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans”, “projects”, “likely”, “will continue”, “could”, “may”, “potential”, “target”, “outlook”, or words of similar meaning are not statements of historical facts and may be forward-looking.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause our actual results to differ materially from those indicated in forward-looking statements made by or on behalf of the Company in this Form 10-Q, in presentations, on our website, in response to questions, or otherwise. You should not place undue reliance on any forward-looking statement. Examples of forward-looking statements include, among others, statements we make regarding:

•	Expected operating results, such as revenue growth and earnings;
•	Anticipated levels of capital expenditures and expansion of our retail electricity business segment;
•	Current or future price volatility in the energy markets and future market conditions;
•	Our belief that we have sufficient liquidity to fund our operations during the next 12 months;
•	Expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities, and governmental and regulatory investigations and proceedings;
•	Our strategies for risk management; and
•	Any other risk factors listed from time to time by the Company in reports filed with the Securities and Exchange Commission

Additional disclosures regarding factors that could cause our results and performance to differ from results or performance anticipated by this report are discussed under the heading “Item 1A – Risk Factors” of our Form 10-K for 2014 (the “2014 Form 10-K”), the “Risk Factors” section beginning on page 10 of our Form S-1, and any assumptions and other factors referred to specifically in connection with such forward-looking statements that could cause our actual results to differ materially from those indicated in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of these factors, nor can it assess the impact of each of these factors on the businesses of the Company or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

8

Non-GAAP Financial Measures

The Company’s communications may include certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance, financial position, or cash flows that excludes, or includes, amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements.

Non-GAAP financial measures utilized by the Company include “total liquid assets”. The most comparable GAAP measure is total current assets. The Company’s management believes that these non-GAAP financial measures provide useful information to investors and enable investors and analysts to more accurately compare the Company's ongoing financial performance over the periods presented.

9

Part I – Financial Information

Item 1 - Financial Statements (Unaudited)

Aspirity Holdings LLC and Subsidiaries

Consolidated Balance Sheets

As of June 30, 2015 and December 31, 2014

	June 30,	December 31,
	2015	2014
	Unaudited	Unaudited
Assets

Current assets
Cash - unrestricted	$5,082,537	$2,397,300
Cash in trading accounts	8,481,124	21,099,652
Accounts receivable - trade	5,392,744	2,394,246
Marketable securities	1,080,837	311,586
Note receivable - current portion	6,948,323	–
Less: deferred gain - current portion	(5,872,870)	–
Prepaid expenses and other current assets	492,591	416,419

Total current assets	21,605,286	26,619,203

Property, equipment, and furniture, net	746,840	762,529

Other assets
Intangible assets, net	115,057	269,149
Deferred financing costs, net	330,724	241,744
Cash - restricted	1,319,371	1,319,371
Land held for development	2,069,692	953,462
Note receivable - long term portion	13,891,406	–
Less: deferred gain - long term portion	(11,911,020)	–
Investment in convertible notes	1,680,297	1,604,879
Total assets	$29,847,653	$31,770,337

Liabilities and Members' (Deficit) Equity

Current liabilities
Current portions of debt
Revolver	$3,386,255	$1,105,259
Senior notes	1,288,408	312,068
Renewable unsecured subordinated notes	9,451,231	7,234,559
Accounts payable - trade	2,896,781	1,544,103
Accrued expenses	1,099,951	681,995
Accrued compensation	2,190,272	3,601,282
Accrued interest	1,230,493	849,913
Accrued distributions	4,000	–
Obligations under settlement agreement	–	582,565

Total current liabilities	21,547,391	15,911,744

Long-term liabilities
Senior notes	213,762	217,451
Renewable unsecured subordinated notes	12,754,882	10,418,569
Obligations under settlement agreement	–	2,524,448
Total long term liabilities	12,968,644	13,160,468

Total liabilities	34,516,035	29,072,212

Commitments and contingencies	–	–

Members' (deficit) equity
Series A preferred equity	2,745,000	2,745,000
Common equity	(7,133,338)	(193,624)
Accumulated other comprehensive income (loss)	(280,044)	146,749

Total members' (deficit) equity	(4,668,382)	2,698,125
Total liabilities and members' (deficit) equity	$29,847,653	$31,770,337

See notes to consolidated financial statements.

10

Aspirity Holdings LLC and Subsidiaries

Consolidated Statements of Comprehensive Income

Three and Six Months ended June 30, 2015 and 2014

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Wholesale trading, net	$922,511	$4,304,660	$11,772,207	$31,326,385
Retail energy services	8,066,608	2,226,834	13,443,717	5,126,548
Management services	125,000	–	125,000	–
	9,114,119	6,531,494	25,340,924	36,452,933

Costs and expenses
Cost of retail electricity sold	6,095,655	1,677,901	12,318,876	6,267,307
Retail sales and marketing	357,008	22,953	602,907	151,395
Compensation and benefits	3,033,902	2,821,578	9,230,141	13,862,277
Professional fees	730,121	831,738	1,316,501	1,559,060
Other general and administrative	1,074,488	837,539	2,310,553	1,667,871
Trading tools and subscriptions	353,955	336,219	681,260	629,421
	11,645,129	6,527,928	26,460,238	24,137,331

Operating income (loss)	(2,531,010)	3,566	(1,119,314)	12,315,602

Other income (expense)
Interest expense	(904,546)	(514,512)	(1,668,559)	(982,277)
Interest income	172,530	43,330	221,815	55,482
Gain (loss) on foreign currency exchange	405,836	(261,217)	501,109	(260,849)
Other income	41,599	3,320	81,986	3,320
	(284,581)	(729,079)	(863,649)	(1,184,324)

Net income (loss)	(2,815,591)	(725,513)	(1,982,963)	11,131,278
Preferred distributions	(137,268)	(137,268)	(274,536)	(274,536)

Net income (loss) attributable to common	(2,952,859)	(862,781)	(2,257,499)	10,856,742

Comprehensive income (loss)
Net income (loss)	(2,815,591)	(725,513)	(1,982,963)	11,131,278
Foreign currency translation adjustment	(360,569)	293,310	(411,839)	218,128
Change in fair value of cash flow hedges	(462,721)	(204,281)	(21,737)	(242,416)
Unrealized gain on securities	(5,492)	46,261	6,783	58,136

Comprehensive income (loss)	$(3,644,373)	$(590,223)	$(2,409,756)	$11,165,126

See notes to consolidated financial statements.

11

Aspirity Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2015 and 2014

	Six Months
	Ended June 30,
	2015	2014
	Unaudited	Unaudited
Cash flows from operating activities
Net income (loss)	$(1,982,963)	$11,131,278
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	337,612	430,259
Gain on sale of marketable securities	(1,916)	–
(Increase) decrease in:
Trading accounts and deposits	7,451,742	(9,568,417)
Accounts receivable - trade	(2,998,498)	(806,678)
Note receivable	(99,000)	–
Prepaid expenses and other assets	(76,172)	(74,089)
Increase (decrease) in:
Accounts payable - trade	1,352,678	543,379
Accrued expenses	417,956	96,568
Accrued compensation	(2,398,605)	1,325,076
Accrued interest	380,580	274,995
Obligations under settlement agreement	(194,188)	–

Net cash provided by operating activities	2,189,226	3,352,371

Cash flows from investing activities
Repayment of note receivable	–	140,964
Purchase of marketable securities	(3,250,000)	(760,009)
Proceeds from sale of marketable securities	2,489,449	–
Purchase of investment in convertible notes	(75,418)	(1,128,861)
Purchase of property, equipment and furniture	(194,225)	(113,312)
Increase in cost of land held for development	(337,446)	(56,505)
Proceeds from land held for development	197,382	–
Increase in restricted cash	–	(999,183)
Acquisition of Discount Energy Group, LLC	–	(680,017)

Net cash used in investing activities	(1,170,258)	(3,721,923)

Cash flows from financing activities
Deferred financing costs	(191,524)	–
Proceeds from line of credit	–	700,000
Payments on senior notes payable	(3,515)	(200,000)
Renewable unsecured subordinated notes:
Issuances	6,210,798	3,272,819
Redemptions	(1,657,813)	(488,695)
Proceeds from revolver	13,204,000	–
Payments on revolver	(10,923,004)	–
Distributions - preferred	(274,536)	(274,536)
Distributions - common	(4,678,213)	(3,073,080)

Net cash provided by (used in) financing activities	1,686,193	(63,492)

Net increase (decrease) in cash	2,705,161	(433,044)

Effect of exchange rate changes on cash	(19,924)	218,129

Cash - unrestricted
Beginning of period	2,397,300	3,190,495
End of period	$5,082,537	$2,975,580

See notes to consolidated financial statements.

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Aspirity Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Six Months Ended June 30, 2015 and 2014

	Six Months
	Ended June 30,
	2015	2014
	Unaudited	Unaudited
Non-cash investing and financing activities:
Effective portion of cash flow hedges	$(885,145)	$114,198

Accrued distributions - common	$4,000	$–

Unrealized gain on investment securities	$17,899	$58,136

Note receivable from sale of subsidiary	$20,740,729	–
Less deferred gain on sale	(17,783,890)	–
Note receivable from sale of subsidiary	$2,956,839	–

Land held for development obtained via foreclosure on mortgage loan	$–	$353,504

Acquisition of land for development via assignment and assumption agreement	$976,166	$–

Acquisition of property, plant, and equipment via mortgage loan	$–	$228,000

Supplemental disclosures of cash flow information:
Cash payments for interest	$1,287,979	$707,282
Capitalized interest related to land held for development	$21,169	$–

See notes to consolidated financial statements.

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Aspirity Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

1.	Basis of Presentation and Description of Business

Basis of Presentation

Aspirity Holdings LLC (“Aspirity” or the “Company”), formerly known as Twin Cities Power Holdings, LLC or “TCPH” prior to July 14, 2015, has prepared the foregoing unaudited consolidated financial statements in accordance with GAAP and the requirements of the SEC with respect to interim reporting. As permitted under these rules, certain footnotes and other financial information required by GAAP for complete financial statements have been condensed or omitted. The interim consolidated financial statements include all normal and recurring adjustments that are necessary for a fair presentation of our financial position and operating results and include the accounts of Aspirity and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

For additional information, please refer to our audited consolidated financial statements and the accompanying notes for the years ended December 31, 2014 and 2013 included in our 2014 Form 10-K.

Businesses

Aspirity is a Minnesota limited liability company formed on December 30, 2009. On November 14, 2011, the Company entered into an Agreement and Plan of Reorganization (the “Reorganization”) with its then current members and Twin Cities Power, LLC (“TCP”), Cygnus Partners, LLC (“Cygnus”), and Twin Cities Energy, LLC (“TCE”) which were affiliated through common ownership. Effective December 31, 2011, following receipt of approval from the Federal Energy Regulatory Commission (“FERC”), the members of TCP, CP, and TCE each contributed all of their ownership interests in these entities to TCPH in exchange for ownership interests in TCPH, which made TCPH a holding company and the sole member of each of TCP, CP, and TCE. The Reorganization was accounted for as a transaction among entities under common control.

Since then, the Company has formed additional first- and second-tier subsidiaries. First-tier subsidiaries include Apollo Energy Services, LLC (“Apollo”), formed on October 27, 2014 for the purpose of providing centralized services to the Company’s various other subsidiaries. Substantially all of the management rights and certain of the direct employees of TCPH were transferred to Apollo as of January 1, 2015. Retail Energy Holdings, LLC (“REH”) was formed on October 25, 2013 in anticipation of the acquisition of Discount Energy Group, LLC or “DEG” and Cyclone Partners LLC (“Cyclone”) was formed on October 23, 2013 to take advantage of certain investment opportunities present in the residential real estate market.

With respect to second-tier subsidiaries, as of March 31, 2015, TCP had three active subsidiaries - Summit Energy, LLC (“SUM”), Chesapeake Trading Group, LLC (“CTG”), and Minotaur Energy Futures, LLC (“MEF”), formed on March 25, 2014. Effective April 30, 2015, TCP distributed the ownership interests of CTG to TCPH and it became a first tier subsidiary of the Company. MEF was deactivated in the second quarter of 2015. Cygnus has one subsidiary - Cygnus Energy Futures, LLC (“CEF”). REH has three subsidiaries - Town Square Energy, LLC (“TSE”), Town Square Energy East, LLC (“TSEE”, formerly DEG), and Town Square Energy Canada, Ltd. (“TSEC”). TCE and its wholly-owned subsidiary, Twin Cities Power – Canada, Ltd. (“TCPC”), became inactive in the third quarter of 2012.

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Through its subsidiaries, the Company trades electricity in North American wholesale markets, provides electricity supply services to retail customers in certain states that permit retail choice, and engages in certain investment and real estate development activities. Consequently, we have three major business segments used to measure our activity – wholesale trading, retail energy services, and diversified investments.

The Restructuring

Since mid-2014, the Board of Governors has been considering ways to better position the business to access capital markets, in particular that for public equity. Ultimately, the Board concluded that the Company’s regulatory exposure and earnings volatility, particularly that related to the wholesale trading business, needed to be substantially reduced or eliminated in order for such efforts to be successful on the desired scale. On May 27, 2015, the Board approved a plan to restructure the business via the sale of TCP, spinning out the remaining legacy businesses as defined below, and recasting the Company solely as a retail energy and financial services business. Overall, the restructuring incorporated several major steps.

New first- and second-tier subsidiaries were created to facilitate the process. The new first-tier subsidiaries consisted of Aspirity Energy LLC (“AE” or “Aspirity Energy”), Aspirity Financial LLC (“AF” or “Aspirity Financial”), and Krieger Enterprises, LLC (“KE” or “Enterprises”). The new second-tier entities, subsidiaries of Aspirity Energy, were formed to conduct business in the various areas of the U.S. that benefit from active wholesale and restructured retail electricity markets - Aspirity Energy Northeast LLC (“AENE” or “Northeast”), Aspirity Energy Mid-States LLC (“AEMS” or “Mid-States”), and Aspirity Energy South LLC (“AES” or “South”).

Aspirity Financial was formed to provide energy-related financial services to companies and households. Enterprises was formed to accept the contribution of the Legacy Businesses as defined below.

On June 1, 2015, the Company closed on the sale of TCP and SUM to Angell Energy, LLC, a Texas limited liability company (“Angell”). Pursuant to an Equity Interest Purchase Agreement, the Company sold 100% of the outstanding equity interests of TCP (which included the equity of SUM) to Angell for a purchase price of $20,740,729, paid with $500,000 cash and a secured promissory note of $20,240,729 bearing interest at an annual rate of 6.00% and payable in 12 quarterly installments of $1,855,670 each (the “Angell Note”). The Company and Angell also entered into a security and guarantee agreement and Apollo and Angell entered into software license and administrative services agreements. In selling TCP, the Company partially accomplished its goal of substantially reducing its regulatory exposure and earnings volatility. See also “Note 2 – Summary of Significant Accounting Policies – Variable Interest Entities” and “ Note 7 – Note Receivable and Deferred Gain”.

The following table summarizes the effect of the sale on the Company's balance sheet at closing:

Cash in trading accounts	$5,740,729
Property, equipment, and furniture, net	128,935
Obligations under settlement agreement	(2,912,825)
Net assets sold, net of liabilities assumed	$2,956,839

Purchase price (note receivable)	$20,740,729
Deferred gain	(17,783,890)
Net assets sold, net of liabilities assumed	$2,956,839

Effective July 1, 2015, the Company completed an internal reorganization that effected the separation of the Company’s wholesale energy trading, real estate investments, investments in private companies, legacy retail energy business, and certain other assets and obligations (collectively, the “Legacy Businesses”) from its new Aspirity subsidiaries. Specifically, the internal reorganization consisted of the following actions:

•	The Company contributed the following assets to Enterprises:
o	100% of the outstanding equity interests of each of Apollo, CTG, Cygnus, and Cyclone;
o	100% of the financial rights associated with the equity of REH, with the governance rights to be contributed upon receipt of approval of the transfer from FERC;

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o	100% of the outstanding equity interests of the following wholly-owned non-operating or inactive subsidiaries:
▪	Athena Energy Futures LLC;
▪	Minotaur Energy Futures LLC;
▪	Twin Cities Energy LLC and its subsidiary Twin Cities Power-Canada, Ltd.;
▪	TC Energy Trading, LLC;
▪	Twin Cities Power Services, LLC; and
▪	Vision Consulting, LLC; and
o	Certain other assets and obligations held or owned directly by the Company but not related to the planned operations of the Company following the restructuring, including:
▪	The Angell Note;
▪	The Series C Convertible Promissory Notes of Ultra Green Packaging, Inc.;
▪	The Company’s investments in certain real estate projects; and
▪	The restricted cash pledged to a Canadian court in connection with the Company’s ex-employee litigation; and
•	Aspirity Financial lent Enterprises an aggregate principal amount of $22,205,613 with a weighted average interest rate of 14.08% and a maturity date of December 30, 2019 (the “Term Loan”). Although initially an intercompany relationship, the loan agreement between the parties is constructed on an arm’s length basis, contains customary protective provisions for the lender, including certain guarantees, collateral, and covenants, and ensures that the cash flows generated by the Legacy Businesses may continue to be used to pay the interest and principal on the Company’s outstanding Renewable Unsecured Subordinated Notes (the “Notes”).

The last major step in the restructuring is the “Distribution” of 100% of the equity interests of Enterprises to the Company’s common equity owners, thus completing the legal separation of the Legacy Businesses from the Aspirity companies.

Declaration and execution of the Distribution is subject to two major conditions precedent:

•	Receipt of approval of the holders of a majority by principal amount of the Company’s outstanding Notes. This was condition was satisfied on June 26, 2015.
•	Declaration of effectiveness of the Company’s new Registration Statement on Form S-1 regarding the sale of up to $75 million of Notes, filed May 8, 2015. This is expected to occur in the fourth quarter of 2015.

Under the terms of the Indenture governing the Notes, the disposition of all or substantially all of the Company’s assets requires the affirmative approval of the holders of a majority by principal amount of Notes. Enterprises and the Legacy Businesses constitute a majority of the Company’s assets, and consequently, on June 3, 2015, a proposal was submitted to the 565 holders of the $21,914,968 of Notes outstanding as of May 27, 2015, asking them to approve the transfer of the Legacy Businesses to Mr. Timothy S. Krieger and Summer Enterprises, LLC, the owners of the Company’s common equity interests. Noteholders were asked to vote YES or NO to the proposal by June 26, 2015, with an abstention counting as a NO. The Noteholders approved the transaction by a large margin. The Company received YES votes from holders of $15,028,720 in principal amount of Notes representing 68.6% of the total outstanding and 137% of the number required to pass the measure. Holders of $202,421 and $6,683,797 in principal amount of Notes voted NO and abstained, respectively.

After the Distribution, the Company will no longer be directly exposed to the regulatory risks and earnings volatility of the wholesale trading business. It will have operations in two business segments, Aspirity Financial in financial services and Aspirity Energy in the retail energy business, the provisions of the Notes will not change, and it will remain a SEC reporting company.

The final steps in the restructuring will be for the Company to change: a) its corporate form from a Minnesota limited liability company to a Delaware corporation, and b) its name from "Aspirity Holdings LLC" to "Aspirity Holdings Inc.” or “Aspirity Corporation". We anticipate that the earliest these final steps could occur is January 1, 2016.

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Wholesale Trading

The Company trades financial and physical contracts in wholesale electricity markets managed by Independent System Operators or Regional Transmission Organizations (collectively, the “ISOs”) and regulated by FERC, including those managed by the Midcontinent Independent System Operator (“MISO”), the PJM Interconnection (“PJM”), ISO New England (“ISO-NE”), and the New York Independent System Operator (“NYISO”). We also are members of the Electric Reliability Council of Texas (“ERCOT”) which is an ISO regulated by the Texas Public Utilities Commission and the Texas Legislature. The Company also trades electricity and other energy-related commodities and derivatives on exchanges operated by the Intercontinental Exchange® (“ICE”), the Natural Gas Exchange Inc. (“NGX”), and the CME Group (“CME”), all of which are regulated the Commodity Futures Trading Commission (“CFTC”).

As of June 1, 2015 with the sale of TCP the Company no longer is trading in ISO-NE, NYISO, or ERCOT.

Retail Energy Services

On June 29, 2012, TCP acquired certain assets and the business of Community Power & Utility LLC, a retail energy supplier serving residential and small commercial markets in Connecticut. The business was re-named TSE, and beginning on July 1, 2012, the Company began selling electricity to retail accounts. Initially, TSE was run as a division of TCP but effective June 1, 2013, TSE was reorganized as a wholly-owned subsidiary of the Company. During late 2012 and early 2013, TSE applied for retail electricity supplier licenses for the states of Massachusetts, New Hampshire, and Rhode Island which were issued on various dates in 2013.

On October 25, 2013, in anticipation of receipt of FERC approval of the Company’s acquisition of TSEE formerly known as DEG, a retail energy business licensed by the states of Maryland, New Jersey, Pennsylvania, and Ohio, the Company formed REH and transferred the ownership of TSE to this entity. FERC approval of the acquisition was received on December 13, 2013 and the transaction closed on January 2, 2014. Consequently, the retail markets in which the Company competes include Connecticut, Maryland, Massachusetts, New Hampshire, New Jersey, Pennsylvania, Ohio, and Rhode Island.

Diversified Investments

On October 23, 2013, the Company formed Cyclone as a wholly-owned subsidiary to take advantage of certain investment opportunities present in the residential real estate market. Specifically, Cyclone acquires and develops land for resale, either as improved sites for construction of single- and multi-family homes or as completed dwellings. In addition to real estate investments, the Company’s diversified investments segment includes certain securities issued by privately-held companies and the provision of management services to third parties.

Effective June 1, 2015 the Company entered into a 12 month agreement with Ultra Green Packaging, Inc. (“Ultra Green”) to provide CEO services. Also on June 1, 2015, the Company entered into two agreements with Angell - a six month contract to provide certain management, operations, and administrative services and a 24 month software license which is subject to renewal for successive one year periods.

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2.	Summary of Significant Accounting Policies

A description of our significant accounting policies is included in the 2014 Form 10-K and our interim consolidated financial statements should be read in conjunction with the financial statements and accompanying notes included in that report.

Results for the three and six month periods ended June 30, 2015 are not indicative of the results expected for the year ending December 31, 2015.

Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less at the time of purchase. As of June 30, 2015 and December 31, 2014, the Company had no cash equivalents included in its cash balances.

Reclassifications

Certain amounts reported in prior periods have been reclassified to conform to the current period’s presentation. There was no effect on members’ equity or net income as previously reported.

Revenue Recognition

Wholesale Trading

The Company’s wholesale trading activities use derivatives such as swaps, forwards, futures, and options to generate trading revenues. These contracts are marked to fair value in the accompanying consolidated balance sheets. The Company’s agreements with the ISOs and the exchanges permit net settlement of contracts, including the right to offset cash collateral in the settlement process. Accordingly, the Company nets cash collateral against the derivative position in the accompanying consolidated balance sheets. All realized and unrealized gains and losses on derivative instruments held for trading purposes are recorded in revenues.

Retail Energy Services

Revenue from the retail sale of electricity to customers is recorded in the period in which the commodity is consumed, net of any applicable sales tax. The Company follows the accrual method of accounting for revenues whereby electricity consumed by customers but not yet billed under the cycle billing method is estimated and accrued along with the related costs. Changes in estimates are reflected in operations in the period in which they are refined.

Diversified Investments

Revenues from real estate developments, if any, are recognized at the time of sale closing if all significant conditions are satisfied, including adequate down payment, reasonable assurance of collectability of any notes received, and completion of other contract requirements. Recognition of all or part of the revenue is deferred if any significant conditions are not satisfied. Revenues from administrative services and software licenses are recognized on a monthly basis in accordance with the respective agreements with third parties.

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Derivative Instruments

In our wholesale operations, we use derivative contracts for trading purposes, seeking to profit from perceived opportunities driven by expected changes in market prices.

In our retail operations, we are exposed to volatility in the cost of energy acquired for sale to customers, and as a result, we use derivatives to hedge or reduce this variability. We follow ASC 815, Derivatives and Hedging (“ASC 815”) guidance that permits “hedge accounting” under which the effective portion of gains or losses from the derivative and the hedged item are recognized in earnings in the same period. To qualify for hedge accounting, the relationship between the “hedged item” - say power purchases for a given delivery zone - and a derivative used as a “hedging instrument” - say, a swap contract for future delivery of electricity at a related hub - must meet extensive documentation requirements and hedge effectiveness and ineffectiveness must be assessed and measured on an on-going basis.

For these derivatives “designated” as cash flow hedges, the effective portion of any change in the hedging instrument’s fair value is recorded as other comprehensive income and deferred until the change in value of the hedged item is recognized in earnings. Our risk management policies also permit the use of undesignated derivatives which we refer to as “economic hedges”. For an undesignated economic hedge, all changes in the derivative financial instrument’s fair value are recognized currently in revenues.

“Hedge effectiveness” is the extent to which changes in the fair value of the hedging instrument offset the changes in the cash flows of the hedged item. Conversely, “hedge ineffectiveness” is the measure of the extent to which the change in fair value of the hedging instrument does not offset those of the hedged item. If a transaction qualifies as a “highly effective” hedge, ASC 815 permits matching of the timing of gains and losses of the hedged item and the hedging instrument.

Financial Instruments

The Company holds various financial instruments. The nature of these instruments and the Company’s operations expose the Company to foreign currency risk, credit risk, and fair value risk.

Foreign Currencies

A portion of the Company’s assets and liabilities are denominated in Canadian dollars and are subject to fluctuations in exchange rates. The Company does not have any exposure to any highly inflationary foreign currencies.

Balance sheet accounts are translated at exchange rates in effect at the end of the month and income statement accounts are translated at average monthly exchange rates for the period. Foreign currency transactions result in gains and losses due to the increase or decrease in exchange rates between periods. Translation gains and losses are included as a separate component of equity. Gains and losses from foreign currency transactions are included in other income or expense. Foreign currency transactions resulted in gains of $405,836 and $501,109, respectively, for the three and six months period ended June 30, 2015. During the three and six months period ended June 30, 2014 the Company realized foreign currency losses of $261,217 and $260,849.

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Concentrations of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist principally of deposits in trading accounts and accounts receivable. The Company has a risk policy that includes value-at-risk calculations, position limits, stop loss limits, stress testing, system controls, position monitoring, liquidity guidelines, and compliance training.

At any given time there may be a concentration of receivables balances with one or more of the exchanges upon which we transact our wholesale business or, in the case of retail, one or more of the utilities operating in purchase-of-receivables states in which we do business.

Fair Value

The fair values of the Company’s cash, accounts receivable, note receivable, accounts payable, and revolver were considered to approximate their carrying values at June 30, 2015 and December 31, 2014 due to the short-term nature of the accounts.

Management believes the carrying values of the Notes reasonably approximate their fair values at June 30, 2015 and December 31, 2014 due to the relatively new age of these particular instruments. No assessment of the fair value of these obligations has been completed and there is no readily available market price.

See also “Note 8 – Fair Value Measurements”.

Accounts Receivable

Receivables are reported at the amount management expects to collect from outstanding balances. Differences between amounts due and expected collections are reported in the results of operations for the period in which those differences are determined. Receivables are written off only after collection efforts have failed, and the Company typically does not charge interest on past due accounts. There was no allowance for doubtful accounts as of June 30, 2015 and December 31, 2014.

Business Combinations

The Company accounts for business combinations in accordance with ASC 805, Business Combinations (“ASC 805”), which requires an acquirer to recognize and measure in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquisition at fair value at the transaction date. In addition, transaction costs are expensed as incurred. See “Note 9 – Intangible Assets”.

Variable Interest Entities

The Company follows ASC 810-10-15 guidance with respect to accounting for variable interest entities (each, a “VIE”). A VIE is an entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties, or whose equity investors lack any of the characteristics of a controlling financial interest. A variable interest is an investment or other interest that will absorb portions of a VIE’s expected losses or receive portions of the entity’s expected residual returns. Variable interests are contractual, ownership, or other pecuniary interests that change with changes in the fair value of the entity’s net assets. A party is the primary beneficiary of a VIE and must consolidate it when that party has a variable interest, or combination of variable interests, that provides the party with a controlling financial interest. A party is deemed to have a controlling financial interest if it meets both of the power and losses/benefits criteria. The power criterion is the ability to direct the activities of the VIE that most significantly impact its economic performance. The losses/benefits criterion is the obligation to absorb losses from, or right to receive benefits from, the VIE that could potentially be significant to the VIE. The VIE model requires an ongoing reconsideration of whether a reporting entity is the primary beneficiary of a VIE due to changes in facts and circumstances.

At June 30, 2015, an assessment of the relationship between the Company and Angell was performed as a result of the sale of TCP on June 1, 2015. See "Note 1 - Basis of Presentation and Description of Business - Businesses - The Restructuring". The Company estimates that total assets of Angell immediately after closing were substantially equal to the purchase price. Angell is a VIE since the equity at risk is small compared to the sale price. Further, the Company held a variable interest in the form of the Angell Note in a net amount of $2,956,839, equal to the gross principal amount of the loan of $20,740,729 adjusted for the deferred gain on the sale of $17,783,890. The Angell Note represents the Company's maximum loss in the VIE. However, the Company has no power to direct any of the activities of Angell, therefore it does not have a controlling financial interest, thus it is not considered a primary beneficiary, and consequently, as of June 30, 2015, the Company should not consolidate Angell. The Company does not provide, nor does it intend to provide, any other financial support to Angell.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net undiscounted cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of, if any, are reported at the lower of the carrying amount or fair value less costs to sell. To date, the Company has determined that no impairment of long-lived assets exists.

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Profits Interests

Specific second-tier subsidiaries of the Company have Class B members. Under the terms of the subsidiaries’ member control agreements, Class B members have no voting rights, are not required to contribute capital, and have no rights to distributions following termination of employment, but are entitled to a defined share of profits while employed. Since Class B members have no corporate governance rights or risk of capital loss (or gain), they do not own non-controlling equity interests and profits interests payments are recorded as compensation expense during the period earned and are classified as accrued compensation on the balance sheet.

During the three and six months ended June 30, 2015 and 2014, the Company included $506,785, $236,777, $2,273,312, and $5,423,412, respectively, in compensation and benefits representing the allocation of profits interests to Class B members.

Income Taxes

The Company and its subsidiaries are not taxable entities for U.S. federal income tax purposes. As such, the Company and its subsidiaries do not directly pay federal income tax. Taxable income or loss, which may vary substantially from the net income or net loss reported in our consolidated statements of comprehensive income, is includable in the federal income tax returns for each member. The holder of the Company’s preferred units is taxed based on distributions received, while holders of common units are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal or state income taxes has been made for those entities.

TCPC files tax returns with the Canada Revenue Agency and the Tax and Revenue Administration of Alberta.

In accounting for uncertainty in income taxes, we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company recognizes interest and penalties on any unrecognized tax benefits as a component of income tax expense. Based on evaluation of the Company’s tax positions, management believes all positions taken would be upheld under an examination.

The Company’s federal and state tax returns are potentially open to examinations for the years 2011 through 2014 and its Canadian tax returns are potentially open to examination for the years 2011 through 2014.

On January 6, 2014, the Company received a notice from the Internal Revenue Service notifying that the Company’s 2012 return was under review. On July 31, 2014, the Company was informed by the IRS that its 2012 return was accepted with no adjustments.

New Accounting Pronouncements

In April 2015, FASB issued a proposal for a one-year deferral of the effective date for ASU 2014-09 Revenue from Contracts with Customers (Topic 606). Originally, in May 2014, the FASB issued new accounting guidance related to revenue recognition. This new standard will eliminate all industry-specific guidance and replace all current U.S. GAAP guidance on the topic. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The Company was originally required to adopt the standard on January 1, 2017. Subsequently, the FASB proposed a one-year deferral of the effective date for this standard. If the deferral is adopted, the Company would now be required to adopt the standard on January 1, 2018. Early application is not permitted. The update may be applied using one of two methods, either retrospective application to each prior reporting period presented or retrospective application with the cumulative effect of initially applying the update recognized at the date of initial application. We are currently assessing the impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest – Imputation of Interest (Topic 835) simplifying the presentation of debt issuance costs. The new guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The recognition and measurement guidance for debt issuance costs are not affected by the new guidance. This guidance is effective for annual and interim periods beginning after December 15, 2015, and early adoption is permitted for financial statements that have not been previously issued. The Company is currently evaluating the impact of ASU 2015-03 on the Company’s consolidated financial position and disclosures.

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3.	Cash

The Company deposits its unrestricted cash in financial institutions. Balances, at times, may exceed federally insured limits.

Restricted cash at June 30, 2015 and December 31, 2014 was $1,319,371. All restricted cash was posted as security in connection with certain litigation in the Canadian courts. See “Note 16 – Commitments and Contingencies”.

Cash held in trading accounts may be unavailable at times for immediate withdrawal depending upon trading activity. Cash needed to meet credit requirements for outstanding trades and that was available for immediate withdrawal as of June 30, 2015 and December 31, 2014 was as follows:

	June 30,	December 31,
	2015	2014
Credit requirement	$2,933,484	$6,113,160
Available credit	5,547,640	14,986,492
Cash in trading accounts	$8,481,124	$21,099,652

4.	Accounting for Derivatives and Hedging Activities

The following table lists the fair values of the Company’s derivative assets and liabilities as of June 30, 2015 and December 31, 2014:

	Fair Value
	Asset Derivatives	Liability Derivatives
At June 30, 2015
Designated as cash flow hedges:
Energy commodity contracts	$–	$(885,145)

Not designated as hedging instruments:
Energy commodity contracts	1,038,963	(1,717,180)
Total derivative instruments	1,038,963	(2,602,325)
Cash deposits in collateral accounts	10,044,486	–
Cash in trading accounts, net	$11,083,449	$(2,602,325)

At December 31, 2014
Designated as cash flow hedges:
Energy commodity contracts	$15,732	$(879,140)

Not designated as hedging instruments:
Energy commodity contracts	2,350,662	(2,556,862)
FTRs	1,435,819	–
Total derivative instruments	3,802,213	(3,436,002)
Cash deposits in collateral accounts	20,733,441	–
Cash in trading accounts, net	$24,535,654	$(3,436,002)

For the three months ended June 30, 2015, the Company hedged the cost of 19,640 MWh via designated derivatives or 21.43% of the 91,647 MWh of electricity sold to its retail customers in such period.

For the six months ended June 30, 2015, the Company hedged the cost of 33,635 MWh via designated derivatives or 22.73% of the 147,995 MWh of electricity sold to its retail customers in such period.

As of June 30, 2015, we had designated futures contracts for 61,952 MWh for delivery in the remainder of 2015 as cash flow hedges of expected electricity purchases for customers receiving service from us as of that date. $885,145 of the net loss on the 2015 contracts was deferred and included in accumulated other comprehensive income (“AOCI”). These amounts are expected to be reclassified to cost of energy sold by December 31, 2015.

As of June 30, 2015, AOCI includes $705,300 of losses related to cash flow hedges that were discontinued. The total amount will be reclassified to cost of retail electricity sold by August 31, 2015.

As of December 31, 2014, we had hedged the cost of 48,947 MWh (approximately 10.5% of expected 2015 electricity purchases for the customers receiving service from us as of that date) and $863,408 of the net loss on the effective portion of the hedge was deferred and included in AOCI. This amount is expected to be reclassified to cost of retail electricity sold by December 31, 2015.

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The following table summarizes the amount of gain or loss recognized in AOCI or earnings for derivatives designated as cash flow hedges for the periods indicated:

	Gain (Loss) Recognized in AOCI	Income Statement Classification	Gain (Loss) Reclassified from AOCI
Three Months Ended June 30, 2015
Cash flow hedges	$(898,116)	Cost of energy sold	$(435,395)

Six Months Ended June 30, 2015
Cash flow hedges	$(932,739)	Cost of energy sold	$(911,002)

Year Ended December 31, 2014
Cash flow hedges	$(1,128,514)	Cost of energy sold	$91,508

The following table provides details with respect to changes in AOCI as presented in our consolidated balance sheets, including those relating to our designated cash flow hedges, for the three and six month periods from ended June 30, 2015:

	Foreign Currency	Cash Flow Hedges	Available for Sale Securities	Total
Three Months ended June 30, 2015
Balance - March 31, 2015	$947,771	$(422,424)	$23,391	$548,738
Other comprehensive income (loss) before reclassifications	(360,569)	(898,116)	(5,492)	(1,264,177)
Amounts reclassified from AOCI	–	435,395	–	435,395
Net current period other comprehensive income (loss)	(360,569)	(462,721)	(5,492)	(828,782)

Balance - June 30, 2015	$587,202	$(885,145)	$17,899	$(280,044)

Six Months ended June 30, 2015
Balance - December 31, 2014	$999,041	$(863,408)	$11,116	$146,749
Other comprehensive income (loss) before reclassifications	(411,839)	(932,739)	6,783	(1,337,795)
Amounts reclassified from AOCI	–	911,002	–	911,002
Net current period other comprehensive income (loss)	(411,839)	(21,737)	6,783	(426,793)
Balance - June 30, 2015	$587,202	$(885,145)	$17,899	$(280,044)

5.	Accounts Receivable

Accounts receivable – trade consists of receivables from our wholesale trading, retail, and diversified investment segments. Wholesale trading receivables represent net settlement amounts due from a market operator or an exchange. While those from retail include amounts resulting from sales to end-use customers and diversified investments include services that were invoiced for in accordance with agreements with third parties.

	June 30,	December 31,
	2015	2014
Wholesale trading	$57,902	$515,999
Retail energy services - billed	3,043,320	1,158,019
Retail energy services - unbilled	1,714,000	720,228
Diversified investments	577,522	–
Accounts receivable - trade	$5,392,744	$2,394,246

As of June 30, 2015, there were two accounts with a balance greater than 10% of the total, summing to 69% of all receivables. A majority of this concentration, 59%, was from the retail energy service segment.

As of December 31, 2014, there were two individual accounts with receivable balances greater than 10%; one in the wholesale segment, representing 21% of the balance at year end, and one in the retail energy services segment, representing 44% of the balance at year end.

The Company believes that any risk associated with these concentrations is minimal.

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6.	Marketable Securities

The following table shows the cost and estimated fair value of available-for-sale securities at June 30, 2015 and December 31, 2014:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At June 30, 2015
U.S. equities	$804,394	$36,124	$(19,453)	$821,065
International equities	72,049	2,494	(1,130)	73,413
Money market fund	186,359	–	–	186,359
Total	$1,062,802	$38,618	$(20,583)	$1,080,837

At December 31, 2014
U.S. equities	$299,836	$11,116	$–	$310,952
Money market fund	634	–	–	634
Total	$300,470	$11,116	$–	$311,586

For the three and six months ended June 30, 2015 the Company received gross proceeds of $2,500,000 and realized a gain of $1,916 with no realized impairment charges.

For the year ended December 31, 2014, the Company had sales of securities and realized a gain of $65,655, and recognized no impairment charges.

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The following table shows the gross unrealized losses on, and fair value of, securities positions by the length of time such assets were in a continuous loss position as of June 30, 2015 and December 31, 2014:

	Less than Twelve Months
	Unrealized Losses	Fair Value
At June 30, 2015
U.S. equities	$(19,453)	$821,065
International equities	(1,130)	73,413

At December 31, 2014
International equities	$–	$–

7.	Note Receivable and Deferred Gain

On June 1, 2015, the Company closed on the sale of TCP and SUM to Angell for a purchase price of $20,740,729, to be paid with $500,000 cash and a secured promissory note of $20,240,729 bearing interest at an annual rate of 6.00% and payable in 12 quarterly installments of $1,855,670 each. The Company and Angell also entered into a security and guarantee agreement and Apollo and Angell entered into software license and administrative services agreements. The down payment was received August 5, 2015.

In the event of default, Angell has 45 days to cure. If the default is uncured at the end of such period, the holder may declare all or any part of the note immediately due and payable or exercise any other rights and remedies under the Uniform Commercial Code. Interest on the note is accrued monthly and is added to the note’s principal balance. As of June 30, 2015 a total of $99,000 in interest receivable was accrued.

ASC 450-30-25-1 and SEC SAB Topic 13.A state that gains should not be recognized prior to their realization, consequently, the Company has deferred the $17,783,890 of gain associated with the sale and recorded such on the balance sheet as an offset to the note receivable. The deferred gain will be recognized on a pro rata basis as payments on the note are received.

8.	Fair Value Measurements

The Fair Value Measurement Topic of FASB’s ASC establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three types of valuation inputs in the fair market hierarchy are as follows:

•	“Level 1 inputs” are quoted prices in active markets for identical assets or liabilities.

•	“Level 2 inputs” are inputs other than quoted prices that are observable either directly or indirectly for the asset or liability.

•	“Level 3 inputs” are unobservable inputs for which little or no market data exists.

Financial instruments categorized as Level 1 holdings are publicly traded in liquid markets with daily quotes and include exchange-traded derivatives such as futures contracts and options, certain highly-rated debt obligations, and some equity securities. Holdings such as shares in money market mutual funds that are based on net asset values as derived from quoted prices in active markets of the underlying securities are also classified as Level 1.

The fair values of financial instruments that are not publicly traded in liquid markets, but do have characteristics similar to observable market information such as wholesale commodity prices, interest rates, credit margins, maturities, collateral, and the like upon which valuations are based are categorized in Level 2.

Financial instruments that are not traded in publicly quoted markets or that are acquired based on prices and terms determined by direct negotiation with the issuer are classified as Level 3. Level 3 securities are carried at book value which management believes approximates fair value, until circumstances otherwise dictate while Level 3 derivatives are adjusted to fair value based on appropriate mark-to-model methodologies.

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Generally, with respect to valuation of Level 3 instruments, significant changes in inputs will result in higher or lower fair value measurements, any particular calculation or valuation methodology may produce estimates that may not be indicative of net realizable value or reflective of future fair values, and such variations could be material.

From time to time, the Company may engage third parties such as appraisers, brokers, or investment bankers to assist management in its valuation and classification of financial instruments.

There have been no changes in the methodologies used since December 31, 2014.

The following table presents certain assets measured at fair value on a recurring basis as of the dates indicated:

	Level 1	Level 2	Level 3	Total
At June 30, 2015
Cash in trading accounts, net	$8,481,124	$–	$–	$8,481,124
Marketable securities	1,080,837	–	–	1,080,837
Investment in convertible notes	–	–	1,680,297	1,680,297

At December 31, 2014
Cash in trading accounts, net	$19,663,833	$–	$–	$19,663,833
FTR positions, net	–	–	1,435,819	1,435,819
Marketable securities	311,586	–	–	311,586
Investment in convertible notes	–	–	1,604,879	1,604,879

There were no transfers during the six months ended June 30, 2015 between Levels 1 and 2.

Level 3 Assets

The following table reconciles beginning and ending Level 3 fair value financial instrument balances for the six months ended June 30, 2015:

Balance - December 31, 2014	$3,040,698

Total gains and losses:
Included in other comprehensive income	–
Included in earnings	(1,435,819)
Purchases	75,418
Sales	–
Transfers into Level 3	–
Transfers out of Level 3	–

Balance - June 30, 2015	$1,680,297

Losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held as of June 30, 2015	$(1,435,819)

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9.	Intangible Assets

On June 29, 2012, TCP acquired certain assets and the business of Community Power & Utility LLC (“CP&U”), a retail energy supplier serving residential and small commercial markets in Connecticut, for $160,000. The business has been re-named “Town Square Energy” and is now a wholly-owned second-tier subsidiary of the Company. Of the purchase price, $85,000 was allocated to the acquisition of an existing service contract with an industry-specific provider of transaction management, billing, and customer information software and services, and $75,000 was allocated to customer relationships. The purchase price will be amortized over 36 months using the straight line method.

Effective January 1, 2013, in connection with the sale of his units to Mr. Krieger, the Company’s founder, Chairman, Chief Executive Officer, and controlling member, the Company entered into a Non-Competition Agreement (the “NCA”) with David B. Johnson, a current governor of the Company valued at $500,000, to be amortized and paid in equal installments over 24 months.

On January 2, 2014, the Company acquired 100% of the outstanding membership interests of Discount Energy Group, LLC (“DEG”) for a total purchase price of $848,527, consisting of $680,017 in cash and $168,510 in assumption of accounts payable. Of this total consideration, $293,869 was allocated to tangible assets including deposits with PJM and certain utilities and prepaid expenses and $554,658 was allocated to intangible assets. Intangible assets acquired included state licenses and utility relationships, the DEG brand name, a fully functional website, active and inactive customer lists, and domain names. The intangible assets will be amortized over 24 months using the straight line method.

	June 30,	December 31,
	2015	2014
Other intangibles	$714,658	$714,658
Non-competition agreement	500,000	500,000
Less: accumulated amortization	(1,099,601)	(945,509)
Intangible assets, net	$115,057	$269,149

Total amortization of intangible assets for the three and six month periods ended June 30, 2015 and 2014 was $77,046 and $139,340 and $154,092 and $288,676, respectively, and is included in other general and administrative expenses.

10.	Deferred Financing Costs

Prior to the May 10, 2012 effective date of its 2012 registration statement, the Company incurred certain professional fees and filing costs associated with the offering totaling $393,990. The Company has capitalized these costs and amortizes them on a monthly basis over the weighted average term of the Notes sold, exclusive of any expected renewals.

During the six month period ended June 30, 2015 the Company incurred $191,523 in professional fees associated with its 2015 registration statement associated with its Notes Offering. Amortization of these costs will begin when the new registration statement becomes effective.

On October 14, 2014, the Company entered into a credit agreement with a bank and $35,000 of the associated transaction costs were capitalized and will be amortized over 24 months.

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	June 30,	December 31,
	2015	2014
Renewable unsecured subordinated notes
2012 registration statement	$393,990	$393,990
2015 registration statement	191,523	–
Revolver	35,000	35,000
Less: accumulated amortization	(289,789)	(187,246)
Deferred financing costs	$330,724	$241,744

Total amortization of deferred financing costs for the three and six month periods ended June 30, 2015 and 2014 was $55,843 and $29,573 and $102,543 and $55,071, respectively and is included in other general and administrative expenses.

11.	Land Held for Development

As of June 30, 2015 and December 31, 2014 land held for development consisted of $2,069,692 and $953,462, respectively.

On January 26, 2015, Cyclone closed on the purchase of a single family home located in New Prague, Minnesota for a price of $198,650, paid in cash. On April 13, 2015, the property was sold to Mr. Krieger, a related party, for a price of $197,382.

12.	Convertible Promissory Note

During 2014, the Company invested $1,500,000 in privately placed Series C Convertible Promissory Notes issued by Ultra Green Packaging, Inc. (“Ultra Green”). Ultra Green develops, manufactures, and markets “ecopaper” products made from wheat straw, bamboo, or sugarcane fibers and bioplastic products made from cornstarch. Ultra Green’s ecopaper and bioplastic products are certified as biodegradable and sustainable, and are compostable in about 160 days.

In addition to its cash investments as described above, the Company has lent the services of Mr. Keith Sperbeck, its Vice President – Operations, to Ultra Green as its Interim CEO for an indefinite period concluding when Ultra Green hires a full-time chief executive officer. In lieu of any cash compensation to either Mr. Sperbeck or the Company, on June 19, 2014, Ultra Green issued the Company a non-statutory option to purchase 50,000,000 shares of its common stock for $0.01 per share, which option was fully vested and exercisable immediately upon issuance.

The C Notes will mature on December 31, 2019 and bear interest at a fixed rate of 10% per annum. Interest will accrue until June 30, 2016, at which time all accrued and unpaid interest will become due and payable. Thereafter, interest will be due and payable on a quarterly basis. Each dollar of C Note principal and accrued but unpaid interest is ultimately convertible into 100 shares of Ultra Green’s common stock.

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13.	Debt

Notes payable by the Company are summarized as follows:

	June 30, 2015	December 31, 2014
Demand and Revolving Debt
Payable to ABN AMRO	$–	$–
Payable to Royal Bank of Canada	–	–
Revolving note payable to Maple Bank	3,386,255	1,105,259
Subtotal	3,386,255	1,105,259

Term Debt
Mortgage note payable to Security State Bank	221,052	224,568
Mortgage note payable to Lakeview Bank	119,976	119,976
Construction note payable to American Land & Capital	1,161,142	184,975
Renewable unsecured subordinated notes	22,206,113	17,653,128
Subtotal	23,708,283	18,182,647
Total	$27,094,538	$19,287,906

Notes payable by maturity are summarized as follows:

	June 30, 2015	December 31, 2014
Demand and Revolving Debt
Demand	$–	$–
2016	3,386,255	1,105,259
Subtotal	3,386,255	1,105,259

Term Debt
2015	–	7,546,627
2016 to June 30	10,739,639	–
Current maturities	10,739,639	7,546,627

2016 after June 30	3,482,007	–
2016	–	2,648,150
2017	3,908,507	2,869,383
2018	2,982,062	2,642,972
2019	963,227	1,213,227
2020 & thereafter	1,632,841	1,262,288
Long term debt	12,968,644	10,636,020
Subtotal	23,708,283	18,182,647
Total	$27,094,538	$19,287,906

ABN-AMRO Margin Agreement

In February 2012, the Company executed a Futures Risk-Based Margin Finance Agreement (“Margin Agreement”) with ABN AMRO. The Margin Agreement provides CEF with an uncommitted $25,000,000 revolving line of credit on which it pays a commitment fee of $35,000 per month. Any loans outstanding are payable on demand and bear interest at an annual rate equal to 1.00% in excess of the Federal Funds Target Rate, or approximately 1.25%. The Margin Line is secured by all balances in CEF’s trading accounts with ABN AMRO. Under the Margin Agreement, the Company is also subject to certain reporting, affirmative, and negative covenants, including certain financial tests. The Margin Agreement was amended on May 31, 2013 to reduce the uncommitted credit line to $15,000,000, the commitment fee to $25,000 per month, and the covenant with respect to net liquidating equity as defined to $1,500,000.

As of June 30, 2015 and December 31, 2014, there were no borrowings outstanding under the Margin Agreement and the Company was in compliance with all covenants.

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RBC Line of Credit

On May 12, 2014, the Company drew $700,000 under an evergreen, uncommitted line of credit from Royal Bank of Canada (the “RBC Line” and “RBC”, respectively). Advances under the RBC Line bear interest at a variable annual interest rate of 1 month LIBOR plus 2.25% set at the time of advance for a 30 day term, mature at various dates, and are collateralized by assets held in the Company’s marketable securities account. RBC is not obligated to make any extensions of credit to the Company and availability of funds may be increased or decreased by RBC in its sole and absolute discretion. Prepayment of any outstanding principal under the RBC Line may subject the Company to LIBOR break funding costs.

As of June 30, 2015 and December 31, 2014, there were no borrowings outstanding under the RBC Line and the Company was in compliance with all terms and conditions.

Maple Bank Revolver

On October 14, 2014, REH, TSE, and TSEE entered into a Credit Agreement with the Toronto, Ontario branch of Maple Bank GmbH (the “Maple Revolver” and “Maple Bank”), expiring October 31, 2016. The Maple Revolver provides the Company’s retail energy services businesses with a revolving line of credit of up to $5,000,000 in committed amount secured by a first position security interest in all of the assets, a pledge of the equity of such companies by the Company, and certain guarantees. Availability of loans is keyed to advance rates against certain eligible receivables as defined. Any loans outstanding bear interest at an annual rate equal to 3 month LIBOR, subject to a floor of 0.50%, plus a margin of 6.00%. In addition, the Company is obligated to pay an annual fee of 1.00% of the committed amount on a monthly basis and a monthly non-use fee of 1.00% of the difference between the committed amount and the average daily principal balance of any outstanding loans. The Company is also subject to certain reporting, affirmative, and negative covenants.

As of June 30, 2015 and December 31, 2014, there was $3,386,255 and $1,105,259, respectively, outstanding under the Maple Revolver and the Company was in compliance with all covenants.

Security State Mortgage

On June 16, 2014, the Company purchased a single family home in Garrison, Minnesota for use as a corporate retreat (the “Garrison Property”) for a purchase price of $285,000, paid with $57,000 of cash and the proceeds of a $228,000 note (the “Security State Mortgage”) advanced by the Security State Bank of Aitkin (“Security State Bank”) and secured by a first mortgage. The loan is payable in 239 equal installments of $1,482 due on the 16th of each month beginning on July 16, 2014 and one irregular installment due on June 16, 2034 (the “maturity date”). The note bears interest at an annual rate equal to the prime rate as published from time to time by The Wall Street Journal plus 0.75%, subject to a floor of 4.75%. Whenever increases occur in the interest rate, Security State, at its option and with notice to the Company, may: (a) increase the Company’s payments to insure the loan will be paid off by the maturity date; (b) increase the Company’s payments to cover accruing interest; (c) increase the number of the Company’s payments; or (d) continue the payments at the same amount and increase the Company’s final payment. The loan may be prepaid in whole or in part at any time without penalty.

As of June 30, 2015 and December 31, 2014, there was $221,052 and $224,568, respectively, outstanding under the Security State Mortgage and the Company was in compliance with all terms and conditions of the loan.

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Lakeview Bank Mortgage

On December 23, 2014, via an assignment and assumption agreement between Cyclone and Kenyon Holdings, LLC (“Kenyon”), a related party, Cyclone took ownership of a 10 acre parcel of undeveloped land located at 170xx Texas Avenue, Credit River Township, Minnesota and assumed a note secured by a mortgage on the property and owed to Lakeview Bank (the “Lakeview Bank Mortgage”). Kenyon is owned by Mr. Krieger, the Company’s primary owner and its Chief Executive Officer, and Keith W. Sperbeck, the Company’s Vice President of Operations. The Lakeview Bank Mortgage bears interest at the highest prime rate reported as such from time to time by The Wall Street Journal. Interest only is payable monthly on the 25th, the note matured on April 30, 2015 and was renewed for another year until April 30, 2016. The loan may be prepaid in whole or in part at any time without penalty.

As of June 30, 2015 and December 31, 2014, there was $119,976 outstanding under the Lakeview Bank Mortgage and the Company was in compliance with all terms and conditions of the loan.

American Land and Capital Construction Loans

On November 21, 2014, American Land and Capital, LLC (“American Land”) and Cyclone entered into four construction loan agreements, each for a committed amount of $205,000 or $820,000 in total (the “Construction Loans”). Each commitment is secured by a mortgage on a lot (numbers 1, 2, 3, and 4) in Block 1 of Fox Meadows 3rd Addition and is personally guaranteed by Mr. Krieger. Fox Meadows is a townhouse development located in Lakeville, Minnesota in which Cyclone owns 35 attached residential building sites. Proceeds of the Construction Loans will be used to construct the first four spec/model homes on Cyclone’s Fox Meadows property. Draws on the Construction Loans bear interest at the higher of: (a) 6.50% or (b) the prime rate as reported from time to time by The Wall Street Journal plus 3.00%. Interest only is payable monthly on the 10th, the note matured on May 21, 2015, and was renewed for an additional three months. The loans may be prepaid in whole or in part at any time without penalty.

On February 24, 2015, American Land and Cyclone entered into a construction loan agreement for a committed amount of $485,000 secured by a mortgage on Lot 2, Block 1, Territory 1st Addition, also referred to as “21580 Bitterbush Pass”. The loan is also personally guaranteed by Mr. Krieger. Proceeds will be used to construct a home on the property and draws bear interest at the higher of: (a) 6.50% or (b) the prime rate as reported from time to time by The Wall Street Journal plus 3.00%. Interest only is payable monthly on the 10th and the note matures on November 24, 2015. The loan may be prepaid in whole or in part at any time without penalty.

As of June 30, 2015 and December 31, 2014, there was $1,161,142 and $184,975, respectively, outstanding under the American Land Construction Loans and the Company was in compliance with all terms and conditions of the agreements.

Renewable Unsecured Subordinated Notes

On May 10, 2012, the Company’s registration statement on Form S-1 with respect to its offering of up to $50,000,000 of 3 and 6 month and 1, 2, 3, 4, 5, and 10 year Renewable Unsecured Subordinated Notes was declared effective by the SEC. Interest on the Subordinated Notes is paid monthly, quarterly, semi-annually, annually, or at maturity at the sole discretion of each investor.

On May 8, 2015, the Company filed a replacement registration statement on Form S-1 relating to the offer and sale of our Renewable Unsecured Subordinated Notes (the “2015 S-1”). The 2015 S-1 covers up to $75,000,000 in principal amount of 3 and 6 month and 1, 2, 3, 4, 5, and 10 year notes.

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The Company made interest payments of $580,173, $326,984, $1,075,628, and $539,777 during the three and six month periods ended June 30, 2015 and 2014, respectively. Total accrued interest on the Subordinated Notes at June 30, 2015 and December 31, 2014 was $1,206,061 and $849,913, respectively.

As of June 30, 2015, the Company had $22,206,113 of its Subordinated Notes outstanding as follows:

Initial Term	Principal Amount	Weighted Average Interest Rate
3 months	$487,915	8.43%
6 months	413,316	10.69%
1 year	6,999,325	12.98%
2 years	3,088,414	13.38%
3 years	4,066,820	14.72%
4 years	2,020,875	15.79%
5 years	3,681,905	15.91%
10 years	1,447,543	14.89%
Total	$22,206,113	14.08%

Weighted average term	36.0 mos

14.	Ownership

For the period ending, June 30, 2015 and December 31, 2014, the Company’s ownership is as presented below:

	Series A Preferred		Common
	Units held	Percent of class	Units held	Percent of class
Timothy S. Krieger	496	100.00%	4,935	99.50%
Summer Enterprises, LLC	–	0.00%	25	0.50%
Total	496	100.00%	4,960	100.00%

For the period ending, June 30, 2015 and December 31, 2014, total common and preferred distributions paid to the owners of the respective units were $4,952,749 and $4,726,730, respectively.

15.	Related Party Transactions

On January 1, 2013, the Company and Kenyon Holdings, LLC (“Kenyon”), a company owned by Mr. Krieger and Mr. Sperbeck, entered into a five year lease expiring December 31, 2017 for 11,910 square feet at a monthly rent of $12,264. On September 25, 2014, the lease was amended to reduce the square footage to 10,730 and monthly rent to $11,113. The lease was redone on May 19, 2015, effective June 1, 2015, to reduce the square footage to 8,543 square feet and increase the monthly rent to $14,968. For rent, real estate taxes, and operating expenses, the Company paid Kenyon $57,265, $37,228, $115,600, and $98,851 for the three and six months ended June 30, 2015 and 2014, respectively.

Effective January 1, 2013, in connection with the purchase of David B. Johnson’s units by Mr. Krieger, the Company entered into the NCA with Mr. Johnson, a current governor and former member of the Company, pursuant to which the Company is obligated to pay Mr. Johnson $500,000 in 24 equal monthly installments of $20,833 each. The total amount paid pursuant to the NCA during the six months ended June 30, 2014 was $62,500. There were no payments during 2015 as the NCA was paid in full on December 31, 2014.

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On March 5, 2013, CEF entered into a 36 month lease for 1,800 square feet of office space in Tulsa, Oklahoma with the Brandon J. and Heather N. Day Revocable Trust at a monthly rent of $3,750. Mr. Day is an employee of CEF, a second-tier subsidiary of the Company. Total rent paid for the three and six months ended June 30, 2015 and 2014 was $11,250 and $22,500, respectively.

In connection with the Company’s initial investment of $1.0 million in Ultra Green, Ultra Green paid a 10% commission to Cedar Point Capital, LLC, a registered broker dealer (“Cedar Point”). David B. Johnson, a governor of the Company, is the sole owner of Cedar Point. No commissions were paid on the Company’s follow-on investments.

On June 17, 2014, the building in which the Company leases its Chandler, Arizona office space occupied by certain of its retail business functions was purchased by Fulton Marketplace, LLC (“Fulton”), a company owned by Mr. Krieger and Mr. Sperbeck. Effective August 1, 2014, the Company and Fulton entered into a five year lease expiring July 31, 2019, subject to two consecutive five year extension periods, for 2,712 square feet. The rent for the first lease year is $4,068 per month and it will increase by 3% annually at the start of each lease year thereafter. On June 30, 2015 the Company discontinued the lease as the office was relocated to a new location. Thus effective July 1, 2015 the Company entered into a new five year lease with Fulton for a 3,321 square foot office space with a monthly base rent of $4,982 that will increase by 3% annually at the start of each lease year thereafter. The Company paid $16,059 and $32,118 to Fulton for the three and six months ended June 30, 2015 for rent, real estate taxes, and operating expenses.

Fulton is also the owner of a single family residence located in Chandler, Arizona. Effective December 1, 2014, Fulton and REH entered into a seven month lease expiring June 30, 2015 with respect to the property for rent of $2,800 per month. For the three and six months ended June 30, 2015 the Company paid Fulton total rent of $8,568 and $17,136.

On December 23, 2014, via an assignment and assumption agreement between Cyclone and Kenyon, Cyclone took ownership of a 10 acre parcel of undeveloped land located at 170xx Texas Avenue, Credit River Township, Minnesota and assumed a note secured by a mortgage on the property and owed to Lakeview Bank. The total acquisition cost paid to Kenyon was $52,000 and represented Kenyon’s total expenditures on the property (interest, closing fees, and property taxes) since its acquisition in 2013.

See also “Note 1 – Basis of Presentation and Description of Business – Businesses – The Restructuring”.

16.	Commitments and Contingencies

FERC Settlement

On October 12, 2011, FERC initiated a formal non-public investigation into TCE’s power scheduling and trading activity in MISO for the period from January 1, 2010 through May 31, 2011 (the “Investigation”). The Investigation addressed trading activity by former employees of TCPC whose employment contracts were terminated by TCPC on February 1, 2011 in connection with the Company’s reorganization of its Canadian operations. TCE and TCPC have no employees and do not conduct any operations.

On June 12, 2014, FERC issued a Notice of Alleged Violations (“NAV”) indicating that the staff of its Office of Enforcement had preliminarily determined that during the period from January 1, 2010 through January 31, 2011, TCPC and certain affiliated companies, including TCE and TCP, and individuals Allan Cho, Jason F. Vaccaro, and Gaurav Sharma, each violated the FERC’s prohibition on electric energy market manipulation by scheduling and trading physical power in MISO to benefit related swap positions that settled based on real-time MISO prices.

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On November 14, 2014, the Company agreed to a settlement regarding the Investigation and the NAV. The settlement required the Company to pay $978,186 plus interest of $128,827 as disgorgement of profits and $2,500,000 as a civil penalty, for a total of $3,607,013. On December 30, 2014, FERC formally accepted the settlement and on December 31, 2014, the Company paid $500,000 to MISO as disgorgement and beginning with the second quarter 2015, the Company agreed to pay the remainder in 16 equal quarterly installments, first to MISO as disgorgement until it is fully paid, and thereafter to the Treasury in satisfaction of the penalty. The Company further agreed to implement certain procedures to improve compliance. Failure to comply with the terms and conditions will be deemed a violation of the final order and may subject the Company to additional action.

On June 1, 2015, the Company’s financial obligations under the settlement agreement were transferred to Angell in connection with its purchase of TCP.

Former Employee Litigation

On February 1, 2011, the Company commenced a major restructuring of the operations of TCPC and all personnel were terminated, although several were subsequently re-hired. During the course of 2011, three former employees of TCPC commenced legal proceedings and brought separate summary judgment applications seeking damages aggregating C$3,367,000 for wrongful dismissal and payment of performance bonuses. The Company filed a counterclaim for C$3,096,000 against one of the former employees for losses suffered, inappropriate expenses, and related matters. Two of the three summary judgment applications were dismissed on January 12, 2012. All three summary judgment applications were appealed and were heard on July 4, 5, and 6, 2012 by the Alberta Court of Queen’s Bench. On July 6, 2012, the court dismissed two of the three applications and allowed the third, awarding summary judgment against TCPC for a portion of the claim amounting to C$1,376,726. This third matter will hereinafter be referred to as the “TCPC judgment action”.

In 2013, the former employees brought applications to amend their pleadings to include as additional corporate defendants certain TCPC U.S. affiliates (“Twin Cities USA”). One of the former employees proceeded with the application and the others were adjourned. The application that proceeded went forward on April 29 and 30, 2013. In a decision dated January 31, 2014, the Court of Queen’s Bench dismissed the applications to add additional corporate defendants but allowed certain refinements to the pleadings. Thereafter the Company and TCPC consented to an amendment of pleadings of the other employees consistent with the Court’s ruling.

In addition, on January 31, 2014 within the “TCPC judgment action” the Court of Queen’s Bench ordered Twin Cities USA to post security for costs in the sum of C$75,000 together with security for judgment in the sum of C$1,376,726. In order to preserve its claims and counterclaims against the former employees in the TCPC judgment action, Twin Cities USA posted security for the judgment and costs and continues to maintain that security pending further order or direction from the Court of Queen’s Bench.

Twin Cities USA and TCPC intend to continue to vigorously defend against the allegations and claims of the former employees and have filed counterclaims or amended counterclaims for losses suffered and costs incurred in responding to the FERC investigation, inappropriate expenses, and related matters.

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Further, on April 24, 2015, the Company commenced a new action against another former employee of TCPC, Guarav Sharma, claiming amounts owing in relation to the FERC settlement arising from his conduct as an employee.

In all of this former employee litigation, the parties are proceeding with discovery. A case management justice has been appointed who will assist the parties in scheduling and any required motions.

Due to the uncertainty surrounding the outcome of the litigation, including that of its counterclaims against the former employees, the Company is presently unable to determine a range of reasonably possible outcomes.

PJM Resettlements

On May 11, 2012, FERC issued an order denying rehearing motions in regards to PJM resettlement fees confirming its intent to reverse refunds it had granted to a number of market participants in a 2009 order. These refunds were related to transmission line loss refunds issued to the Company by PJM for prior periods. Pursuant to the order, the Company was required to return $782,000 to PJM which amount was paid in full in July 2012.

On July 9, 2012, several parties filed a petition for review of the May 11, 2012 FERC order with the District of Columbia Circuit of the U.S. Court of Appeals and certain subsidiaries of the Company filed motions to intervene in the proceeding. In an order issued August 6, 2013, the Court remanded to FERC for further consideration the issue of recoupment of refunds that had previously been directed by FERC. The Court found that FERC’s orders failed to explain why refund recoupment was warranted and therefore its recoupment directive was found to be arbitrary and capricious.

On February 20, 2014, the FERC issued an order establishing a briefing schedule allowing parties to the proceeding to provide briefs on whether or not the recoupment orders should be reconsidered. Although briefing on all issues relevant to the remand was invited by FERC, it also presented five specific questions, primarily relating to the effect of the recoupment orders, for the parties to address. Initial briefs were due on April 6, 2014 and FERC’s reply briefs were due May 6, 2014.

Now that briefing is completed, it is expected that FERC will issue an order responding to the Court’s remand directive. If FERC affirms its prior order it is expected that some or all of the financial marketer appellants and interveners will again challenge the lawfulness of the decision on rehearing or before the Court of Appeals. If FERC reconsiders its order and finds that the refunds should not have been recouped, or failing that action, if the Court again finds the FERC order unlawful, then some or all of the funds paid to PJM in July 2012 could be returned to the Company. Due to the uncertainty surrounding the outcome of the remand and appeals process, the Company is presently unable to determine a reasonable estimate of the amount, if any, which could be returned.

Finally, management believes that the liability for such charges, if any, associated with TCP and SUM’s trading activity was assumed by Angell in conjunction the sale of the equity interests.

PJM Up To Congestion Fees

On August 29, 2014, FERC initiated a proceeding under Section 206 of the Federal Power Act, as amended, described in Docket No. EL14-37-000 regarding how PJM treats up-to-congestion (“UTC”) transactions in the market (the “§206 proceeding”). The purpose of the proceeding is for FERC to examine how uplift is, or should be, allocated to all virtual transactions within the PJM market. The Company is an active trader of these UTCs.

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Currently, under PJM’s Tariff and Operating Agreement, UTCs are treated differently under its FTR forfeiture rule than are INCs and DECs, two other types of virtual transactions. Further, INCs and DECs are subject to uplift charges, but UTCs are not. In Docket No EL14-37-000, FERC noted that should any uplift be charged UTCs, it would apply such back to the date that notice of the proceeding was published in the Federal Register (September 8, 2014), thus setting a “refund effective date”. From the refund effective date to June 30, 2015, the Company traded about 6,000,000 MWh of UTCs in PJM and recorded $13,100,000 of associated revenues. Over 95% of this trading activity was transacted by TCP and SUM.

Although the Company’s UTC trading activity exposes it to potential uplift charges, none have been billed as the investigation is still pending. Further, the Company has not established any reserves for such as management is uncertain as to the probability, amount, and timing of the actual payment, if any, that might be due. Finally, management believes that the liability for such charges, if any, associated with TCP and SUM’s trading activity was assumed by Angell in conjunction the sale of the equity interests.

Letter of Credit

On June 24, 2014, the Company’s restricted cash balance of $320,188 was returned by the City of Lakeville and a letter of credit in favor of Cyclone was issued by Vermillion State Bank for the same amount. The note evidencing the letter of credit calls for maximum advances of up to $320,188, bears interest at an annual rate of 5.25%, is secured by a mortgage on the property being developed and the guaranty of Cyclone, and matures on demand. As of June 30, 2015 the Company was in compliance with all terms and conditions of the letter of credit.

Guarantees

In the ordinary course, the Company provided guarantees of the obligations of TCP, SUM, and CEF with respect to their participation in certain ISOs. During the three month period ended June 30, 2015, many of these guarantees were cancelled and as of June 30, 2015, such guarantees were up to $2,000,000 for TCP, SUM, and CEF’s participation in MISO.

On June 17, 2015, REH entered into two separate guaranties of the obligations of TSE and TSEE of up to $1,000,000 in favor of BP Energy Company (“BP”). The guarantees remain effective until the earlier of June 17, 2020 or ten days after REH gives notice of cancellation to BP.

On May 13, 2015, the Company gave notice to ERCOT and NYISO of the cancellation of its guarantees of TCP’s obligations, and a concurrent pledge of $500,000 of additional collateral to NYISO. On May 14, 2015, NYISO accepted the collateral and the cancellation of the Company’s obligation. On June 9, 2015, ERCOT accepted the cancellation of the Company’s obligation.

On April 13, 2015, the Company pledged additional collateral of $700,000 to PJM and consequently cancelled its guarantees for the benefit of PJM with respect to TCP and SUM effective April 30, 2015.

On April 25, 2014, the Company entered into a guaranty of the obligations of TSEE of up to $1,000,000 (plus any costs of collection or enforcement) in favor of Noble. The Company may cancel the guarantee upon 30 days’ written notice to Noble.

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On November 5, 2014, the Company entered into two separate guaranties of the obligations of TSE and TSEE of up to $500,000 (plus any costs of enforcement or collection) in favor of Shell Energy North America L.P. (“Shell”). The guarantee is in effect until the earlier of November 5, 2019 or ten days’ after the Company gives notice to Shell of its cancellation.

On August 12, 2013, the Company entered into a guaranty of the obligations of TSE of up to $1,000,000 (plus any costs of collection or enforcement) in favor of Noble Americas Energy Solutions LLC (“Noble”). The Company may cancel the guarantee upon 30 days’ written notice to Noble.

Legal fees, if any, related to commitments and contingencies are expensed as incurred.

17.	Segment Information

The Company has three business segments used to measure its business activity – wholesale trading, retail energy services, and diversified investments:

•	Wholesale trading activities earn profits from trading financial, physical, and derivative electricity in wholesale markets regulated by the FERC and the CFTC. On June 1, 2015, the Company sold two subsidiaries operating with this segment. See “Note 1 – Basis of Presentation and Description of Business – Business – The Restructuring”, “Note 2 – Summary of Significant Accounting Policies – Variable Interest Entities”, and “Note 7 – Note Receivable and Deferred Gain”.

•	On July 1, 2012, the Company began selling electricity to residential and small commercial customers.

•	On October 23, 2013, the Company formed a new entity to take advantage of certain investment opportunities in the residential real estate market and in 2014, it made certain investments in the securities of emerging companies. On June 1, 2015, the Company began selling management, operation and administrative services and licensing software to third parties.

Trading profits and sales are classified as “foreign” or “domestic” based on the location where the trade or sale originated. For the three and six month periods ended June 30, 2015 and the year ended December 31, 2014, all such transactions were “domestic”. Furthermore, the Company has no long-lived assets in foreign jurisdictions.

These segments are managed separately because they operate under different regulatory structures and are dependent upon different revenue models. The performance of each is evaluated based on the operating income or loss generated.

Certain amounts reported in prior periods have been reclassified to conform to the current period’s presentation.

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Information on segments for the three and six months ended and at June 30, 2015 is as follows:

	Wholesale Trading	Retail Energy Services	Diversified Investments	Corporate, Net of Eliminations	Consolidated Total
Six Months Ended June 30, 2015
Wholesale trading	$12,104,420	$(332,213)	$–	$–	$11,772,207
Retail energy services	–	13,443,717	–	–	13,443,717
Management services	–	–	125,000	–	125,000
Revenues, net	12,104,420	13,111,504	125,000	–	25,340,924

Costs of retail electricity sold	–	12,318,876	–	–	12,318,876
Retail sales and marketing	–	602,907	–	–	602,907
Compensation and benefits	7,595,069	390,357	648,713	596,002	9,230,141
Professional fees	40,957	538,820	2,200	734,524	1,316,501
Other general and administrative	2,504,675	1,308,770	89,415	(1,592,307)	2,310,553
Trading tools and subscriptions	470,451	185,477	272	25,060	681,260
Operating costs and expenses	10,611,152	15,345,207	740,600	(236,721)	26,460,238
Operating income (loss)	$1,493,268	$(2,233,703)	$(615,600)	$236,721	$(1,119,314)
Capital expenditures	$1,377	$25,302	$361,753	$143,239	$531,671

Three Months Ended June 30, 2015
Wholesale trading	$1,338,624	$(416,113)	$–	$–	$922,511
Retail energy services	–	8,066,608	–	–	8,066,608
Management services	–	–	125,000	–	125,000
Revenues, net	1,338,624	7,650,495	125,000	–	9,114,119

Costs of retail electricity sold	–	6,095,655	–	–	6,095,655
Retail sales and marketing	–	357,008	–	–	357,008
Compensation and benefits	2,202,808	202,042	336,042	293,010	3,033,902
Professional fees	12,007	283,369	1,000	433,745	730,121
Other general and administrative	1,006,086	691,102	47,190	(669,890)	1,074,488
Trading tools and subscriptions	234,599	102,010	74	17,272	353,955
Operating costs and expenses	3,455,500	7,773,186	384,306	74,137	11,645,129
Operating income (loss)	$(2,116,876)	$(80,691)	$(259,306)	$(74,137)	$(2,531,010)
Capital expenditures	$1,377	$9,475	$150,458	$34,207	$195,517

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Information on segments at June 30, 2015 is as follows:

	Wholesale Trading	Retail Energy Services	Diversified Investments	Corporate, Net of Eliminations	Consolidated Total
At June 30, 2015
Identifiable Assets
Cash - unrestricted	$335,885	$572,184	$4,768	$4,169,700	$5,082,537
Cash in trading accounts	6,539,481	1,941,643	–	–	8,481,124
Accounts receivable - trade	42,244	4,757,320	577,522	15,658	5,392,744
Marketable securities	–	–	–	1,080,837	1,080,837
Note receivable, net - current	–	–	1,075,453	–	1,075,453
Prepaid expenses and other assets	6,624	67,968	204,343	213,656	492,591
Total current assets	6,924,234	7,339,115	1,862,086	5,479,851	21,605,286

Property, equipment, and furniture, net	37,447	106,120	110,404	492,869	746,840

Intangible assets, net	–	115,057	–	–	115,057
Deferred financing costs, net	–	22,604	–	308,120	330,724
Cash - restricted	–	–	1,319,371	–	1,319,371
Land held for development	–	–	2,069,692	–	2,069,692
Note receivable, net - long term	–	–	1,980,386	–	1,980,386
Investment in convertible notes	–	–	1,680,297	–	1,680,297
Total assets	$6,961,681	$7,582,896	$9,022,236	$6,280,840	$29,847,653

Identifiable Liabilities and Equity
Current portion of:
Revolver	$–	$3,386,255	$–	$–	$3,386,255
Senior notes	–	–	1,288,408	–	1,288,408
Subordinated notes	–	–	–	9,451,231	9,451,231
Accounts payable - trade	44,985	2,109,677	145,257	596,862	2,896,781
Accrued expenses	–	1,090,622	2,941	6,388	1,099,951
Accrued compensation	206,388	10,676	–	1,973,208	2,190,272
Accrued interest	–	24,433	–	1,206,060	1,230,493
Accrued distributions	–	–	–	4,000	4,000
Total current liabilities	251,373	6,621,663	1,436,606	13,237,749	21,547,391

Senior notes	–	–	213,762	–	213,762
Subordinated notes	–	–	–	12,754,882	12,754,882
Total liabilities	251,373	6,621,663	1,650,368	25,992,631	34,516,035

Investment in subsidiaries	6,604,000	9,252,889	1,347,387	(17,204,276)	–
Series A preferred equity	–	–	–	2,745,000	2,745,000
Common equity	124,105	(7,406,511)	6,024,481	(5,875,413)	(7,133,338)
Accumulated other comprehensive income	(17,797)	(885,145)	–	622,898	(280,044)
Total members' equity	6,710,308	961,233	7,371,868	(19,711,791)	(4,668,382)
Total liabilities and equity	$6,961,681	$7,582,896	$9,022,236	$6,280,840	$29,847,653

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Information on segments for the three and six months ended June 30, 2014 is as follows:

	Wholesale Trading	Retail Energy Services	Diversified Investments	Corporate, Net of Eliminations	Consolidated Total
Six Months Ended June 30, 2014
Wholesale trading	$29,275,907	$2,050,478	$–	$–	$31,326,385
Retail energy services	–	5,126,548	–	–	5,126,548
Revenues, net	29,275,907	7,177,026	–	–	36,452,933

Costs of retail electricity sold	–	6,267,307	–	–	6,267,307
Retail sales and marketing	–	151,395	–	–	151,395
Compensation and benefits	12,907,359	166,449	–	788,469	13,862,277
Professional fees	494,860	494,902	–	569,298	1,559,060
Other general and administrative	2,334,691	603,047	59,555	(1,329,422)	1,667,871
Trading tools and subscriptions	407,914	191,876	1,468	28,163	629,421
Operating costs and expenses	16,144,824	7,874,976	61,023	56,508	24,137,331
Operating income (loss)	$13,131,083	$(697,950)	$(61,023)	$(56,508)	$12,315,602
Capital expenditures	$15,218	$686,621	$56,505	$91,490	$849,834

Three Months Ended June 30, 2014
Wholesale trading	$4,066,387	$238,273	$–	$–	$4,304,660
Retail energy services	–	2,226,834	–	–	2,226,834
Revenues, net	4,066,387	2,465,107	–	–	6,531,494

Costs of retail electricity sold	–	1,677,901	–	–	1,677,901
Retail sales and marketing	–	22,953	–	–	22,953
Compensation and benefits	2,291,322	91,167	–	439,089	2,821,578
Professional fees	382,127	214,471	–	235,140	831,738
Other general and administrative	1,175,642	314,131	35,327	(687,561)	837,539
Trading tools and subscriptions	217,051	101,247	693	17,228	336,219
Operating costs and expenses	4,066,142	2,421,870	36,020	3,896	6,527,928
Operating income (loss)	$245	$43,237	$(36,020)	$(3,896)	$3,566
Capital expenditures	$12,531	$3,527	$34,226	$72,091	$122,375

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18.	Subsequent Events

From July 1 to August 11, 2015, the Company sold additional Subordinated Notes totaling $964,435 with a weighted average term of 34 months and bearing a weighted average interest rate of 14.45%.

On July 1, 2015, Aspirity Financial lent Enterprises an aggregate principal amount of $22,205,613 with a weighted average interest rate of 14.08% and a maturity date of December 30, 2019 (the “Term Loan”). Although initially an intercompany relationship, the loan agreement between the parties is constructed on an arm’s length basis, contains customary protective provisions for the lender, including certain guarantees, collateral, and covenants, and ensures that the cash flows generated by the Legacy Businesses may continue to be used to pay the interest and principal on the outstanding Notes. See also “Note 1 – Basis of Presentation and Description of Business – The Restructuring”.

On June 4, 2015, the Company entered into an agreement with Bell State Bank & Trust (“Bell”) to sublease 8,000 square feet of furnished office space at 701 Xenia Avenue South, Golden Valley, Minnesota 55416 from July 1, 2015 to May 31, 2017 for a monthly rent of $10,671 beginning September 1, 2015. The office space will house Aspirity Energy and Aspirity Financial.

On July 6, 2015, the effective date, the Company gave notice to MISO of the cancellation of its guarantees of TCP, CEF, and SUM obligations.

On July 10, 2015, the board approved a resolution authorizing a distribution to members of $750,000.  The distribution was paid to members on July 10.  Total distributions paid to common owners from July 1, 2015 to August 14, 2015 was $950,000.

On July 24, 2015, Enterprises loaned Ultra Green $50,000.  The note is secured by a first mortgage on Ultra Green’s production facility in Devil’s Lake, North Dakota and bears interest at 10% per annum. Interest only payments are due beginning September 1, 2015.  The note will mature when the sale of the North Dakota facility is closed.

On August 4, 2015 the Maple Revolver was amended to increase the committed amount to $7,500,000.

On August 5, 2015, the Company received the $500,000 payment for the sale of TCP.

On August 7, 2015, Krieger Enterprises lent Noble Conservation Solutions, Inc. $400,000 (“Noble Note”), as bridge financing until the parties negotiate definitive agreements regarding an equity investment. The Noble note bears interest at a rate of 6% per annum and matures on September 1, 2015.

The Company has evaluated subsequent events occurring through the date that the financial statements were issued.

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Item 2 - Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our consolidated financial statements, notes to those statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations from our 2014 Form 10-K, and the other financial information appearing elsewhere in this report. In addition to historical information, the following discussion and other parts of this Form 10-Q contain forward-looking information that involves risks and uncertainties. Readers are cautioned that forward-looking statements should be read in conjunction with our disclosures in this Form 10-Q under the heading “Forward-Looking Statements” located on page 9, “Item 1A – Risk Factors” of our 2014 Form 10-K, and the “Risk Factors” section beginning on page 10 of our Form S-1.

The risks and uncertainties described in this Form 10-Q, our 2014 Form 10-K, and our Form S-1 are not the only risks facing our Company. Additional risks and uncertainties that we are not presently aware of, or that we currently consider immaterial, may also affect our business operations. Our business, financial condition, or results of operations could suffer if the risks set forth are realized.

Industry Background

Electric power in commercial quantities, unlike other energy commodities such as coal or natural gas, cannot be stored - the supply must be produced or generated exactly when used or demanded by customers. Further, the laws of physics dictate that power flows within a network along the lines of least resistance, not necessarily where we may want it to go. These facts, coupled with the necessity of electricity in modern life, have obvious implications for market structures and regulations.

Overall, according to EIA data for 2013 (the most recent year for which full data is available), the U.S. electric power industry generated and sold 3,725 TWh at retail (up 0.8% from 2012) for a little more than $375.7 billion (up 3.3%) to over 146.4 million residential, commercial, industrial, and transportation customers (up 0.5%). In 2013, the average U.S. retail electricity price was 10.09¢/kWh - residential customers paid 12.13¢/kWh, commercial users paid 10.31¢/kWh, and industrial and transportation consumers paid 6.90¢/kWh.

Today, the industry includes any entity producing, selling, or distributing electricity. As of the end of 2013, according to the EIA, participants numbered about 2,800 and included investor-owned, publicly-owned, cooperative, and federal utilities and non-utility power producers. Power marketers and retail energy providers do not own any generation but buy and sell in wholesale and retail markets. Finally, participants in wholesale power markets include banks, hedge funds, private equity firms, and trading houses.

The investor-owned portion of the industry, including utilities, retail energy providers, and non-utility generators, constitutes over 70% of the industry’s revenues, unit sales, and customers. According to the Edison Electric Institute, a trade group representing the largest investor-owned utilities, in 2013, total energy operating revenues of shareholder-owned electric companies were $356.5 billion. As of December 31, 2013, consolidated holding company-level assets of these entities were $1.292 trillion, and of these assets, $791.8 billion were net property in service. As of the same date, the total market capitalization of U.S. shareholder-owned electric companies was $504.4 billion.

Since the passage of the Public Utilities Regulatory Policy Act of 1978, the industry has been undergoing a massive restructuring process that has had a particular impact on investor-owned utilities. PURPA stimulated development of renewable energy sources and co-generation facilities and laid the groundwork for deregulation and competition by opening wholesale power markets to non-utility producers of electricity for the first time.

Since PURPA, the nation has moved from a system of vertically integrated monopolies providing retail service at state-determined, cost-based rates to one where the ownership of generation assets is no longer regulated and the majority of the nation’s bulk power systems are operated under the supervision of the Federal Energy Regulatory Commission, an independent agency within the DOE. Furthermore, while some states have restructured their markets such that individual consumers are allowed to choose their electricity supplier, most state public utility commissions continue to regulate their utilities under the traditional cost-based framework.

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Electricity Prices

Today, wholesale prices are subject to a federal regulatory framework focused on ensuring fair competition and reliability of supply. At the state level, under the traditional system which most states continue to employ, a vertically integrated utility is responsible for serving all consumers in a defined territory and customers are obligated to pay the regulated rate for their class of service. However, in a state with a restructured or “deregulated” market, i.e., one with retail choice, the generation, transmission, distribution, and retail marketing functions of the business are legally separated and consumer pricing is unbundled.

Wholesale electricity prices are driven by supply and demand and actually change minute-by-minute. Near term demand is largely affected by the weather and consumer behavior while supply is driven by plant availability and fuel prices, particularly for natural gas as it is the fuel of choice for marginal generation requirements. In the longer term, retail electricity prices reflect supply-side factors such as fuel prices and availability, generation technologies, plant and line construction and maintenance costs, and capital costs. Demand-side factors include population growth, economic activity, and energy efficiency. Governmental policies and regulations with respect to energy and the environment affect both the supply of, and demand for, electricity.

Wholesale prices are typically quoted as “on-peak”, “off-peak”, or “flat”, and in dollars per megawatt-hour ($/MWh). Peak hours are generally the 16 hours ending 0800 (8:00 am) to 2300 (11:00 pm) on weekdays, except for the NERC holidays of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. Off-peak periods are all NERC holidays and weekend hours plus the 8 weekday hours from the hour ending at 2400 (midnight) until the hour ending at 0700 (7:00 am). Each month in a calendar year has a different number of on- and off- peak hours, consequently, the flat price for a given month takes this into account. The flat price for a day is simply the average of the 24 hourly prices. Retail prices are quoted in cents per kilowatt-hour (¢/kWh).

Wholesale Electricity Markets

After PURPA, the Energy Policy Act of 1992 was the next major legislative step towards full deregulation of wholesale power markets. In 1996, FERC issued Orders 888 and 889, which allowed for energy to be scheduled across multiple power systems, and in 1999, FERC issued Order 2000 calling for electric utilities to form RTOs or ISOs to operate the nation’s bulk power system. The intended benefits of ISOs include eliminating discriminatory access to transmission for all generators, improving operating efficiency, and increasing system reliability. ISOs are typically not-for-profit entities using governance models developed by FERC. To date, seven ISOs have been formed in the U.S. In the parts of the country where ISOs have not been established, including the southeast, southwest and northwest, active wholesale markets are still present, although they operate with different structures.

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In addition to controlling the physical flow of power within its area of responsibility via direction to generators operating within the ISO’s footprint, many ISOs also operate wholesale markets for real-time and day-ahead energy, as well as for generating capacity and ancillary services required to ensure system reliability.

In general, the Company’s trading activities are characterized by the acquisition of electricity or other energy-related commodities at a given location such as a node or hub and its delivery to another. Financial transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while physical transactions are settled by the delivery of the commodity. In general, financial contracts offered by ISOs such as INCs, DECs, and UTCs are also known as “virtual” trades, are outstanding overnight, and settle the next day. In addition, ISOs may also offer longer term financial contracts generally known as FTRs. On very rare occasions, our wholesale segment may also trade physical electricity between ISOs, buying in one and selling in another. In any case, the ISO serves as the counter-party and central clearinghouse for all trades.

In addition to the markets operated by the ISOs, derivative contracts such as swaps, options, and futures keyed to a wholesale electricity price are traded over-the-counter and on regulated exchanges, including ICE, NGX, and CME. Derivative contracts are available for many terms and pricing points and always settle in cash with profit or loss determined by price movements in the underlying commodity, whether it be electricity or another energy commodity such as natural gas or crude oil.

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Retail Electricity Markets

Historically, at the state level, electricity was a regulated market, where vertically-integrated utilities owned all or a major part of the bulk power and distribution infrastructure and were responsible for generating electricity or buying it from other producers and distributing it to homes and businesses. Regulated utilities are responsible for serving all consumers in their defined territory and customers are obligated to pay the regulated rate for their class of service. Neither provider nor consumer has a choice about who they do business with.

Restructuring created new business opportunities in an established industry. In general, there are two types of non-utility businesses participating in the deregulated retail energy marketing function in the U.S. today – “brokers” and “suppliers” – but each state licenses these businesses in a different way. For example, not every jurisdiction makes a broker/supplier distinction and some divide licenses based on potential customer categories such as “residential” or “non-residential” while other states divide their markets based on historical utility service territories and license an entity to only provide services in particular areas. Overall, as of January 2014, there were over 700 of these licensed retail energy businesses in the U.S.

Brokers, also known as “aggregators”, negotiate supply agreements between retail customers and wholesale suppliers. Brokers collect commissions from the supplier that wins a particular piece of business. Brokers do not bill customers directly and never take title to energy; they work for the customer. Their major expense is signing up new customers. As a result, brokers generally have relatively limited margins but high quality cash flows and comparatively small balance sheets.

In the 1990s, many states, particularly those in the Northeast and California where retail prices were historically among the highest in the country, began restructuring their electric power industries in an effort to bring the benefits of competition to retail customers. This new regulatory approach centered on deregulation of generation and retail marketing while continuing the traditional cost-of-service plan for transmission and distribution. The regulated portions of formerly vertically-integrated utilities, now generally known as electric distribution companies (“EDCs”) or local distribution companies (“LDCs”) are responsible for delivering power, billing consumers, and resolving any service issues, but customers can shop around and buy power from any licensed supplier or broker doing business in the state, hence “retail choice”.

Today, 16 years after Massachusetts and Rhode Island became the first states to effectively implement choice in 1998, 20 jurisdictions have some form of choice. We define these forms of retail choice as follows:

Type 1	All residential, commercial, and industrial customers may choose their energy provider. While this applies primarily in areas served by investor-owned utilities, in certain jurisdictions, customers of specific cooperatives and public utilities may also have choice but these instances are rare;

Type 2	A limited number of residential customers have choice and the choice of non-residential customers is capped, usually at a specific number of megawatt-hours per year;

Type 3	No residential customers have choice and the choice of non-residential customers is capped; and

Type 4	No residential customers have choice and the number of non-residential with choice is limited.

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In addition, we define Type 0 jurisdictions as those in which no retail customers of any class have choice.

Overall, we believe that choice is proving to be a boon for consumers. According to an analysis of data from the EIA, between 2001 and 2013, retail rates for all customer sectors in states with restructured retail markets increased by only 21.0% compared with a 35.1% increase in states that rely on regulated utilities.

In the 14 areas where all rate classes had choice during 2013, according to EIA data, 25.58 million residential and 3.14 million non-residential customers were eligible to choose their supplier. Of these totals, 11.15 million residential (43.6%) and 1.91 million non-residential (61.2%) customers purchased over 559 million MWh from competitive suppliers.

Unbundling of consumer electric bills in restructured markets made many aware for the first time exactly what they were paying for. In general, the bills of retail electricity customers include numerous costs and charges that can be classified into three major categories – generation costs, delivery charges, and governmental policy costs, such as societal benefits charges such as universal service, lifeline service, and energy efficiency programs, and sales and use taxes.

According to analysis of EIA data for states with restructured markets, on average between 2001 and 2013 (the latest year for which information is available) energy and delivery costs accounted for about 66.5% and 33.5%, respectively, of the average retail electricity price. Of course, these percentages fluctuate from year to year and state to state, primarily due to wholesale energy market conditions, weather, and state rules.

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Company Overview

The following discussion should be read in conjunction with our consolidated financial statements, notes to those statements, and the other financial information appearing in this report. The risks and uncertainties described are not the only ones facing our Company. Additional risks and uncertainties that we are not presently aware of, or that we currently consider immaterial, may also affect our business operations. Our business, financial condition, or results of operations could suffer if the risks set forth are realized.

The Restructuring

As shown by the chart below, prior to the start of the Restructuring, the Company’s name was Twin Cities Power Holdings and its active first tier subsidiaries consisted of Apollo Energy Services (“Apollo”), Twin Cities Power (“TCP”), Chesapeake Trading Group (“CTG”), Cygnus Partners (“Cygnus”), Retail Energy Holdings (“REH”), and Cyclone Partners (“Cyclone”), each of which is a Minnesota limited liability company.

Through these wholly-owned subsidiaries, we trade financial and physical electricity contracts in North American wholesale markets regulated by FERC and operated by ISOs and RTOs, trade energy derivative contracts on exchanges regulated by the CFTC, including ICE, NGX, and CME, provide electricity supply services to retail customers in certain states that permit retail choice, and are engaged in certain investment and real estate development activities. Consequently, we have three major business segments used to measure our activity – wholesale trading, retail energy services, and diversified investments.

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Since mid-2014, the Board of Governors has been considering ways to better position the business to access capital markets, in particular that for public equity. Ultimately, the Board concluded that the Company’s regulatory exposure and earnings volatility, particularly that related to the wholesale trading business, needed to be substantially reduced or eliminated in order for such efforts to be successful on the desired scale.

This planning took on additional urgency after the commencement by FERC on Aug 29, 2014 of a regulatory action in the PJM market (the “Proceeding”). Among other matters, the Proceeding, which is still ongoing as of the date hereof, seeks to retroactively impose new fees - in still to be determined amounts - on trades in PJM’s UTC product. Since the announcement of the Proceeding, the UTC trading volume has decreased substantially and a number of companies have exited the market. TCP (and its SUM subsidiary) are active traders of UTCs.

Consequently, on May 27, 2015, the Board approved a plan to restructure the business with the goals of closing the sale of TCP, spinning out the remaining legacy businesses as defined below, and recasting the Company solely as a retail energy and financial services business.

Overall, the Restructuring incorporated several major steps.

New first and second tier subsidiaries were created to facilitate the process. The first tier subsidiaries consisted of Aspirity Energy LLC (“AE” or “Aspirity Energy”), Aspirity Financial LLC (“AF” or “Aspirity Financial”), and Krieger Enterprises, LLC (“KE” or “Enterprises”). The new second tier entities, subsidiaries of Aspirity Energy, were formed to conduct business in the various areas of the U.S. that benefit from active wholesale and restructured retail electricity markets - Aspirity Energy Northeast LLC (“AENE” or “Northeast”), Aspirity Energy Mid-States LLC (“AEMS” or “Mid-States”), and Aspirity Energy South LLC (“AES” or “South”). The Aspirity Energy entities were organized to develop the Company’s retail energy business while Aspirity Financial was formed to provide energy-related financial services to companies and households.

On June 1, 2015, the Company closed on the sale of TCP and SUM to Angell Energy, LLC, a Texas limited liability company (“Angell”). Pursuant to an Equity Interest Purchase Agreement, the Company sold 100% of the outstanding equity interests of TCP (which included the equity of SUM) to Angell for a purchase price of $20,740,729, paid with $500,000 cash and a secured promissory note of $20,240,729 bearing interest at an annual rate of 6.00% and payable in 12 quarterly installments of $1,855,670 each (the “Angell Note”). The Company has deferred the $17,783,890 of gain associated with the sale and recorded such on the balance sheet as an offset to the note receivable. The deferred gain will be recognized on a pro rata basis as payments on the note are received. The Company and Angell also entered into a security and guarantee agreement with respect to the note and Apollo and Angell entered into software license and administrative services agreements. In selling TCP, the Company partially accomplished its goal of substantially reducing its regulatory exposure and earnings volatility due to the wholesale trading business.

Effective July 1, 2015, the Company completed an internal reorganization that effected the separation of the Company’s wholesale energy trading, real estate investments, investments in private companies, legacy retail energy business, and certain other assets and obligations, collectively, the “Legacy Businesses”, from its new Aspirity subsidiaries. Specifically, the internal reorganization consisted of the following actions:

•	The Company contributed the following assets to Enterprises:
o	100% of the outstanding equity interests of each of Apollo, CTG, Cygnus, and Cyclone;
o	100% of the financial rights of associated with the equity of REH, with the governance rights to be contributed upon receipt of approval from FERC;

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o	100% of the outstanding equity interests of the following wholly-owned non-operating or inactive subsidiaries:
▪	Athena Energy Futures LLC;
▪	Minotaur Energy Futures LLC;
▪	Twin Cities Energy LLC and its subsidiary Twin Cities Power-Canada, Ltd.;
▪	TC Energy Trading, LLC;
▪	Twin Cities Power Services, LLC; and
▪	Vision Consulting, LLC; and
o	Certain other assets and obligations held or owned directly by the Company but not related to the planned operations of the Company following the restructuring, including:
▪	The Angell Note;
▪	The Company’s investments in certain real estate projects;
▪	The Series C Convertible Promissory Notes of Ultra Green Packaging, Inc.; and
▪	The restricted cash pledged to a Canadian court in connection with the Company’s ex-employee litigation; and
•	Aspirity Financial lent Enterprises an aggregate principal amount of $22,205,613 with a weighted average interest rate of 14.08% and a maturity date of December 30, 2019 (the “Term Loan”). Although initially an intercompany relationship, the loan agreement between the parties is constructed on an arm’s length basis, contains customary protective provisions for the lender, including certain guarantees, collateral, and covenants, and ensures that the cash flows generated by the Legacy Businesses may continue to be used to pay the interest and principal on the outstanding Notes.

In addition, to signal to the market the change in the Company's focus, we changed our name from “Twin Cities Power Holdings, LLC” to “Aspirity Holdings LLC”, effective July 14, 2015. The chart below reflects the organizational structure of the Company immediately following the internal reorganization but before the Distribution, which has yet to occur.

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The last major step in the restructuring is the “Distribution” or disposition of 100% of the equity interests of Enterprises to the Company’s common equity owners, thus completing the legal separation of the Legacy Businesses from the Aspirity companies. Declaration and execution of the Distribution is subject to two major conditions precedent:

•	Receipt of approval of the holders of a majority by principal amount of the Company’s outstanding Renewable Unsecured Subordinated Notes (the “Notes”). This was condition was satisfied on June 26, 2015.
•	Declaration of effectiveness of the Company’s new Registration Statement on Form S-1 regarding the sale of up to $75 million of Notes which was filed on May 8, 2015. This is expected to occur in the fourth quarter of 2015.

Under the terms of the Indenture governing the Notes, the disposition of all or substantially all of the Company’s assets requires the affirmative approval of the holders of a majority by principal amount of Notes. Enterprises and the Legacy Businesses constitute a majority of the Company’s assets, and consequently, on June 3, 2015, a proposal was submitted to the 565 holders of the $21,914,968 of Notes outstanding as of May 27, 2015, asking them to approve the transfer of the Legacy Businesses to Mr. Krieger and Summer Enterprises, the owners of the Company’s common equity interests. Noteholders were asked to vote YES or NO to the proposal by June 26, 2015, with an abstention counting as a NO. The Noteholders approved the transaction by a large margin. The Company received YES votes from holders of $15,028,720 in principal amount of Notes representing 68.6% of the total outstanding and 137% of the number required to pass the measure. Holders of $202,421 and $6,683,797 in principal amount of Notes voted NO and abstained, respectively.

After the disposition of Enterprises, the Company will have operations in two business segments – retail energy and financial services. AENE will serve customers in the ISONE and NYISO footprints, AEMS will serve those in PJM and MISO, and AES will serve those in ERCOT. We have begun the process of becoming licensed in all 14 jurisdictions that allow choice for all retail customers. We expect most of our licensing processes to be completed by the end of 2015 and that we will be able to offer electricity service to consumers beginning in the 4th quarter of 2015. Our anticipated organizational structure following the Distribution is presented below.

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Executive management of Aspirity will change after the Distribution. Mr. Krieger will resign his positions as President and Chief Executive Officer and become Chairman of the Board, Mark A. Cohn and Scott C. Lutz will leave their positions with Apollo and become President and Chief Executive Officer and Vice President and Chief Marketing Officer, respectively, and Wiley H. Sharp will remain as Vice President and Chief Financial Officer. Keith W. Sperbeck, currently Vice President of Operations and Secretary, and Stephanie E. Staska, currently Vice President - Risk Management and Chief Risk Officer, will resign their positions as named executive officers of Aspirity and will assume comparable roles at Enterprises. Messrs. Cohn, Lutz, and Sharp will hold no offices at Enterprises or any of its subsidiaries.

With respect to our balance sheet, the term loan between Aspirity Financial and Enterprises, our first financial services customer, will no longer be accounted for as an intercompany transaction and eliminated in consolidation, but rather as an arm's length loan between two commercial entities.

No provisions of the Notes will change.

Our common equity capitalization and ownership is expected to change, although Mr. Krieger will still have voting control of both the Company and Enterprises, We intend to split our membership units into two classes, Class A and Class B. The Class B units will include full voting or governance rights, but no financial rights and will convert automatically into Class A units on a one-for-one basis when the Company, post-Distribution, achieves profitability.

Initially, the combined holdings of Mr. Krieger and Summer Enterprises of 4,960 Class A units will retain 100% of the financial rights, but their voting rights will drop from 100% to 60% via the issuance of 3,306 new Class B units to management - 1,240 (15.00%) to each of Messrs. Cohn and Sharp and 413 (5.00%) to each of Mr. Lutz and a to-be-hired Vice President and Chief Supply Officer. The Class B units of the 5.00% holders will vest over three years provided they remain employed by the Company.

The final steps in the restructuring will be for the Company to change: a) its corporate form from a Minnesota limited liability company to a Delaware corporation, and b) its name from "Aspirity Holdings LLC" to “Aspirity Holdings Inc.” or “Aspirity Corporation”. We anticipate that the earliest these final steps could occur is January 2016.

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Business Plans

Much of the discussion that follows focuses on our operations prior to the Distribution. After the Distribution, our financial condition and operations will be significantly different from prior periods because we will have disposed of all of our Legacy Businesses and will have limited operations and assets.

As of the date hereof, Aspirity has 29 employees, all but 4 of which will transfer to Enterprises when the Distribution occurs. Consequently, the Company is engaged in extensive hiring efforts to build staff. Until we are able to generate revenue from our new operations, our cash flows will be derived almost entirely from payments we receive from Enterprises on the Term Loan and the sale of Notes. In addition to building the Aspirity Energy business, we may also decide to lend additional funds to Enterprises, as well as other companies in the energy sector, an industry in which we have significant experience.

Operations Prior to the Distribution

Wholesale Trading

In general, wholesale trading activities are characterized by the acquisition of electricity or other energy-related commodities at a given location and its delivery to another. ISO-traded financial contracts such as INCs, DECs, and UTCs are also known as virtual trades, are outstanding overnight, and settle the next day in cash in an amount equal to the difference between the purchase and sale prices. Physical transactions are settled by the delivery of the commodity. The Company also trades electricity and other energy derivatives on ICE, NGX, and CME and may hold an open interest in these contracts overnight or longer. On very rare occasions, the Company may also trade electricity between markets, buying in one and selling in another.

For the three and six months ended June 30, 2015 and 2014, financial and virtual electricity represented 100% of our total trading volume in FERC-regulated markets, that is, we traded no physical power during these periods in our wholesale segment.

Following the Distribution, the Company will no longer operate a wholesale trading segment.

Retail Energy Services

On June 29, 2012, we acquired certain assets and the business of a small retail energy supplier serving residential and small commercial markets in Connecticut, and beginning on July 1, 2012, we began selling electricity to retail accounts. During late 2012 and early 2013, we applied for retail electricity supplier licenses for the states of Massachusetts, New Hampshire, and Rhode Island which were issued on various dates in 2013. On January 2, 2014, we acquired a retail energy business licensed by the states of Maryland, New Jersey, Pennsylvania, and Ohio.

The eight states in which REH is licensed incorporate the service territories of 33 investor-owned electric utilities. As of June 30, 2015, we were actively marketing services in 19 of these service areas.

Following the Distribution, we will no longer own REH and are not presently operating as a retail energy supplier. However, we intend to compete in this business as soon as Aspirity Energy has received the necessary licenses and established the necessary relationships with utilities and power suppliers.

Diversified Investments

On October 23, 2013, we formed Cyclone as a wholly-owned subsidiary to take advantage of certain perceived investment opportunities present in the residential real estate market. Specifically, we acquire and intend to develop land for resale, either as improved sites for construction of single- and multi-family homes or as completed dwellings. At various dates during 2014, we acquired certain privately placed securities for long term investment purposes and beginning in the second quarter of 2015, we began selling management services to third parties.

Following the Distribution, we will no longer own Cyclone nor do we intend to engage in these types of activities in the future.

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Derivative Instruments

In our wholesale operations, we use derivative contracts for trading purposes, seeking to profit from perceived opportunities driven by expected changes in market prices. These contracts include exchange-traded instruments such as futures contracts, which are Level 1 instruments in the fair value hierarchy as well as FTRs available through certain FERC-regulated markets, which we consider to be Level 3 instruments as they are not regularly quoted.

We acquire the majority of our FTRs in auctions conducted by ISOs, including MISO, PJM, NYISO, ISO-NE, and ERCOT. We initially record these FTRs at the auction price less the obligation due to the ISO, typically zero, and subsequently adjust the carrying value of remaining FTRs to their estimated fair value at the end of each accounting period prior to settlement. Like the other derivatives we trade, changes in the fair value of FTRs are included in our wholesale trading revenues.

In our retail business, we are exposed to volatility in the cost of energy acquired for sale to customers, and as a result, we use derivatives to hedge or reduce this variability. Our retail operations follow GAAP guidance that permits “hedge accounting”. To qualify for hedge accounting, the relationship between the “hedged item” - say power purchases for a given delivery zone - and a derivative used as a “hedging instrument” - say, a swap contract for future delivery of electricity at a related hub - must meet extensive documentation requirements and hedge effectiveness and ineffectiveness must be assessed and measured on an on-going basis. For these derivatives “designated” as cash flow hedges, the effective portion of any change in the hedging instrument’s fair value is recorded as other comprehensive income and deferred until the change in value of the hedged item is recognized in earnings. Our risk management policies also permit the use of undesignated derivatives which we refer to as “economic hedges”. For an undesignated economic hedge, all changes in the derivative financial instrument’s fair value are recognized currently in revenues.

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The table below details our open derivative contracts held for trading purposes, as undesignated, economic hedges by our retail segment, and as cash flow hedges by our retail segment as of June 30, 2015 and December 31, 2014:

Open Derivative Contracts

					Fair Value
Date, segment and contract type	Hub or zone	Delivery period	Final settlement	Energy (MWh)	Asset	Liability
As of June 30, 2015

Wholesale Trading
Electricity futures	PJM West Hub	Q3 2015	various	6,400	$–	$13,000
Electricity futures	AESO	Q3 2015	various	23,680	180,752	559,161
Electricity futures	AESO	Q4 2015	various	32,520	222,967	236,410
Electricity futures	AESO	Q1 2016	various	7,440	47,176	50,900
Electricity futures	AESO	Q2 2016	various	25,560	45,269	221,088
Electricity futures	AESO	Q3 2016	various	22,080	384,373	145,531
Electricity futures	AESO	Q4 2016	various	22,080	158,426	136,321
Subtotal				139,760	1,038,963	1,362,411

Retail Energy Services - Economic Hedges
Electricity futures	PJM West Hub	Q3 2015	various	24,880	–	239,492
Electricity futures	PJM West Hub	Q4 2015	various	20,085	–	115,277
Subtotal				44,965		354,769

Retail Energy Services - Designated Cash Flow Hedges
Electricity futures	ISO-NE Mass Hub	Q3 2015	various	58,080	–	867,492
Electricity futures	ISO-NE Mass Hub	Q4 2015	various	3,872	–	17,653
Subtotal				61,952	–	885,145
Totals				246,677	$1,038,963	$2,602,325

As of December 31, 2014

Wholesale Trading
Electricity futures	PJM West Hub	daily	daily	6,400	$22,400	$–
FTRs	MISO, NYISO, PJM	Q1 & Q2 2015	various	8,981,440	1,435,819	–
Electricity futures	AESO	Q1 2015	various	80,320	785,617	286,250
Electricity futures	AESO	Q2 2015	various	135,600	892,838	1,094,059
Electricity futures	AESO	Q3 2015	various	78,120	601,993	783,893
Subtotal				9,281,880	3,738,667	2,164,202

Retail Energy Services - Economic Hedges
Electricity futures	ISO-NE Mass Hub; PJM West Hub	Q1 2015	various	3,715	–	44,373
Electricity futures	PJM West Hub	Q2 2015	various	14,280	–	107,120
Natural gas futures	Henry Hub	Q2 2015	various	155,000	14,803	–
Electricity futures	PJM West Hub	Q3 2015	various	16,240	31,926	65,196
Natural gas futures	Henry Hub	Q3 2015	various	77,500	1,085	–
Electricity futures	PJM West Hub	Q4 2015	various	21,285	–	175,971
Subtotal				288,020	47,814	392,660

Retail Energy Services - Designated Cash Flow Hedges
Electricity futures	ISO-NE Mass Hub	Q1 2015	various	13,995	–	498,166
Electricity futures	ISO-NE Mass Hub	Q2 2015	various	16,120	–	184,378
Electricity futures	ISO-NE Mass Hub	Q3 2015	various	18,480	15,732	189,116
Electricity futures	ISO-NE Mass Hub	Q4 2015	various	352	–	7,480
Subtotal				48,947	15,732	879,140
Total				9,618,847	$3,802,213	$3,436,002

As of June 30, 2015, AOCI includes $705,300 of losses related to cash flow hedges that were discontinued. The total amount will be reclassified to cost of retail electricity sold by August 31, 2015.

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Results of Operations

Three Months Ended June 30, 2015 and 2014

The following table sets forth selected financial data for the periods indicated, which has been derived from the consolidated financial statements included in this report:

	For The Three Months Ended June 30,
Dollars in thousands	2015		2014		Increase (decrease)
	Dollars	Percent	Dollars	Percent	Dollars	Percent
Revenue
Wholesale trading revenue, net	$923	10.1%	$4,305	65.9%	$(3,382)	-78.6%
Retail electricity revenue	8,066	88.5%	2,227	34.1%	5,839	262.2%
Management services	125	1.4%	–	0.0%	125	na
Net revenue	9,114	100.0%	6,532	100.0%	2,582	39.5%

Operating costs & expenses
Cost of retail electricity sold	6,096	66.9%	1,678	25.7%	4,418	263.3%
Retail sales and marketing	357	3.9%	23	0.4%	334	1452.2%
Compensation and benefits	3,034	33.3%	2,822	43.2%	212	7.5%
Professional fees	730	8.0%	832	12.7%	(102)	-12.3%
Other general & administrative	1,074	11.8%	837	12.8%	237	28.3%
Trading tools & subscriptions	354	3.8%	336	5.0%	18	5.4%
Total operating expenses	11,645	127.8%	6,528	99.9%	5,117	78.4%
Operating loss	(2,531)	-27.8%	4	-0.1%	(2,535)	-63375.0%

Interest expense	(905)	-9.9%	(515)	-7.9%	(390)	75.7%
Interest income	173	1.9%	43	0.6%	130	302.3%
Gain (loss) on foreign currency exchange	406	4.5%	(261)	-4.0%	667	155.6%
Other income	41	0.4%	3	0.0%	38	1266.7%
Other expense, net	(285)	-3.2%	(730)	-11.2%	445	-61.0%
Net income (loss)	(2,816)	-30.9%	(726)	-11.1%	(2,090)	287.9%

Preferred distributions	(137)	-1.5%	(137)	-2.1%	–	0.0%
Net income (loss) attributable to common	$(2,953)	-32.4%	$(863)	-13.2%	$(2,090)	242.2%

Wholesale trading revenue: In our wholesale trading business, we record revenues based upon changes in the fair values of the contracts we trade, net of costs. The initial recognition of fair value and subsequent changes in fair value affect reported earnings in the period the change occurs. The fair values of instruments that remain open at a balance sheet date represent unrealized gains or losses. Our primary costs in generating trading revenue are compensation of our energy traders as well as the interest expense of obtaining the capital necessary to post collateral.

Generally, our greatest opportunities for profitable trades occur during periods of market turbulence, when the forecast for supply or demand is more likely to be inaccurate. When demand for energy is relatively stable, price variations tend to be small or non-existent. During periods of market turbulence, prices tend to be volatile, which give our traders the opportunity to take advantage of such volatility. Furthermore, our revenue is limited to some extent by the amount of collateral we have posted with a market operator or exchange.

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On a wholesale level, electricity prices are highly correlated with weather and the price of natural gas, particularly in our key eastern markets, where it is the marginal fuel of choice for most generation. The benchmark price to which much of our wholesale trading is keyed is PJM West Hub and volatility in this index drives many of our revenue opportunities. While our revenues generally track changes in price, other factors come into play as well, such as the size of trades we have in place in terms of megawatt-hours and whether or not we are buying or selling.

Market conditions during the second quarter of 2015 were characterized by normal weather, with an average temperature only 0.1° above normal (61.8°F versus 61.7°F), and cheaper than normal natural gas (down about 27% to $2.75/MCF versus the 5 year average of $3.74/MCF).

The second quarter of 2015 was 2% warmer than the same period in 2014, with an average temperature of 61.8°F versus 60.8°F. Heating degree-days for the U.S. in the second quarter of 2015 totaled 446 or 7% below 2014’s figure of 482 and cooling degree-days totaled 427 compared to 387 in 2014. For 2015, the Henry Hub natural gas spot price averaged $2.75/MCF, 40% below 2014’s $4.60 mark. Supplies of gas during 2015 were adequate. Weekly storage levels averaged 2,017 BCF or 54% more than 2014’s level of 1,308 and 2% lower than the 5 year average of 2,058.

	Three Months Ended June 30,
				Increase (decrease)
	Units			This year vs last year		This year vs LTA
	2015	2014	LTA (1)	Units	Percent	Units	Percent
U.S. Weather
Heating degree-days	446	482	493	(36)	-7%	(47)	-10%
Cooling degree-days	427	387	376	40	10%	51	14%
Avg temperature (°F)	61.8°F	60.8°F	61.7°F	1.0°F	2%	0.1°F	0%

Natural Gas
Henry Hub spot price ($/MCF)	2.75	4.60	3.74	(1.85)	-40%	(0.99)	-27%
Working gas in underground storage, lower 48 states, EIA weekly estimates (BCF)	2,017	1,308	2,058	709	54%	(41)	-2%

__________

1 - "LTA" abbreviates long term average. For weather data, the 30 year period is 1985-2014 and for natural gas the 5 year period is 2010-2014.

The average for the day-ahead PJM West Peak price during the second quarter of 2015 was $40.32/MWh with a standard deviation of $8.97 resulting in a coefficient of variation of 22%, compared to $50.48/MWh, $7.95, and 16% for 2014. The high for the period was $72.74/MWh and the low was $27.58.

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As shown by the table below, price levels were generally lower but volatility was slightly higher in 2015 as compared to 2014.

	Three Months Ended June 30,
PJM West Hub Peak Day Ahead			Increase (decrease)
	2015	2014	Units	Percent
Price ($/MWh)
Average	40.32	50.48	(10.16)	-20%
Maximum	72.74	80.65	(7.91)	-10%
Minimum	27.58	37.83	(10.25)	-27%
Standard deviation	8.97	7.95	1.02	13%
Coefficient of variation (stdev ÷ avg)	22%	16%	6%	41%

Daily percentage changes
Average	1.4%	1.0%	0.4%	34%
Maximum	76.5%	37.3%	39.2%	105%
Minimum	-39.2%	-30.9%	-8.3%	27%
Standard deviation	17.5%	12.5%	5.0%	40%

Number of days
Up 10% or more	20	22	(2)	-9%
Between 10% up and 10% down	23	17	6	35%
Down 10% or more	20	24	(4)	-17%

For the three months period ended June 30, 2015, net trading revenue decreased by $3,382,000 or 78.6% compared to $4,305,000 for the same period in 2014. The primary reason for the decrease in 2015 was that for the same period in 2014, wholesale trading included $2,462,000 of unrealized revenue related to the fair value of FTRs as of June 30, 2014. As of June 30, 2015, the Company had no FTR positions.

Retail electricity sales: Revenue from the retail sale of electricity is recorded in the period in which customers consume the commodity, net of any applicable sales tax. Revenue applicable to electricity consumed by customers but not yet billed under the cycle billing method is estimated and accrued along with the related costs. Changes in estimates are reflected in operations in the period in which they are refined.

In addition to the designated hedges described below in “costs of retail electricity sold” to which hedge accounting was applied, we also used certain derivative contracts to which hedge accounting was not applied as economic hedges in our retail business to reduce our exposure to higher costs. In our segment reporting, the gain on these contracts net of any losses is reported as “wholesale trading revenue, net”.

For the three months ended June 30, 2015 and 2014, we recorded total revenues in our retail segment of $7,650,000 and $2,465,000, respectively. These totals consisted of retail energy sales of $8,066,000 in 2015 and $2,227,000 in 2014, up 262.2%, and wholesale trading losses of $416,000 and gains of $238,000. 2015’s results were driven by a 318.3% increase in customers as a result of increased marketing efforts.

The following table details key operating statistics for the periods indicated.

	For/At Three Months Ended June 30,
Key Operating Statistics			Increase (decrease)
(in units unless otherwise indicated)	2015	2014	Units	Percent
Retail electricity sales ($000s)	8,066	2,227	5,839	262.2%
Wholesale trading revenue (loss), net ($000s)	(416)	238	(654)	-274.6%
Total segment revenues ($000s)	7,650	2,465	5,185	210.3%

Unit sales (MWh)	91,647	20,897	70,750	338.6%
Weighted average retail price (¢/kWh)	8.35	11.80	(3.45)	-29.2%

Customers receiving service, end of period	38,500	9,204	29,296	318.3%

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During the three months end June 30, 2015, retail energy sales revenue increased principally as a result of an increase in customer count. Our customer base is a combination of residential and commercial accounts. We primarily use direct marketing strategies to acquire our customers.

Diversified investments: Revenues from real estate developments, if any, are recognized at the time of sale closing if all significant conditions are satisfied, including adequate down payment, reasonable assurance of collectability of any notes received, and completion of other contract requirements. Recognition of all or part of the revenue is deferred if any significant conditions are not satisfied.

Costs that relate directly to development projects are capitalized and allocated using the specific identification method. Land acquisition, improvements, and holding costs, including real estate taxes and interest are capitalized while a development is in progress. Interest expense, if any, is capitalized based on specific identification of notes payable issued to finance specific assets under development. Once development on a project has been completed and sales have begun, remaining inventory is recorded at the lower of cost or market. Development costs are charged to cost of sales when the related revenue is recognized or when a development is abandoned.

During the quarters ended June 30, 2015 and 2014, the Company recorded no revenue but capitalized a total of $625,000 and $34,000, respectively, of costs associated with its real estate development activities, consisting primarily of purchases of land for development and construction costs incurred.

Interest income on securities is recorded in other income and fair value is reported on the balance sheet. Securities are reviewed for possible impairment at least quarterly, or more frequently if circumstances arise which may indicate impairment.

Beginning in the second quarter of 2015, we began selling management services to third parties and recorded revenue of $125,000.

Costs of retail electricity sold: Our costs of electricity sold include the cost of purchased power, EDC service fees, renewable energy certificates, bad debt expense, and gains net of losses and commissions on derivative contracts used to hedge power purchase costs. Cost of sales does not include the net gain or loss on the economic hedges described above. During the second quarters of 2015 and 2014, we purchased electricity for sale to retail customers from ISOs and wholesale suppliers. We are typically required to maintain cash deposits in separate accounts to meet our wholesale energy vendors’ financial assurance requirements to purchase energy, ancillary services, and capacity which amount is included in “cash in trading accounts”.

For the three months ended June 30, 2015, the Company hedged the cost of 19,640 MWh or 21.4% of the 91,647 MWh of electricity sold to its retail customers in such period using designated derivatives contracts. The comparable figures for the three months ended June 30, 2014, were 16,040 MWh, 75%, and 21,381 MWh, respectively. For the three months ended June 30, 2015 and 2014, our designated hedges had the effect of increasing cost of retail electricity sold by $435,395 and $152,956, respectively.

In total, during the three months ended June 30, 2015 and 2014, we recorded costs of retail electricity sold of $6,096,000 and $1,678,000, respectively, resulting in gross income of $1,554,000 in 2015 and $787,000 in 2014. If our economic hedges were treated in the same way as that of the designated hedges, that is, with gains decreasing costs of sales and with losses increasing such, gross margins would have been -19% in 2015 and 35% for 2014.

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Retail sales and marketing: Retail sales and marketing costs and expenses include off-line and on-line marketing costs related to retail customer acquisition and retention. Major off-line marketing channels may include out-bound telemarketing, direct mail, door-to-door, mass media (radio, television, print, and outdoor), and affiliates. On-line marketing channels may include paid search, affiliates, comparison shopping engines, banner or display advertising, search engine optimization, and e-mail marketing.

For the second quarter of 2015 we spent an additional $334,000 in marketing compared to $23,000 in the second quarter 2014.

Compensation and benefits: Salaries, wages, and related costs such as employee benefits and payroll taxes consist primarily of base and incentive compensation paid to our administrative officers, energy traders, and other employees.

For the three months ended June 30, 2015 and 2014, salaries, wages, and related costs increased by $212,000 or 7.5% to $3,034,000 compared to $2,822,000 for the same period in 2014. Our personnel expense is directly related to the revenue we record. Although our revenue declined our compensation and benefits has increased with the need for additional executives for the reorganization of the Company.

Professional fees: Professional fees consist of legal expenses, audit fees, tax compliance reporting service fees, and other fees paid for outside consulting services.

For the second quarter 2015, professional fees decreased by $102,000 to $730,000 compared to $832,000 in the second quarter of 2014. The majority of the decrease is due to professional fees incurred during the second quarter of 2014 for recruiter fees to hire additional traders.

Other general and administrative: Other general and administrative expenses consist of rent, depreciation, travel, outside retail customer service costs, and all other direct office support expenses.

For the second quarter of 2015, these costs increased by approximately $237,000 to $1,074,000 compared to $837,000 for 2014. The increase was primarily related to additional spending on marketing and administrative expenses associated with the Notes Offering. We incurred $506,000 and $317,000 in marketing and administrative expenses associated during the second quarter of 2015 and 2014, respectively.

Trading tools and subscriptions: Trading tools and subscriptions consist primarily of amounts paid for services that provide weather reports and forecasting, electrical load forecasting, congestion analysis and other factors relative to electricity production and consumption.

For the three months ended June 30, 2015, trading tools and subscriptions expense increased by $18,000 to $354,000 compared to $336,000 for the same period in 2014, primarily due to the increased customer count that increases our volumetric fees that we incur for services that we utilize for billing our retail customers.

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Other income (expense): Other expense, net of other income, decreased by $445,000 to $285,000 for the second quarter of 2015 compared to $730,000 for the same period in 2014. As the principal component of other expense, interest expense increased by $390,000 to $905,000 for 2015 year to date compared to $515,000 for the same period in 2014. The increase was attributed primarily to an increase in outstanding debt of $3,857,000 for the three month period ended June 30, 2015 compared to $1,909,000 for the three month period ended June 30, 2015. In addition the gain on foreign currency exchange increased by $667,000 to a gain of $406,000 during the second quarter of 2015 compared to a loss of $261,000 for the second quarter of 2014. The change is related to the value of the Canadian dollar compared to the US Dollar. During the second quarter of 2015 the Company had to convert portions of funds in the trading accounts and deposits to CAD to cover trading losses and the conversion resulted in gains. For the three months ended June 30, 2015, interest income increased by $130,000 to $173,000 compared to $43,000 for the same period in 2014. The primary reason is due to $99,000 in interest income recorded on the Angell Note.

Preferred distributions: During the second quarters of 2015 and 2014, we distributed $137,000 to our preferred unit holder.

Six Months Ended June 30, 2015 and 2014

The following table sets forth selected financial data for the periods indicated, which has been derived from the consolidated financial statements included in this report:

	For The Six Months Ended June 30,
Dollars in thousands	2015		2014		Increase (decrease)
	Dollars	Percent	Dollars	Percent	Dollars	Percent
Revenue
Wholesale trading revenue, net	$11,772	46.5%	$31,326	85.9%	$(19,554)	-62.4%
Retail electricity revenue	13,444	53.1%	5,127	14.1%	8,317	162.2%
Management services	125	0.5%	–	0.0%	125	na
Net revenue	25,341	100.0%	36,453	100.0%	(11,112)	-30.5%

Operating costs & expenses
Cost of retail electricity sold	12,319	48.6%	6,267	17.2%	6,052	96.6%
Retail sales & marketing	603	2.4%	151	0.4%	452	299.3%
Compensation & benefits	9,230	36.4%	13,862	38.0%	(4,632)	-33.4%
Professional fees	1,317	5.2%	1,559	4.3%	(242)	-15.5%
Other general & administrative	2,310	9.1%	1,669	4.6%	641	38.4%
Trading tools & subscriptions	681	2.7%	629	1.7%	52	8.3%
Total operating expenses	26,460	104.4%	24,137	66.2%	2,323	9.6%

Operating income (loss)	(1,119)	-4.4%	12,316	33.8%	(13,435)	-109.1%

Interest expense	(1,669)	-6.6%	(982)	-2.7%	(687)	70.0%
Interest income	222	0.9%	56	0.2%	166	296.4%
Loss on foreign currency exchange	501	2.0%	(261)	-0.7%	762	192.0%
Other income	82	0.3%	3	0.0%	79	2633.3%
Other expense, net	(864)	-3.4%	(1,184)	-3.2%	320	-27.0%

Net income (loss)	(1,983)	-7.8%	11,132	30.5%	(13,115)	-117.8%

Preferred distributions	(275)	-1.1%	(275)	-0.8%	–	0.0%
Net income (loss) attributable to common	$(2,258)	-8.9%	$10,857	29.8%	$(13,115)	-120.8%

Wholesale trading revenue: Market conditions during the first half of 2015 were characterized by slightly cooler than normal weather, with 152 more heating degree-days than normal, an average temperature of 49.5°F versus a normal of 49.6°F, and cheaper than normal natural gas, down about 3% to $2.82/MCF versus the 5 year average of $3.85/MCF.

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The first six months of 2015 was warmer than the same period in 2014. Heating degree-days for the U.S. in the first half of 2015 totaled 2,816 or 5% below 2014’s figure of 2,974 and cooling degree-days totaled 470 compared to 418 in 2014. For 2015, the Henry Hub natural gas spot price averaged $2.82/MCF, 42% below 2014’s $4.88 mark. Supplies of gas during 2015 were adequate. Weekly storage levels averaged 2,068 BCF or 41% more than 2014’s level of 1,470 and 3% lower than the 5 year average of 2,129.

	Six Months Ended June 30,
				Increase (decrease)
	Units			This year vs last year		This year vs LTA
	2015	2014	LTA (1)	Units	Percent	Units	Percent
U.S. Weather
Heating degree-days	2,816	2,974	2,664	(158)	-5%	152	6%
Cooling degree-days	470	418	411	52	12%	59	14%
Avg temperature (°F)	49.5°F	47.6°F	49.6°F	1.9°F	4%	-0.2°F	0%

Natural Gas
Henry Hub spot price ($/MCF)	2.82	4.88	3.85	(2.06)	-42%	(1.02)	-27%
Working gas in underground storage, Lower 48 states, EIA weekly estimates (BCF)	2,068	1,470	2,129	598	41%	(61)	-3%

__________

1 - "LTA" abbreviates long term average. For weather data, the 30 year period is 1984-2013 and for natural gas the 5 year period is 2009-2013.

The average for the day-ahead PJM West Peak price during 2015 was $46.97/MWh with a standard deviation of $26.95 resulting in a coefficient of variation of 57%, compared to $76.28/MWh, $73.43, and 96% for 2014. The high for the year to date was $237.48/MWh and the low was $27.58. As shown by the table below, price levels and volatility were generally lower in 2015 as compared to 2014.

	Six Months Ended June 30,
PJM West Hub Peak Day Ahead			Increase (decrease)
	2015	2015	Units	Percent
Price ($/MWh)
Average	46.97	76.28	(29.32)	-38%
Maximum	237.48	655.75	(418.27)	-64%
Minimum	27.58	37.15	(9.57)	-26%
Standard deviation	26.95	73.43	(46.48)	-63%
Coefficient of variation (stdev ÷ avg)	57%	96%	-39%	-40%

Daily percentage changes
Average	2.7%	4.9%	-2.1%	-43%
Maximum	209.3%	200.3%	9.0%	4%
Minimum	-63.5%	-78.1%	14.7%	-19%
Standard deviation	26.8%	34.7%	-7.8%	-23%

Number of days
Up 10% or more	36	40	(4)	-10%
Between 10% up and 10% down	54	50	4	8%
Down 10% or more	37	37	–	0%

As a result of these factors, and the inclusion of the fair value amount of $2,462,000 of unrealized revenue on FTR positions as of June 30, 2014, for the six months period ended June 30, 2015, net trading revenue decreased by $19,554,000 or 62.4% compared to $31,326,000 for the same period in 2014.

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Retail electricity sales: Revenue from the retail sale of electricity is recorded in the period in which customers consume the commodity, net of any applicable sales tax. Revenue applicable to electricity consumed by customers but not yet billed under the cycle billing method is estimated and accrued along with the related costs. Changes in estimates are reflected in operations in the period in which they are refined.

In addition to the designated hedges described below in “costs of retail electricity sold” to which hedge accounting was applied, we also used certain derivative contracts to which hedge accounting was not applied as economic hedges in our retail business to reduce our exposure to higher costs. In our segment reporting, the gain on these contracts net of any losses is reported as “wholesale trading revenue, net”.

For the six months ended June 30, 2015 and 2014, we recorded total revenues in our retail segment of $13,112,000 and $7,177,000, respectively. These totals consisted of retail energy sales of $13,444,000 in 2015 and $5,127,000 in 2014, up 162.2%, and a wholesale trading loss of $332,000 in 2015 and a gain of $2,050,000 in 2014. 2015’s results were driven by a 318.3% increase in customers as a result of increased marketing efforts.

The following table details key operating statistics for the periods indicated:

	For/At Six Months Ended June 30,
Key Operating Statistics			Increase (decrease)
(in units unless otherwise indicated)	2015	2015	Units	Percent
Retail electricity sales ($000s)	13,444	5,127	8,317	162.2%
Wholesale trading revenue, net ($000s)	(332)	2,050	(2,382)	-116.2%
Total segment revenues ($000s)	13,112	7,177	5,935	82.7%

Unit sales (MWh)	147,995	49,130	98,865	201.2%
Weighted average retail price (¢/kWh)	8.86	14.61	(5.75)	-39.4%

Customers receiving service, end of period	38,500	9,204	29,296	318.3%

Diversified investments: During the six months ended June 30, 2015 and 2014, the Company recorded no revenue but capitalized a total of $1,116,000 and $57,000, respectively, of costs associated with its real estate development activities, consisting primarily of purchases of land for development and construction costs incurred.

Interest income on securities is recorded in other income and fair value is reported on the balance sheet. Securities are reviewed for possible impairment at least quarterly, or more frequently if circumstances arise which may indicate impairment.

Beginning in the second quarter of 2015, we began selling management services to third parties and recorded revenue of $125,000.

Costs of retail electricity sold: For the six months ended June 30, 2015, the Company hedged the cost of 33,635 MWh via designated derivatives or 22.73% of the 147,995 MWh of electricity sold to its retail customers in such period. For the year, our hedges had the effect of increasing the cost of retail electricity sold by $911,000.

As shown by the Open Derivative Contracts table on page 54, as of June 30, 2015, we had designated 61,952 MWh of electricity futures as hedges against the cost of expected 2015 electricity purchases and $885,000, representing the net loss on the effective portion of the hedges, was deferred in accumulated other comprehensive income and this entire amount is expected to be reclassified to cost of retail electricity sold by December 31, 2015.

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As of June 30, 2015, AOCI includes $705,300 of losses related to cash flow hedges that were discontinued. The total amount will be reclassified to cost of retail electricity sold by August 31, 2015.

As shown by the Open Derivative Contracts table on page 54, as of December 31, 2014, we had hedged the cost of 48,947 MWh (approximately 10.5% of expected 2015 electricity purchases for the customers receiving service from us as of that date) and $863,408 of the net loss on the effective portion of the hedge was deferred and included in AOCI. This amount is expected to be reclassified to cost of retail electricity sold by December 31, 2015.

Principally as a result of increases in the amount of energy used per customer, increased costs, and an increase customer count, for the six months ended June 30, 2015, our cost of retail electricity sold, net of losses on designated hedges, increased by $6,052,000 or 96.6% to $12,319,000 compared to $6,267,000 for the same period in 2014.

Retail sales and marketing: For the six months ended June 30, 2015 and 2014, we spent $603,000 and $151,000 on retail sales and marketing, principally on outbound telemarketing.

Compensation and benefits: During the six months ended June 30, 2015 and 2014, salaries, wages, and related costs decreased by $4,632,000 or 33.4% to $9,230,000 compared to $13,862,000 for the same period in 2014. Our personnel expense is directly related to the revenue we record, since our trader’s compensation is tied to revenue production, this decrease in expense is in line with the decrease in revenues.

Professional fees: For the six months ended June 30, 2015 and 2014, professional fees decreased by $242,000 to $1,317,000 compared to $1,559,000 at June 30, 2014. The majority of the decrease is due to professional fees incurred during the 2014 for recruiter fees to hire additional traders.

Other general and administrative: For the period ended June 30, 2015 and 2014, these costs increased by approximately $641,000 to $2,310,000 compared to $1,669,000 for 2014. The increase was primarily related to additional spending on marketing and administrative expenses associated with the Notes Offering. We incurred $1,103,000 and $563,000 in marketing and administrative expenses associated during the six months ended June 30, 2015, and 2014, respectively. In addition, costs for travel has increased during the six months ended 2015 due to the reorganization.

Trading tools and subscriptions: For the six months ended June 30, 2015 and 2014, trading tools and subscriptions expense increased by $52,000 or 8.3% to $681,000 compared to $629,000 for the same period in 2014, primarily due to an increase in our volumetric fees that we incur for services that we utilize for billing our retail customers.

Other income (expense): Other expense, net of other income, decreased by $321,000 to $864,000 for the first half of 2015 compared to $1,185,000 for the same period in 2014. As the principal component of other expense, interest expense increased by $687,000 to $1,669,000 for 2015 year to date compared to $982,000 for the same period in 2014. The increase was attributed primarily to an increase in outstanding debt of $7,807,000 for the six month period ended June 30, 2015 compared to $3,512,000 for the six month period ended June 30, 2014. In addition the foreign currency exchange rate increased by $762,000 for the six months ended June 30, 2015 compared to 2014 due to the need to convert funds in trading accounts and deposits to CAD funds to cover losses that were incurred during the quarter. In addition, interest income increased by $166,000 from $56,000 in 2014 to $222,000 in 2015. The primary reason for the increase is due to interest on the note receivable of $99,000 and interest earned on the investment in convertible notes of $75,000 earned in 2015 over 2014’s amount of $28,000, an increase of $47,000.

Preferred distributions: During the six months ended June 30, 2015 and 2014, we distributed $275,000 to our preferred unit holder.

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Liquidity, Capital Resources, and Cash Flow

In our wholesale trading business, we require a significant amount of cash to pledge as collateral to market operators which allows us to trade and generate revenues. With respect to our retail operation, in addition to collateral posted with ISOs that allows us to acquire power for our customers, we are also required to fund accounts receivable as well as margin requirements associated with hedges. We are generally required to pay for power every 4 days or so, while our average collection period on receivables is 40 to 45 days. As such, our capital is largely invested in trading accounts and deposits and receivables. Our capital expenditure requirements are nominal, being limited largely to computer and office equipment, software, and office furniture. Therefore, in any given reporting period, the amount of cash consumed or generated will primarily be due to changes in working capital.

Historically, our capital requirements have been funded by notes payable and operating profits and we are dependent on cash on hand, cash-flow positive operations, and additional financing to service our existing obligations. Should we incur significant losses from operations within a short period, we would be forced to cover such payments by reducing the balances in our trading accounts. Either of such events would have a detrimental effect on the Company.

We are taxed as a partnership for income tax purposes which means that we do not pay any income taxes. All of our income (or loss) for each year is allocated among holders of our common units who are then personally responsible for the tax liability associated with such income. Our Member Control Agreement provides for distributions of cash to these members based upon their respective ownership interests in the amount necessary to permit the member who is in the highest income tax bracket to pay all state and federal taxes on our net income allocated to such member.

The decision to make distributions other than tax distributions to holders of our common units and required distributions to holders of preferred units is at the discretion of our Board of Governors (the “Board”) and depends on various factors, including our results of operations, financial condition, capital requirements, contractual restrictions, outstanding indebtedness, investment opportunities, and other factors considered by the Board to be relevant. The indenture governing our Notes prohibits us from paying distributions to our members if there is an event of default with respect to the Notes or if payment of the distribution would result in an event of default. The indenture also prohibits our Board from declaring or paying any distributions other than tax distributions if, in the reasonable determination of the Board, the Company would have insufficient cash to meet anticipated Note redemption or repayment obligations.

While we believe we have sufficient cash on hand, coupled with anticipated cash generated from operating activities and the anticipated proceeds from our Notes Offering to meet our operating cash requirements for at least the next twelve months, we regularly evaluate other potential sources of capital, which may include sourcing additional financing in the form of debt in order to provide added flexibility to support our working capital needs and reduce our overall costs of borrowing. In addition, the Company currently has sufficient liquidity for its operating requirements and expects to use a portion of its available cash to finance additional retail energy expansion and acquisitions, and may also examine a variety of potential investments for its excess cash, which could include equities, real estate, and debt instruments. There can be no assurance that these investments will prove to be profitable.

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The following table measures our liquidity and capital resources as of the dates indicated:

	At
Dollars in thousands	June 30, 2015		December 31, 2014		Increase (decrease)
	Dollars	Percent of total assets	Dollars	Percent of total assets	Dollars	Percent
Liquidity
Cash - unrestricted	$5,083	17.0%	$2,397	7.5%	$2,686	112.1%
Cash in trading accounts	8,481	28.4%	21,100	66.4%	(12,619)	-59.8%
Accounts receivable - trade	5,393	18.1%	2,394	7.5%	2,999	125.3%
Total liquid assets *	18,957	63.5%	25,891	81.6%	(6,934)	-26.8%

Total assets	$29,848	100.0%	$31,770	100.0%	(1,922)	-6.0%

Capital Resources
Current	$21,547	72.2%	$8,652	27.2%	$12,895	149.0%
Long term	12,969	43.5%	10,636	33.5%	2,333	21.9%
Total debt	34,516	115.6%	19,288	60.7%	15,228	79.0%

Series A preferred	2,745	9.2%	2,745	8.6%	–	0.0%
Common	(7,133)	-23.9%	(194)	-0.6%	(6,939)	3576.8%
Accumulated other comprehensive income	(280)	-0.9%	147	0.5%	(427)	-290.5%
Total equity	(4,668)	-15.6%	2,698	8.5%	(7,366)	-273.0%
Total capitalization	$29,848	100.0%	$21,986	69.1%	$7,862	35.8%

__________

* - Closest GAAP measure is total current assets, which was $21,605,000 as of June 30, 2015 and $26,619,000 as of December 31, 2014

The table below summarizes our primary sources and uses of cash for the six months ended June 30, 2015 and 2014 as derived from the statements of cash flows included in this Form 10-Q.

	For the Six Months Ended June 30,
Dollars in thousands			Increase (decrease)
	2015	2014	Dollars	Percent
Net cash provided by (used in):
Operating activities	$2,288	$3,352	$(1,064)	-31.7%
Investing activities	(1,269)	(3,722)	2,453	-65.9%
Financing activities	1,686	(63)	1,749	2676.2%
Net cash flow	2,075	(433)	3,138	624.7%

Effect of exchange rate changes on cash	(19)	218	(237)	-108.7%

Cash - unrestricted:
Beginning of period	2,397	3,190	(793)	-24.9%
End of period	$5,083	$2,975	$2,108	70.9%

For the quarter ended June 30, 2015, we generated $2,288,000 from operating activities. The largest sources of cash from operations was a decrease from our trading accounts and deposits of $6,856,000, due to the sale of TCP and exiting markets. The most significant items affecting our operating cash flow was a $1,353,000 increase in accounts payable for the cost of retail electricity sold, which was directly related to the growth in the customer count during the six months ended June 30, 2015. Due to the trading revenue lost during the six months ended June 30, 2015 there was also a decrease in accrued compensation of $1,411,000. Growth in accounts receivable also used $2,998,000 of cash.

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During the period, we used $1,269,000 of cash for investing activities, primarily related to the purchase of additional marketable securities, which had a net effect of $761,000 after accounting for the sale of the securities, during the six months ended June 30, 2015.

At June 30, 2015, our debt totaled $27,094,000 compared to $13,697,000 as of the prior six month period ended June 30, 2014. For the period, we were provided with $1,686,000 for financing activities, including a net $6,834,000 increase in debt and payment of $4,958,000 in distributions. Of the total distribution amount, $275,000 was paid to the holder of our preferred units and $4,678,000 was paid to our common unit-holders.

For the six months ended June 30, 2014, we generated $3,352,000 from operating activities. The largest sources of cash from operations were net income of $8,669,000 and an increase to accrued compensation of $1,325,000. The major use of cash from operations was to increase our trading accounts, $7,107,000. During 2014, we used $3,722,000 of cash for investing activities, with the largest expenditures being for $999,000 to secure our position with the Canadian court in conjunction with the former employee litigation (see “Note 16 Commitments and Contingencies – Former Employee Litigation”), the purchase of marketable securities of $760,000, our investment in Ultra Green’s convertible notes consumed $1,129,000, and finally the acquisition of DEG for $680,000. At June 30, 2014, our debt totaled $13,697,000 compared to $10,185,000 as of the prior year end. For the quarter, the Company used $63,000 for financing activities, including a net increase in debt of $3,284,000 and payment of $3,348,000 in distributions. Of the total distribution amount, $275,000 was paid to the holder of our preferred units and $3,073,000 was paid to our common unit-holders.

Financing

In February 2012, we executed a $25,000,000 Futures Risk-Based Margin Finance Agreement (the “Margin Line” and the “Margin Agreement”, respectively) with ABN AMRO. The Margin Agreement provides CEF with an uncommitted $25,000,000 revolving line of credit for which it pays a commitment fee of $35,000 per month. Loans under the Margin Agreement are secured by all balances in CEF’s trading accounts with ABN AMRO, are payable on demand, and bear interest at an annual rate equal to 1.00% in excess of the Federal Funds Target Rate, or approximately 1.25%. Under the Margin Agreement, the Company is also subject to certain reporting, affirmative, and negative covenants, including maintenance of minimum account net liquidating equity as defined of $3,000,000, a maximum loan ratio as defined of 12.5:1, and minimum consolidated tangible net worth of 4% of the amount of the Margin Line or $1,000,000. The Margin Agreement was amended on May 31, 2013 to reduce the uncommitted credit line to $15,000,000, the commitment fee to $25,000 per month, and the covenant with respect to net liquidating equity as defined to $1,500,000. There were no borrowings outstanding under the Margin Line as of June 30, 2015.

On May 10, 2012, our Form S-1 registration statement relating to the offer and sale of our Renewable Unsecured Subordinated Notes (File No. 333-179460) was declared effective by the SEC, and the offering of notes commenced on May 15, 2012. The registration statement on Form S-1 covers up to $50,000,000 in principal amount of 3 and 6 month and 1, 2, 3, 4, 5, and 10 year notes.

For the first six month periods ended June 30, 2015 and 2014, we incurred $1,103,000 and $563,000, respectively, of offering-related expenses, including marketing and printing expense, legal and accounting fees, filing fees, and trustee fees. These costs and expenses are expensed as incurred. From the effective date of May 10, 2012 through August 11, 2015, we have sold a total of $27,214,000 in principal amount of Notes and repaid $4,417,000, for a net raise to date of $22,797,000.

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On May 8, 2015 the Company filed a replacement registration statement on Form S-1 relating to the offer and sale of our Renewable Unsecured Subordinated Notes (the “2015 S-1”). The 2015 S-1 covers up to $75,000,000 in principal amount of 3 and 6 month and 1, 2, 3, 4, 5, and 10 year notes.

On May 12, 2014, the Company drew $700,000 under an evergreen, uncommitted line of credit from Royal Bank of Canada (the “RBC Line” and “RBC”, respectively). Advances under the RBC Line bear interest at a variable annual interest rate of 1 month LIBOR plus 2.25% set at the time of advance for a 30 day term, mature at various dates, and are collateralized by assets held in the Company’s marketable securities account. RBC is not obligated to make any extensions of credit to the Company and availability of funds may be increased or decreased by RBC in its sole and absolute discretion. Prepayment of any outstanding principal under the RBC Line may subject the Company to LIBOR break funding costs. There were no borrowings outstanding under the RBC Line as of June 30, 2015.

On June 16, 2014, the Company purchased a single family home in Garrison, Minnesota for use as a corporate retreat (the “Garrison Property”) for a purchase price of $285,000, paid with $57,000 of cash and the proceeds of a $228,000 note (the “Security State Mortgage”) advanced by the Security State Bank of Aitkin (“Security State”) and secured by a first mortgage. The loan is payable in 239 equal installments of $1,482 due on the 16th of each month beginning on July 16, 2014 and one irregular installment of $1,482 due on June 16, 2034 (the “maturity date”). The note bears interest at an annual rate equal to the prime rate as published from time to time by The Wall Street Journal plus 0.75%, subject to a floor of 4.75%. Whenever increases occur in the interest rate, Security State, at its option and with notice to the Company, may: (a) increase the Company’s payments to insure the loan will be paid off by the maturity date; (b) increase the Company’s payments to cover accruing interest; (c) increase the number of the Company’s payments; or (d) continue the payments at the same amount and increase the Company’s final payment. The loan may be prepaid in whole or in part at any time without penalty.

On October 14, 2014, REH, TSE, and TSEE entered into a Credit Agreement with the Toronto, Ontario branch of Maple Bank GmbH (the “Maple Agreement” and “Maple Bank”), expiring October 31, 2016. The Maple Agreement provides the Company’s retail energy services businesses with a revolving line of credit of up to $5,000,000 in committed amount secured by a first position security interest in all of the assets of REH and its subsidiaries, a pledge of the equity of such businesses by the Company, and certain validity and financial guarantees. Availability of loans is keyed to advance rates against eligible receivables as defined. Any loans outstanding bear interest at an annual rate equal to 3 month LIBOR, subject to a floor of 0.50%, plus a margin of 6.00%. In addition, the Company is obligated to pay an annual fee of 1.00% of the committed amount on a monthly basis and a monthly non-use fee of 1.00% of the difference between the committed amount and the average daily principal balance of any outstanding loans. The Company is also subject to certain customary reporting, affirmative, and negative covenants. As of June 30, 2015, $3,386,000, respectively, was outstanding under the Maple Agreement.

On November 21, 2014, American Land and Capital, LLC (“American Land”) and Cyclone entered into four construction loan agreements, each for a committed amount of $205,000 or $820,000 in total (the “Fox Meadows Construction Loans”). Each commitment is secured by a mortgage on a lot (numbers 1, 2, 3, and 4) in Block 1 of Fox Meadows 3rd Addition and is also personally guaranteed by Mr. Krieger. Fox Meadows is a townhouse development located in Lakeville, Minnesota in which Cyclone owns 35 attached residential building sites. Proceeds of the Construction Loans will be used to construct the first four spec/model homes on Cyclone’s Fox Meadows property. Draws on the Construction Loans bear interest at the higher of: (a) 6.50% or (b) the prime rate as reported from time to time by The Wall Street Journal plus 3.00%. Interest only is payable monthly on the 10th and the note matures on November 24, 2015. The loan may be prepaid in whole or in part at any time without penalty. As of June 30, 2015 there was $1,161,142 outstanding.

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On December 23, 2014, via an assignment and assumption agreement between Cyclone and Kenyon Holdings, LLC (“Kenyon”), a related party, Cyclone took ownership of a 10 acre parcel of undeveloped land located at 170xx Texas Avenue, Credit River Township, Minnesota and assumed a $120,000 note secured by a mortgage on the property and owed to Lakeview Bank (the “Lakeview Bank Mortgage”). Kenyon is owned by Timothy S. Krieger, the Company’s primary owner and its Chief Executive Officer, and Keith W. Sperbeck, its Vice President of Operations. The Lakeview Bank Mortgage bears interest at the highest prime rate reported as such from time to time by The Wall Street Journal. Interest only is payable monthly on the 25th, the note matured on April 30, 2015 and was renewed for another year until April 30, 2016. The loan may be prepaid in whole or in part at any time without penalty. As of June 30, 2015, there was $119,976 outstanding under the Lakeview Bank Mortgage.

Effective June 28, 2013, pursuant to a Membership Unit Purchase Agreement, Mr. Krieger purchased 100% of the outstanding issue or 496 redeemable preferred units from Mr. John O. Hanson. Concurrently with the purchase, Mr. Krieger and the Company exchanged the redeemable preferred units for an identical number of new Series A Preferred Units (the “Series A Preferred”) and the redeemable preferred units were cancelled. The Series A preferred is not redeemable, callable, or convertible, is non-voting with respect to elections to the Company’s Board of Governors, is senior to the Company’s common equity units with respect to rights in liquidation, and is entitled to distributions out of legally available funds in the amount of $92.25 per unit per month.

Non-GAAP Financial Measures

The Company’s communications may include certain non- GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance, financial position, or cash flows that excludes, or includes, amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements.

Non-GAAP financial measures utilized by the Company “total liquid assets.” The most comparable GAAP measure is total current assets. The Company’s management believes that this non-GAAP financial measure provides useful information to investors and enables investors and analysts to more accurately compare the Company's ongoing financial performance over the periods presented.

Critical Accounting Policies and Estimates

Revenue Recognition and Commodity Derivative Instruments

Revenues in our wholesale trading business are derived from trading financial, physical, and derivative energy contracts while those for our retail segment result from electricity sales to end-use consumers. In our trading activities, contracts with the exchanges on which we trade permit net settlement, including the right to offset cash collateral in the settlement process. Accordingly, we net cash collateral against the derivative position in the accompanying consolidated balance sheets. All realized and unrealized gains and losses on derivative instruments are recorded in revenues. Revenue from the retail sale of electricity, including estimates of unbilled revenues for power consumed by customers but not yet billed under the cycle billing method, is recorded in the period in which customers consume the commodity, net of any applicable sales tax.

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Hedge Accounting

In our retail business, we are exposed to volatility in the cost of energy acquired for sale to customers, and as a result, in October 2012, we began using derivatives to hedge or reduce this variability, since changes in the price of certain derivatives are expected to be highly effective at offsetting changes in this cost.

For a cash flow hedge, the effective portion of any change in the hedging instrument’s fair value is recorded as other comprehensive income until the change in value of the hedged item is recognized in earnings. To qualify for hedge accounting, the hedge relationships must meet extensive documentation requirements and hedge effectiveness and ineffectiveness must be assessed and measured on an on-going basis.

Fair Value Measurements

FASB’s Fair Value Measurement Topic establishes a hierarchy of inputs with respect to determining the fair value of assets and liabilities for financial reporting purposes. The three types of inputs are “Level 1” (quoted prices in active markets for identical assets or liabilities), “Level 2” (inputs other than quoted prices that are observable either directly or indirectly for the asset or liability), and “Level 3” (unobservable inputs for which little or no market data exists). Financial instruments that are not traded in publicly quoted markets or that are acquired based on prices and terms determined by direct negotiation with the issuer are classified as Level 3 and carried at book value, which management believes approximates fair value, until circumstances otherwise dictate.

With respect to Level 3 inputs in particular, significant increases or decreases in specific inputs in isolation could result in higher or lower fair value measurements and the methods and calculations used by the Company to estimate fair values may not be indicative of net realizable value or reflective of future fair values. Furthermore, the use of different methodologies or assumptions to determine fair values could result in different fair value measurements and such variations could be material. In addition to management’s assessments, from time to time, the Company may engage third parties such as appraisers, brokers, or investment bankers to assist management in its valuation and classification of financial instruments.

Real Estate Development

Revenues from real estate developments, if any, are recognized at the time of sale closing if all significant conditions are satisfied, including adequate down payment, reasonable assurance of collectability of any notes received, and completion of other contract requirements. Recognition of all or part of the revenue is deferred if any significant conditions are not satisfied. Costs that relate directly to development projects are capitalized and allocated using the specific identification method. Land acquisition, improvements, and holding costs, including real estate taxes and interest are capitalized while a development is in progress. Interest expense, if any, is capitalized based on specific identification of notes payable issued to finance specific assets under development. Once development on a project has been completed and sales have begun, remaining inventory is recorded at the lower of cost or market. Development costs are charged to cost of sales when the related revenue is recognized or when a development is abandoned.

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Profits Interest Payments

Two of our second-tier subsidiaries (SUM and CEF) have Class B members. Under the terms of such subsidiaries’ member control agreements, Class B members have no voting rights, are not required to contribute capital, and have no rights to distributions following termination of employment, but are entitled to a defined share of profits while employed. Since Class B members have no corporate governance rights or risk of capital loss (or gain), they do not own non-controlling equity interests and profits interests payments are recorded as compensation expense during the period earned and are classified as accrued compensation on the balance sheet.

For the three and six month periods ended June 30, 2015 and 2014, we recorded $507,000, $237,000, $2,273,000, and $5,423,000, respectively, in compensation and benefits, representing the allocation of profits to Class B members. The amount of accrued profits interests included in accrued compensation at June 30, 2015 and 2014 was $463,000 and $336,000, respectively.

Item 3 - Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in our normal business activities. Market risk is the potential loss that may result from changes associated with an existing or forecasted financial or commodity transaction. The types of market risks we are exposed to are commodity price risk, interest rate risk, liquidity risk, credit risk and currency exchange risk. In order to manage these risks we may use various fixed-price forward purchase and sales contracts, futures and option contracts, and swaps and options traded in the over-the-counter financial markets.

Commodity Price Risk

Commodity price risks result from exposures to changes in spot prices, forward prices, volatilities, and correlations between various commodities, such as natural gas, electricity, coal, oil, and emissions credits.

We manage the commodity price risk of our retail load serving obligations by entering into various derivative or non-derivative instruments to hedge the variability in future cash flows from forecasted sales and purchases of electricity. These instruments include forwards, futures, swaps, and option contracts traded on various exchanges as well as in over-the-counter markets. The portion of forecasted transactions hedged may vary based upon management's assessment of market, weather, operation and other factors.

In our wholesale trading businesses, we measure the risk of our portfolio using several analytical methods, including position limits, stop loss, stress testing, and value-at-risk (“VaR”).

Our daily long term VaR model is based upon log-normal returns calculated from the last 30 business days of prices at the 95% confidence level, or 1.645 standard deviations, with a one day liquidity assumption. Our short term VaR model measures the risk of virtual and up-to-congestion transactions and is based upon 4 years of seasonal prices at the 95% confidence level, with a one day liquidity assumption.

VaR is calculated daily, using positions and prices updated to the close of business on the previous day. The price history used is ideally that of the instrument held; however, in the cases where those prices are unavailable, benchmarking is used. Our VaR calculations always use the market value of the position, not its cost. In the case of a position where it is likely to take more than one day to close out, VaR is multiplied by the square root of the average days to liquidate the position in a stressed market.

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The VaR model we apply to FTRs (“illiquid VaR”) is based upon 5 years of seasonal prices at the 95% confidence level but with no liquidity assumption, that is, we will not be able to exit the position prior to its maturity due to a lack of trading activity in the instruments. As a result of this liquidity assumption, the VaR of our FTRs may not be added to that of our other positions.

As of June 30, 2015 and December 31, 2014, the longest tenor of our FTR positions was 0 and 5 months, respectively. Consequently, the following table only summarizes our liquid VaR as of and for the six months ended June 30, 2015 and 2014:

			Increase (decrease)
	2015	2015	Units	Percent
Liquid VaR
As of June 30	$181,377	$400,895	$(219,518)	-54.8%
For the six months ended June 30:
Average	$240,310	$138,075	$102,235	74.0%
Maximum	394,857	426,201	(31,344)	-7.4%
Minimum	83,078	7,453	75,625	1014.7%

VaR, pct of cash in trading accounts
As of June 30	1.23%	2.86%	-1.63%	-57.1%
For the six months ended June 30:
Average (1)	1.62%	0.99%	0.64%	64.9%
Maximum (1)	2.67%	3.04%	-0.37%	-12.2%
Minimum (1)	0.56%	0.05%	0.51%	956.0%

__________

1 - Dollar VaR divided by the average balance of cash in trading accounts for the period.

Due to the inherent limitations of statistical measures such as VaR, the evolving nature of the competitive markets for electricity and related derivatives, and the seasonality of changes in market prices, the VaR calculation may not capture the full extent of commodity price exposure. As a result, actual changes in the fair value of mark-to-market derivative instruments assets and liabilities could differ from the calculated VaR, and such changes could have a material impact on our financial results.

The value of the derivative financial instruments we hold for trading purposes and as cash flow hedges is significantly influenced by forward commodity prices. Periodic changes in forward prices could cause significant changes in the marked-to-market (“MTM”) valuation of these contracts. For example, assuming that all other variables remain constant:

Percentage change in forward	Average percentage change in mark-to-market valuation			Dollar change in mark-to-market valuation
price from June 30, 2015	Derivatives held for trading	Economic hedges	Cash flow hedges	Derivatives held for trading	Economic hedges	Cash flow hedges
10%	116.6%	26.5%	10.0%	377,050	94,049	88,100
5%	58.3%	13.3%	5.0%	188,525	47,025	44,050
1%	11.7%	2.7%	1.0%	37,705	9,405	8,810
-1%	-11.7%	-2.7%	-1.0%	(37,705)	(9,405)	(8,810)
-5%	-58.3%	-13.3%	-5.0%	(188,525)	(47,025)	(44,050)
-10%	-116.6%	-26.5%	-10.0%	(377,050)	(94,049)	(88,100)

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Interest Rate Risk

As of June 30, 2015, we had $4,888,000 of variable rate debt outstanding and at December 31, 2014, we had $1,635,000 of such debt outstanding. The interest rates charged on such are based in part on changes in certain market indices plus a credit margin, but are subject to “floors”, which may have the effect of converting variable rates to fixed rates and such was the case at June 30, 2015 and December 31, 2014. Consequently, at either date, we had no variable rate debt, although in the future we may be exposed to fluctuations in interest rates. Exposures to interest rate fluctuations may be mitigated by entering into derivative instruments known as interest rate swaps, caps, collars, and put or call options. These contracts reduce exposure to interest rate volatility and result in primarily fixed rate debt obligations when taking into account the combination of the variable rate debt and the interest rate derivative instrument.

Liquidity Risk

Liquidity risk arises from our general funding needs and the management of our assets and liabilities. We are exposed to additional collateral posting or margin requirements with the ISOs and exchanges if price volatility or levels increase. Based on a sensitivity analysis for positions under marginable contracts, a 20% change in electricity prices would cause an increase in margin collateral posted of approximately $1,118,000 as of June 30, 2015. This analysis uses simplified assumptions and is calculated based on portfolio composition and margin-related contract provisions as of June 30, 2015.

Wholesale Counterparty Credit Risk

Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties pursuant to the terms of their contractual obligations. We monitor and manage credit risk through the credit policies described in “Item 1 - Business – Wholesale Trading – Credit Risk Management” of our 2014 Form 10-K. Given the credit quality, diversification, and term of the exposure in the portfolio, we do not anticipate a material impact on financial position or results of operations from nonperformance by any counterparty.

Retail Customer Credit Risk

In our retail business, we may be exposed to certain customer credit risks. Although we are currently not exposed to retail customer credit risk to a large degree due to our participation in POR programs, we expect that this situation will change as we grow our retail business and expand into non-POR areas. Furthermore, economic and market conditions may affect our customers' willingness and ability to pay their bills in a timely manner, which could lead to an increase in bad debt expense above and beyond the allowance for uncollectible accounts charged to us by utilities. In general, we intend to manage retail credit risk as described in “Item 1 - Business – Retail Energy Services – Credit Risk Management” of our 2014 Form 10-K.

Foreign Exchange Risk

A portion of our assets and liabilities are denominated in Canadian dollars and are therefore subject to fluctuations in exchange rates, however, we do not have any exposure to any highly inflationary foreign currencies. We believe our foreign currency exposure is limited.

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Item 4 - Controls and Procedures

The Company maintains a system of disclosure controls and procedures that is designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, the Company conducted an evaluation of our disclosure controls and procedures as defined in Exchange Act Rules 13a-15(e) and 15d-15(e). Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that, as of June 30, 2015, the Company’s disclosure controls and procedures were effective.

Changes in Internal Control over Financial Reporting

There was no change in the Company’s internal control over financial reporting that occurred during the three months ended June 30, 2015 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

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Part II – Other Information

Item 1 - Legal Proceedings

See “Note 16 - Commitments and Contingencies” on page 33 of this Form 10-Q for a discussion of certain legal proceedings.

Item 1A - Risk Factors

No material changes from prior disclosure.

Item 2 - Unregistered Sales of Equity Securities and Use of Proceeds

None

Item 3 - Defaults Upon Senior Securities

None

Item 4 - Mine Safety Disclosures

None

Item 5 - Other Information

None

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Item 6 - Exhibits

Exhibit Number	Description
3.1	Articles of Amendment and Restatement of Aspirity Holdings LLC (formerly known as Twin Cities Power Holdings, LLC), effective July 14, 2015 (incorporated by reference to Exhibit 3.1 of the Registrant's Form 8-K filed July 15, 2015).
3.2	Amended and Restated Bylaws of Aspirity Holdings LLC (formerly known as Twin Cities Power Holdings, LLC), effective July 14, 2015 (incorporated by reference to Exhibit 3.1 of the Registrant's Form 8-K filed July 15, 2015).
4.4	Aspirity Holdings LLC (formerly known as Twin Cities Power Holdings, LLC) Renewable Unsecured Subordinated Notes Subscription Agreement (incorporated by reference to Exhibit 4.4 to the Registrant's Form 8-K filed July 20, 2015).
10.1	Equity Interest Purchase Agreement by and between Angell Energy, LLC and Twin Cities Power Holdings, LLC, dated June 1, 2015 (to be filed August 17, 2015).
10.2	Secured Promissory Note, dated as of June 1, 2015, and made by from Angell Energy, LLC in favor of Twin Cities Power Holdings, LLC (to be filed August 17, 2015).
10.3	Security and Guarantee Agreement by and among Angell Energy, LLC, Twin Cities Power, LLC, Summit Energy, LLC, and Michael Angell and Twin Cities Power Holdings, LLC, dated as of June 1, 2015 (to be filed August 17, 2015).
10.4	Administrative Services Agreement by and between Angell Energy, LLC and Apollo Energy Services, LLC, dated as of June 1, 2015 (to be filed August 17, 2015).
10.5	DataLive Software License Agreement by and between Apollo Energy Services, LLC and Angell Energy, LLC, dated as of June 1, 2015 (to be filed August 17, 2015).
10.6	Office Sublease Agreement by and between Bell State Bank & Trust and Aspirity Holdings LLC (formerly known as Twin Cities Power Holdings, LLC), dated as of June 4, 2015 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed July 20, 2015).
22.1	Form of Noteholder Solicitation Cover Letter, dated June 2, 2015 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed June 2, 2015).
22.2	Frequently Asked Questions, dated June 2, 2015 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed June 2, 2015).
22.3	Solicitation of Votes from Holders of the Renewable Unsecured Subordinated Notes of Twin Cities Power Holdings, LLC, dated June 2, 2015 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed June 2, 2015).
22.4	Form of Ballot, dated June 2, 2015 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed June 2, 2015).
31.1	Certification of Chief Executive Officer, pursuant to Rule 13a-14 and 15d-14 of the Securities Exchange Act of 1934.
31.1	Certification of Chief Financial Officer, pursuant to Rule 13a-14 and 15d-14 of the Securities Exchange Act of 1934.
32.1	Certification of Chief Executive Officer and Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	XBRL Instance Document
101.SCH	XBRL Schema Document
101.CAL	XBRL Calculation Linkbase Document
101.DEF	XBRL Definition Linkbase Document
101.LAB	XBRL Labels Linkbase Document
101.PRE	XBRL Presentation Linkbase Document

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

TWIN CITIES POWER HOLDINGS, LLC

/S/ Timothy S. Krieger
Dated: August 14, 2015	By:	Timothy S. Krieger
Chief Executive Officer, President and Chairman of the Board (principal executive officer)

/S/ Wiley H. Sharp III
Dated: August 14, 2015	By:	Wiley H. Sharp III
Vice President – Finance and Chief Financial Officer (principal accounting and financial officer)

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EXHIBIT 31.1

CHIEF EXECUTIVE OFFICER CERTIFICATION

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Timothy S. Krieger, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Twin Cities Power Holdings, LLC;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s Board of Governors:

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2015

/s/ Timothy S. Krieger

Timothy S. Krieger

Chairman of the Board, Chief Executive Officer, and President

EXHIBIT 31.2

CHIEF FINANCIAL OFFICER CERTIFICATION

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Wiley H. Sharp III, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Twin Cities Power Holdings, LLC;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations, and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

e)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s Board of Governors:

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2015

/s/ Wiley H. Sharp III

Wiley H. Sharp III

Vice President – Finance and Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. §1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Twin Cities Power Holdings, LLC (the “Company”) on Form 10-Q for the quarter ended June 30, 2015, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Timothy S. Krieger, Chief Executive Officer of the Company, and I, Wiley H. Sharp III, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Timothy S. Krieger

Timothy S. Krieger

Chairman of the Board, Chief Executive Officer and President

Date: August 14, 2015

/s/ Wiley H. Sharp III

Wiley H. Sharp III

Vice President – Finance and Chief Financial Officer

Date: August 14, 2015

UNITED STATES OF AMERICA

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-Q/A

Amendment No. 1

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2015

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period from ______________ to ______________

Commission File Number: 333-179460

Aspirity Holdings LLC

(Exact name of registrant as specified in its charter)

Minnesota	6221 – Commodity Contracts Brokers and Dealers	27-1658449
(State of organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

16233 Kenyon Avenue, Suite 210 Lakeville, Minnesota 55044
(Address of principal executive offices, zip code)

(952) 241-3103
(Registrant’s telephone number, including area code)

Twin Cities Power Holdings, LLC
(Former name, former address and former fiscal year, if changed since last report)

___________________________________________

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See definition of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

EXPLANATORY NOTE

This amendment (Form 10-Q/A) is being provided for the sole purpose of providing exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 omitted from our Form 10-Q for the period ending June 30, 2015, as filed on August 14, 2015. No other changes have been made to the Form 10-Q.

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Part II - Other Information

Item 6 - Exhibits

Exhibit Number	Description
3.1	Articles of Amendment and Restatement of Aspirity Holdings LLC (formerly known as Twin Cities Power Holdings, LLC), effective July 14, 2015 (incorporated by reference to Exhibit 3.1 of the Registrant's Form 8-K filed July 15, 2015).
3.2	Amended and Restated Bylaws of Aspirity Holdings LLC (formerly known as Twin Cities Power Holdings, LLC), effective July 14, 2015 (incorporated by reference to Exhibit 3.1 of the Registrant's Form 8-K filed July 15, 2015).
4.4	Aspirity Holdings LLC (formerly known as Twin Cities Power Holdings, LLC) Renewable Unsecured Subordinated Notes Subscription Agreement (incorporated by reference to Exhibit 4.4 to the Registrant's Form 8-K filed July 20, 2015).
10.1	Equity Interest Purchase Agreement by and between Angell Energy, LLC and Twin Cities Power Holdings, LLC, dated June 1, 2015.
10.2	Secured Promissory Note, dated as of June 1, 2015, and made by from Angell Energy, LLC in favor of Twin Cities Power Holdings, LLC.
10.3	Security and Guarantee Agreement by and among Angell Energy, LLC, Twin Cities Power, LLC, Summit Energy, LLC, and Michael Angell and Twin Cities Power Holdings, LLC, dated as of June 1, 2015.
10.4	Administrative Services Agreement by and between Angell Energy, LLC and Apollo Energy Services, LLC, dated as of June 1, 2015.
10.5	DataLive Software License Agreement by and between Apollo Energy Services, LLC and Angell Energy, LLC, dated as of June 1, 2015.
10.6	Office Sublease Agreement by and between Bell State Bank & Trust and Aspirity Holdings LLC (formerly known as Twin Cities Power Holdings, LLC), dated as of June 4, 2015 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed July 20, 2015).
22.1	Form of Noteholder Solicitation Cover Letter, dated June 2, 2015 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed June 2, 2015).
22.2	Frequently Asked Questions, dated June 2, 2015 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed June 2, 2015).
22.3	Solicitation of Votes from Holders of the Renewable Unsecured Subordinated Notes of Twin Cities Power Holdings, LLC, dated June 2, 2015 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed June 2, 2015).
22.4	Form of Ballot, dated June 2, 2015 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed June 2, 2015).
31.1	Certification of Chief Executive Officer, pursuant to Rule 13a-14 and 15d-14 of the Securities Exchange Act of 1934.
31.1	Certification of Chief Financial Officer, pursuant to Rule 13a-14 and 15d-14 of the Securities Exchange Act of 1934.
32.1	Certification of Chief Executive Officer and Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	XBRL Instance Document
101.SCH	XBRL Schema Document
101.CAL	XBRL Calculation Linkbase Document
101.DEF	XBRL Definition Linkbase Document
101.LAB	XBRL Labels Linkbase Document
101.PRE	XBRL Presentation Linkbase Document

3

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

TWIN CITIES POWER HOLDINGS, LLC

/S/ Timothy S. Krieger
Dated: August 17, 2015	By:	Timothy S. Krieger
Chief Executive Officer, President and Chairman of the Board (principal executive officer)

/S/ Wiley H. Sharp III
Dated: August 17, 2015	By:	Wiley H. Sharp III
Vice President – Finance and Chief Financial Officer (principal accounting and financial officer)

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Exhibit 10.1

EQUITY INTEREST PURCHASE AGREEMENT

by and among

ANGELL ENERGY, LLC, as Buyer

And

TWIN CITIES POWER HOLDINGS, LLC, as Seller

June 1, 2015

TABLE OF CONTENTS

ARTICLE I PURCHASE PRICE		1
1.1	Definitions	1
1.2	Purchase and Sale	1
1.3	General Procedure	1
1.4	Time and Place	1
1.5	Purchase Price	2
1.6	Payment of Closing Purchase Price	2
1.7	Purchase Price Adjustment: Deposits	2
1.8	Purchase Price Adjustments: Receivables and Payables	2
1.9	Purchase Price and Other Adjustments: Miscellaneous	3
ARTICLE II REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES		3
2.1	Organization and Standing	4
2.2	Authorization	4
2.3	No Breaches, Etc.	4
2.4	Governmental Entities; Consents	4
2.5	Capitalization	5
2.6	No Subsidiaries	6
2.7	Financial Statements	6
2.8	Absence of Certain Changes	6
2.9	Absence of Undisclosed Liabilities	6
2.10	Contracts	7
2.11	Title to Assets; Sufficiency of Assets; Real Property	7
2.12	Intellectual Property	8
2.13	Insurance	9
2.14	Lawsuits, Proceedings, Etc.	9
2.15	Compliance with Laws; Permits	10
2.16	Employee Benefit Matters	11
2.17	Employment Matters	12
2.18	Taxes	12
2.19	Environmental Matters	13
2.20	Brokerage	13
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ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		14
3.1	Organization and Standing	14
3.2	Authorization	14
3.3	No Breaches, Etc.	14
3.4	Brokerage	14
ARTICLE IV COVENANTS AND UNDERSTANDINGS		14
4.1	Cash at Closing	14
4.2	Employees	15
4.3	Trading Business Risks; Business Operations	15
4.4	Assumption of Contingencies	15
ARTICLE V CLOSING		15
5.1	Specific Items to be Delivered at the Closing	15
ARTICLE VI INDEMNIFICATION		16
6.1	General	16
6.2	Limitations on Indemnification	17
6.3	Exclusive Remedy	19
ARTICLE VII MISCELLANEOUS		20
7.1	Governing Law	20
7.2	Consent to Jurisdiction and Service of Process	20
7.3	Notices	20
7.4	Entire Agreement; Amendment; Counterparts	21
7.5	Headings; Severability	21
7.6	No Strict Construction; Informed Parties	21
7.7	Expenses; Taxes; Further Assurances	22
7.8	Third Party Beneficiaries	22
7.9	Assignment	22
7.10	Time is of the Essence	22
7.11	Interpretation	22
7.12	Company Disclosure Schedule	23
7.13	Publicity; Confidentiality	23

vi

EQUITY INTEREST PURCHASE AGREEMENT

This Equity Interest Purchase Agreement (this “Agreement”) is made and entered into as of June 1, 2015, by and between Angell Energy, LLC, a Texas limited liability company (“Buyer”), and Twin Cities Power Holdings, LLC, a Minnesota limited liability company (“Seller”). Buyer and Seller are collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

A. Seller owns 100% of the outstanding equity (the “Equity Interests”) of Twin Cities Power, LLC, a Minnesota limited liability company (“TCP”);

B. TCP owns 100% of the outstanding equity of Summit Energy, LLC, a Minnesota limited liability company (“Summit”). Summit is sometimes referred to herein as the “TCP Subsidiary” and TCP and Summit are collectively referred to herein as the “Companies”; and

C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller the Equity Interests on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of the Parties set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE PRICE

1.1 Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Schedule 1.1.

1.2 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign, and deliver (or cause to be delivered) to Buyer the Equity Interests, and Buyer shall purchase, acquire and accept delivery of the Equity Interests from Seller.

1.3 General Procedure. At the Closing, each Party shall deliver to the other Party such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this Agreement (including the documents identified in Section 6.1), and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the other Party.

1.4 Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Stinson Leonard Street LLP, 150 South Fifth Street, Minneapolis, Minnesota, on the date hereof, or at such other time and place as the Parties mutually agree in writing (including executing the Closing remotely via PDF or facsimile). Such date is herein referred to as the “Closing Date.”

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1.5 Purchase Price. The purchase price (the “Purchase Price”) for the Equity Interests will be Twenty Million Seven Hundred Forty Thousand Seven Hundred and Four Dollars ($20,740,704), subject to adjustment as set forth below.

1.6 Payment of Closing Purchase Price. Subject to the terms and conditions herein, the Closing Purchase Price will be paid on the Closing Date by delivery by Buyer to Seller of (a) $500,000 in cash and (b) a promissory note in the principal amount of $20,240,704 in the form attached hereto as Exhibit A (the “Note”). The Note shall (a) provide for interest at an annual rate of 6%, payable quarterly; (b) an amortization schedule as set forth in the Note; and (c) a maturity date of May 31, 2018. The Note will be guaranteed by the Companies and Michael Angell, personally.

1.7 Purchase Price Adjustment: Deposits. The Purchase Price represents the sum of Fifteen Million Dollars and the amount of cash on deposit in the TCP and Summit trading accounts, which is approximately Five Million Seven Hundred Forty Thousand Seven Hundred and Four Dollars ($5,740,704). To the extent the actual deposits on the Closing Date are more or less than $5,740,704, the Purchase Price and the Note shall be appropriately adjusted prior to execution and delivery thereof.

1.8 Purchase Price Adjustments: Receivables and Payables.

(a) All receivables recognized by the Companies with respect to pre-Closing Date transactions (the “Pre-Closing Receivables”) shall remain the property of Seller. In the event any of the Companies receives payment of Post-Closing Receivables, they shall promptly forward such payments to Seller. All payables incurred by the Companies with respect to pre-Closing Date transactions (the “Pre-Closing Payables”) shall remain the obligation of Seller. In the event any of the Companies pays a Pre-Closing Payable, they shall promptly notify Seller and Seller shall promptly reimburse the Companies for such payment.

(b) On the 60th day following the Closing Date, Seller shall provide Buyer will a statement of all Pre-Closing Payables and Pre-Closing Receivables and whether any payments or reimbursements remain unpaid. The Parties shall promptly settle any such unpaid amounts. In the event of any disagreement as to such amounts, the matter shall be referred to a mutually acceptable, nationally recognized accounting firm that does not have a relationship with Seller or Buyer. The determination by such accounting firm shall be final and binding on both Parties. The fees and expenses of such accounting firm shall be allocated between the Parties by such accounting firm in inverse proportion to the extent a party prevails on the resolution of the disagreement. By way of example, if Seller contests a $100,000 amount, and the accounting firm determines that the actual amount should be $20,000, Buyer shall be allocated 80% of the accounting firm’s fees and expenses.

(c) The payments set forth above are designed to ensure that financial transactions entered into prior to the Closing Date (trades, accounts payable, and accounts receivable) but that do not settle until after the Closing Date are for the benefit of Seller and expenses incurred prior to the Closing Date but not due until after the Closing Date are not a burden on Buyer. In the event there are Pre-Closing Payables or Pre-Closing Receivables that are not paid or collected, respectively, before such 60th day, the Parties shall, from time to time as necessary, repeat the process set forth in subsection (b) above.

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1.9 Purchase Price and Other Adjustments: Miscellaneous.

(a) Immediately following the Closing Date, Seller shall provide COBRA coverage to each of TCP’s and Summit’s employees until Buyer sets up its own employee benefit plans. Buyer shall reimburse Seller for such costs as part of the Adjustment Procedure.

(b) In order to provide adequate time for Buyer to set up its own bank accounts, Seller shall permit Buyer to access and utilize its current bank account(s). As part of the Adjustment Procedure, Buyer shall bear any costs or expenses related to such account(s). Any pre-Closing Date cash in such account(s) belongs to Seller.

(c) Bonuses for the employees Buyer acquires as part of the acquisition described herein shall be paid on the dates set forth in each employee’s agreement, but shall be pro-rated based on the amount of bonus owed prior to and subsequent to the Closing Date. Any amounts owed by Seller shall be included in the Adjustment Procedure or, if bonus payment dates are later than sixty (60) days after the Closing Date, a subsequent Adjustment Procedure.

(d) Seller will be closing its deposit account with ERCOT as of the Closing Date, but may not receive the amounts deposited therein until some time after the Closing Date. Similarly, there may be cash in MISO account(s) (other than that in the trading account deposits being transferred to Buyer) that will be refunded subsequent to the Closing Date. Seller believes that such amounts total approximately $705,000. All such amounts belong to Seller and, if any of the Companies receives any such amounts, it shall promptly deliver the same to Seller.

(e) TCP is due an FTR trading credit from MISO which is expected in April 2016. Any such amounts belong to Seller and, if Buyer receives any such amounts, shall promptly deliver the same to Seller.

ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

As a material inducement to Buyer to enter into this Agreement and with the understanding that Buyer will be relying on Seller’s representations and warranties in consummating the transactions contemplated under this Agreement, Seller hereby represents and warrants to Buyer that, except as otherwise specifically set forth in the disclosure schedule attached to this Agreement as Exhibit C (the “Company Disclosure Schedule”) corresponding to the relevant section of this ARTICLE II:

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2.1 Organization and Standing.

(a) Each Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, operate or lease the properties owned, operated or leased by it, to carry on its business as it is currently conducted and is presently proposed to be conducted, and to enter into and perform its commitments under this Agreement.

(b) Each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(c) Seller has delivered to Buyer complete and correct copies of each Company’s articles of incorporation, articles of organization, bylaws, operating agreement, member control agreement, partnership agreement, and any such similar organizational documents, as applicable, including all amendments thereto, each as may be amended from time to time (the “Company Organizational Documents”).

2.2 Authorization. The execution, delivery and performance of this has been authorized by all necessary and proper action of Seller, and no other proceedings on the part of any Company are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents. This Agreement have been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

2.3 No Breaches, Etc.. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of, (b) constitute a default under, (c) result in a violation of, (d) result in the creation of a right of termination or right of acceleration under, or (e) result in the creation of any mortgage, lien, claim, charge, lease, security interest, pledge, title retention agreement, hypothecation, preference, restriction or other encumbrance of any kind or nature (each a “Lien”) upon any assets of the Companies under the provisions of (x) any material Contract by which any Company is bound or the Business is affected, including any Major Contract, (y) the Company Organizational Documents or (z) any foreign, federal, state, or local law, statute, rule, ordinance, regulation, order, judgment or decree (each a “Law”) or Permit to which any Company or the Business is subject.

2.4 Governmental Entities; Consents. No (a) filing or registration with, (b) notification to, (c) Permit, authorization, consent, or exemption of, or (d) other action by, any Governmental Entity or any other Person is required to be obtained, made or given by any Company in connection with or following the execution, delivery and performance of this Agreement and the Transaction Documents or the transactions contemplated hereby and thereby, other than those consents, approvals, waivers, notifications, or other filings set forth in Section 2.4 of the Company Disclosure Schedule.

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2.5 Capitalization.

(a) The Equity Interests are all of the issued and outstanding equity interests of TCP. All of the Equity Interests (i) are fully paid and nonassessable, (ii) have been duly authorized and validly issued, (iii) have not been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person, and (iv) are free and clear of all Liens. TCP owns all of the issued and outstanding equity interests of the TCP Subsidiary, all of which (i) are fully paid and nonassessable, (ii) have been duly authorized and validly issued, (iii) have not been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person, and (iv) are free and clear of all Liens.

(b) Other than the Equity Interests, there are no outstanding authorized or issued (i) membership interests, partnership interests, equity securities or securities containing any equity features, (ii) options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests of any Company or obligating Sellers or any Company to issue or sell any membership interest of, or any other interest in, that Company, (iii) phantom equity rights, equity appreciation rights, restricted equity awards, or other membership interests, partnership interests, or equity-based awards or rights relating to or valued by reference to the equity securities of any Company, (iv) other binding commitments of any kind for the issuance of additional membership interests, partnership interests, or options, warrants or other securities of any Company, (v) outstanding contractual obligations (contingent or otherwise) of any Company to repurchase, redeem or otherwise acquire any membership interests, partnership interests, or other equity interests in any Company, to make any payments based on the market price or value of membership interests, partnership interests, or other equity interests of any Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity or (vi) other equity interests of any Company.

(c) There are no registration rights agreements, equityholder agreements, voting trusts or other agreements or understandings to which a Company or Seller is a party or by which it or any of them is bound relating to the voting or disposition of any membership interests, partnership interests, or other securities or interests of any Company.

(d) No Company has registered any securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and no Company is required to register, and no Company has registered, any securities under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

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2.6 No Subsidiaries. Except for the TCP Subsidiary, no Company (a) owns, directly or indirectly, or has any interest in any shares of capital stock or other equity rights, or securities or interests convertible into or exchangeable for capital stock or equity rights, or has an ownership interest in any other Person, and (b) is a party to any partnership or joint venture agreement.

2.7 Financial Statements.

(a) The unaudited financial statements of the Companies as of and for the years ended December 31, 2014 and 2013 and the 3-month period ended March 31, 2015, in the form set forth in Section 2.7(a) of the Company Disclosure Schedule (collectively, the “Financial Statements”), were (i) prepared in accordance with GAAP, consistent with past practice (except that the financial statements for such 3-month period do not contain notes and are subject to normal year-end adjustments and accruals, none of which is material, individually or in the aggregate), and (ii) present fairly, in all material respects, the combined financial condition and results of operations of the Companies as of the dates and for the periods indicated.

(b) Section 2.7(b) of the Company Disclosure Schedule sets forth a list of bank accounts and safe deposit boxes of the Companies. Such list shall set forth a full and complete list of all bank accounts and safe deposit boxes of the Companies, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.

2.8 Absence of Certain Changes. Since December 31, 2014 (other than in connection with this Agreement), each Company has conducted its business only in the ordinary course, consistent with past practice (and, for the avoidance of doubt, no Company has changed its working capital practices or its policies, practices, and procedures with respect to the establishment of reserves, accrual of expenses, prepayment of expenses, payment of trade accounts payable, and deferral of revenue), and has used commercially reasonable efforts to maintain and to preserve intact its present business organization, to conduct its operations in compliance with applicable Laws, to maintain its Permits that are required for it to carry on its Business, to preserve its assets and properties in good repair and condition, to retain the services of its employees. Since December 31, 2014, and other than in the ordinary course of business, there has not been, with respect to any Company any state of facts, event, circumstance, development, change or effect that, individually or in the aggregate: (a) would delay, prevent, limit or impair the Companies from being able to perform their respective obligations under and in accordance with the terms of this Agreement, or (b) has had or would reasonably be expected to have a Material Adverse Effect.

2.9 Absence of Undisclosed Liabilities. No Company has any Liabilities (including Liabilities as a guarantor or otherwise with respect to the obligations of others), except for (a) Liabilities which are reflected or reserved in the Financial Statements, and (b) Liabilities disclosed in Section 2.9 of the Company Disclosure Schedule, except for Liabilities incurred in the ordinary course of business in an amount not to exceed $25,000, individually or in the aggregate.

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2.10 Contracts.

(a) Copies of all material contracts (each, a “Major Contract”), as set forth in Section 2.10(a) of the Company Disclosure Schedule, have been delivered to and reviewed by Buyer. No Major Contract requires the consent of the counterparty to the transactions contemplated by this Agreement.

(b) With respect to each Major Contract: (i) such Major Contract is legal, valid and binding, in full force and effect and enforceable in accordance with its terms against the Company party thereto and, to the Knowledge of Seller, against each other party thereto, and such Major Contract will continue to be so legal, valid, binding, in full force and effect and enforceable on identical terms upon the consummation of the transactions contemplated in this Agreement, (ii) no Company is and, to the Knowledge of Seller, no other party thereto is in material breach of or default under such Major Contract and no party thereto has given to any other party thereto notice alleging that such a breach or default occurred, (iii) no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Major Contract or of any material right or Liability thereunder, (4) no Company has waived any material right under such Major Contract, and (5) no party to such Major Contract has terminated, modified, accelerated or canceled such Major Contract or any material right or Liability thereunder or communicated such party’s desire or intent to do so.

2.11 Title to Assets; Sufficiency of Assets; Real Property.

(a) The Companies have good and valid title to, or a valid leasehold interest in, all tangible personal property and other assets necessary for the conduct of the Business (including those reflected in the Financial Statements). All such properties and assets (including leasehold interests) are:

(i) free and clear of Liens except for the following (collectively referred to as “Permitted Liens”): (A) liens for Taxes not yet due and payable; (B) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; or (C) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(ii) in good condition and are adequate and suitable for the purposes for which they are currently being, and intended to be, used;

(iii) free from defects (patent and latent), except for immaterial defects which do not adversely affect the use and operation in the ordinary course of business, and

(iv) have been maintained and operated in accordance with applicable Law and normal industry practices.

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(b) All of the land, buildings, structures, and other improvements used by the Companies in the conduct of the Business are included in the Leased Real Property. Except for the Company Leases, there is no lease, sublease, or occupancy agreement in effect with respect to any Leased Real Property. No Leased Real Property has suffered any material damage by fire or other casualty that has not been repaired and restored in all material respects.

(c) No Company has received notice of (i) violations of building codes or zoning ordinances or other Laws affecting the Leased Real Property, (ii) existing, pending, or threatened condemnation or eminent domain Proceedings affecting the Leased Real Property, or (iii) existing, pending, or threatened zoning, building code, or other moratorium Proceedings or similar matters that would reasonably be expected to adversely affect the ability to operate the Leased Real Property. The Leased Real Property is sufficient for the ongoing operation of the Business after Closing.

2.12 Intellectual Property.

(a) Section 2.12(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list of all patents, patent applications, patentable inventions, trade secrets or other confidential information or know-how, trademarks, service marks, trade dress, trade names, logos, corporate names, copyright registrations and unregistered trademarks, and pending applications for registration and internet domain name registrations, uniform resource locators and social media accounts owned by the Companies, as well as a correct and complete list of all Software owned, licensed or otherwise used by the Companies (“Intellectual Property”). Section 2.12(a)(ii) of the Company Disclosure Schedule is a correct and complete listing and description of all Contracts pursuant to which Intellectual Property held by the Companies is licensed to any other Person.

(b) The Companies own or, to the extent required to use any Intellectual Property in the Business as currently conducted, has a valid and sufficient license to use such Intellectual Property. The Companies have the right to use the Intellectual Property free and clear of any Liens (other than Permitted Liens).

(c) To the Knowledge of the Seller, the Intellectual Property as licensed or used, and the conduct of the Business, have not and do not infringe, violate or misappropriate the intellectual property of any Person. There is no and has not been any claim pending or threatened in writing against any Company within the last four years alleging any such infringement, violation or misappropriation. To the Knowledge of the Seller, no Person is infringing, violating or misappropriating any Intellectual Property.

(d) As of the Closing, all Intellectual Property that is owned by the Companies and registered will be recorded in the name of the applicable Company and (i) such Company’s rights in all such Intellectual Property are valid, subsisting, and enforceable and (ii) such Company has taken all reasonable steps to maintain such Intellectual Property, including the payment of any fees. There are no Proceedings (including any oppositions, interferences, or reexaminations) settled, pending, or threatened, challenging the validity, enforceability, registrability, or ownership of any Intellectual Property that is owned by a Company and no Company is subject to any outstanding or prospective order by a Governmental Entity (including any motion or petition therefor) that does or would restrict or impair the use of any such Intellectual Property.

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(e) Each Company has taken commercially reasonable actions to protect the confidentiality, integrity and security of all customer and supplier lists, trade secrets, know-how and confidential information stored or contained in the Intellectual Property. No Company has breached any confidentiality or nondisclosure agreement to which it is subject.

(f) All Software, databases, systems and information technology equipment used or held for use in connection with the operation of the Business are the “IT Assets.” The IT Assets are in good working condition to perform all information technology operations in the Business. The IT Assets have not materially malfunctioned or failed within the past three years and to the Knowledge of the Sellers do not contain any viruses, “viral” open source software (software which could require external distribution of Company-owned Software), bugs, faults or other devices or effects that materially adversely affect the functionality, availability, ownership or security of the IT Assets.

2.13 Insurance. Section 2.13 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all insurance policies maintained by the Companies or with respect to which any Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”), and all pending outstanding claims against such Insurance Policies. As of the Closing, all Insurance Policies will be held in the name of, the appropriate Company. The Companies have made available to Buyer complete and correct copies of all the Insurance Policies, together with all riders and amendments thereto. The Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid and each Company is otherwise in compliance in all material respects with the terms of the Insurance Policies to which it is a party. All of the Insurance Policies are in amounts and have coverages that are reasonable and customary for Persons engaged in businesses similar to that engaged in by the Companies. Since January 1, 2012, (a) no claim has been pending under any Insurance Policy as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights and (b) the Companies have timely presented each claim for which coverage was available under an Insurance Policy to the applicable insurer. No Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any Insurance Policy.

2.14 Lawsuits, Proceedings, Etc.. There are no actions, claims, suits, proceedings, mediations, orders, union grievances, arbitrations, administrative charges, employee disputes or investigations (“Proceedings”) pending, threatened or reasonably expected to arise against or affecting any Company, the Business, or any Company’s assets at law or in equity, or before or by any Governmental Entity. There are no actions pending or threatened seeking to enjoin or restrain any of the transactions contemplated by the Transaction Documents.

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2.15 Compliance with Laws; Permits.

(a) Each Company is, and has for the last five years been, in compliance in all material respects with all applicable Laws. The outstanding equity interests of the Companies were offered, sold, issued or delivered in compliance with applicable federal and state securities Laws (including pursuant to valid exceptions to any such securities Laws). Each Company has in place compliance programs reasonably designed to cause such Company and their respective employees and agents to be in compliance with all applicable Laws and has made copies of such compliance program policies available to Buyer.

(b) All material foreign, federal, state, and local approvals, permits, registrations, franchises, certificates, licenses (including licenses to sell, solicit, and negotiate insurance) and other similar requirements of Governmental Entities (collectively, “Permits”) required (i) for the Companies to conduct the Business as currently being conducted, or (ii) for the lawful ownership of its respective properties and assets, are in the possession of the applicable Company, are in full force and effect and are being complied with in all respects. A true, correct and complete list of all Permits held by the Companies (designating the holder and expiration date of each) is set forth in Section 2.15(b) of the Company Disclosure Schedule. No Company is relying on any exemption from or deferral of any Law or Permit that would not be available to such Company after the Closing Date and consummation of the transactions contemplated by this Agreement. All applications required to have been filed for the renewal of any Permits have been duly filed on a timely basis with the appropriate Governmental Entities. No event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would reasonably be expected to constitute, a default or violation under any of the Companies’ Permits or would permit revocation or termination of, or limitation or restrictions upon, any of those Permits or would give rise to a fine or other Liability against any Company. No suspension, revocation or cancellation of any Permit is pending or threatened (nor has any Company received any notice to such effect).

(c) No Company, and no director, officer, employee, or, to the Knowledge of Seller, agent, or other Person acting for or on behalf of a Company has (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties, or campaigns or violated any provision of applicable United States and non-United States anti-bribery Laws and measures, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(d) No Company, nor any of its Affiliates, executive officers, or directors (i) appears on the Specially Designated Nationals and Blocked Persons List of the U.S. Office of Foreign Asset Control (“OFAC”) or on any other similar list maintained by OFAC pursuant to any authorized statute, executive order, or regulation; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (1) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (2) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (3) the United States Trading with the Enemy Act of 1977, as amended; (4) the United States International Emergency Powers Act of 1977, as amended; or (5) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted or charged with a felony related to money laundering; or (iv) is under investigation by any Governmental Entity for money laundering.

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2.16 Employee Benefit Matters.

(a) Section 2.16(a) of the Company Disclosure Schedule contains a true and correct list of every plan, fund, Contract, program and arrangement (formal or informal, whether written or not and whether by employment or other individual agreement or not) that any Company currently sponsors, maintains or contributes to, or is required to contribute to, for the benefit of present or former employees, including, without limitation, those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness, accident or other welfare benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, equity bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax-qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, option, equity appreciation right, phantom equity or equity benefits, (iv) salary continuation, paid time off, supplemental unemployment, current or deferred compensation (other than current salary or wages paid in the form of cash), termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), or (v) fringe or other material benefits (each such plan, fund, Contract, program, and arrangement required to be set forth in Section 2.16(a) of the Company Disclosure Schedule, collectively, the “Employee Plans”). All compensation, including wages, commissions, bonuses, and benefits, payable to all Employees for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Estimated Balance Sheet).

(b) No Employee Plan is a plan subject to Title IV of ERISA or Section 412 of the Code.

(c) No Company has made or committed to make any material increase in contributions or benefits under any Employee Plan that would become effective either on or after the Closing Date.

(d) No Employee Plan is currently under audit or examination by any Governmental Entity.

(e) Neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby will (i) result in any payment (including severance, termination, change in control payments, unemployment compensation, golden parachute, forgiveness of Indebtedness or otherwise) becoming due to Employees of a Company from such Company under any employment agreements or Employee Plan or otherwise; (ii) increase any benefits otherwise payable under any employment agreement or Employee Plan or otherwise; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

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2.17 Employment Matters.

(a) Section 2.17(a) of the Company Disclosure Schedule sets forth a true, correct and complete listing of all the employees of the Companies as of the Closing Date (the “Company Employees”), including their respective names, employing Company, job titles or functions and their base compensation, including salaries or wages plus any applicable incentive compensation plans, enrollment in any Employee Plan, primary work location and the current status (as to leave or disability pay status, leave eligibility status, full-time or part-time, exempt or nonexempt, temporary or permanent status) of each such Company Employee to the extent permitted by applicable Law.

(b) Except as provided in Section 2.17(b) of the Company Disclosure Schedule, no Company is a party to any collective bargaining agreement or other agreement with any labor union or organization representing any Company Employees, and no organizational effort is presently being made or threatened by, or on behalf of, any labor union or other organization representing or seeking to represent any Company Employees.

(c) Each Company is in material compliance with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, worker classification, equal opportunity, occupational safety and health, collective bargaining and the payment of social security and other Taxes. No workers’ compensation claim, charge or investigation is pending or threatened against any Company and each Company has paid or accrued all current assessments under applicable workers’ compensation Laws. Each Company has made all required payments to the appropriate Governmental Entity with respect to applicable unemployment compensation reserve accounts.

(d) Each Company has provided Buyer copies of all of its written employment policies presently in effect.

(e) Each Company has in its files a Form I-9 that is validly and properly completed in accordance with applicable Law for each Company Employee with respect to whom such form is required under applicable Law. No Company has received notice or other communication from any Governmental Entity regarding any unresolved violation or alleged violation of any applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States.

2.18 Taxes.

(a) Each Company has: (i) timely filed all returns, declarations, reports, estimates, information returns, and statements (“Returns”) required to be filed or sent by it in respect of any Taxes and all such Returns are true, correct, and complete in all material respects, (ii) timely and properly paid all Taxes due and payable, whether or not shown on such Returns, and (iii) timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor, member, or other third party.

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(b) There are no Liens (other than Permitted Liens) for Taxes upon any assets of the Companies.

(c) No material deficiency for any Taxes has been proposed, asserted or assessed in writing or otherwise against any Company that has not been resolved and paid in full. No waiver, extension or comparable consent by any Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending Tax audit or other administrative or court proceeding with regard to any Taxes or Returns of any Company, nor has there been any written notice to any Company by any taxing authority regarding any such audit or other proceeding, nor is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns of any Company.

(d) No claim has ever been made by a taxing authority in a jurisdiction where a Company does not file Returns that it is or may be subject to taxation by that jurisdiction.

2.19 Environmental Matters.

(a) Each Company is, and has been, in compliance in all material respects with all applicable Laws relating to pollution, contamination, hazardous materials and protection of the environment (collectively, “Environmental Laws”). No Company has received notice of, and no Company is the subject of, any actions, demands, or notices by any Person, nor has any such action been threatened, (i) alleging Liability under or noncompliance with any Environmental Law or (ii) relating to the presence or alleged presence of Hazardous Materials in, under or upon the Leased Real Property or any offsite disposal facility or location.

(b) To the Knowledge of Seller, no Hazardous Materials or underground storage tanks are present at, in, on or under any of the Leased Real Property.

(c) To the Knowledge of Seller, no Company has Liability under any Environmental Law nor is it responsible for any material Liability of any other Person under any Environmental Law.

2.20 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Company.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

3.1 Organization and Standing. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and organization and has all requisite power and authority to enter into and perform its commitments under this Agreement.

3.2 Authorization. The execution, delivery and performance of this Agreement and by Buyer has been authorized by all necessary and proper action of Buyer, and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, or will be, duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

3.3 No Breaches, Etc.. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in any breach of, (b) constitute a default under, or (c) result in a violation of, any of the provisions of the certificate of formation or limited liability company agreement of Buyer or any Law to which Buyer is subject.

3.4 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

ARTICLE IV
COVENANTS AND UNDERSTANDINGS

4.1 Employees. (a) Buyer covenants and agrees that it will retain the employment of all of the employees listed on Schedule 2.17(a) (the “Retained Employees”) by assuming their respective employment agreements and, to induce them to remain in Buyer’s employ, it will amend such agreements to not require greater than a three-month non-compete from each of them. Brent Henze will continue as an employee of Apollo Energy Services, LLC (“Apollo”) but will enter into an independent contractor agreement with TCP to serve as a trader trainee.

(b) Seller shall terminate all its existing health and employee benefit plans for the Designated Employees as of the Closing Date.

(c) As soon as practicable following the Closing Date, Buyer shall provide health care coverage for the Designated Employees and shall waive all pre-existing condition waiting periods and without the application of any eligibility waiting period. In addition, Buyer shall credit all payments made during 2015 toward out-of-pocket and deductible obligation limits for 2015 under Buyer’s plans. Buyer

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(d) As soon as practicable following the Closing Date, Buyer shall offer a tax-qualified 401(k) plan for the Designated Employees, which plan shall permit rollover contributions at each Designated Employee’s option.

4.2 Trading Business Risks; Business Operations. Buyer understands and acknowledges that it is purchasing an energy trading business and that the financial results of energy trading can vary substantially, even from day to day. Buyer has familiarized itself with the business and the risks. Buyer understands that it will need to maintain substantial capital deposits with the trading exchanges; that it will be responsible for compliance with the rules of such exchanges as well as the U.S. Federal Energy Regulatory Commission the Commodity Futures Trading Commission, and other regulatory agencies; that it will be required to supervise its traders; and that it will be responsible for the activities of its traders;

4.3 Assumption of Contingencies. Buyer understands and acknowledges that TCP and Summit may be subject to PJM BOR charges, retroactive to September 2014 and that, at this time, the amount of such charges, if any, cannot be determined. Buyer also understands and acknowledges that TCP could become jointly and severally liable with certain Seller subsidiaries pursuant to that certain Stipulation and Consent Agreement among the FERC, TCP, Twin Cities Energy, LLC and Twin Cities Power-Canada, Ltd., a copy of which has been provided to Buyer. In addition, Buyer understands and acknowledges that TCP could incur obligations pursuant to the line loss case and the Canadian litigation described in Section 2.14 of the Disclosure Schedules.

4.4 Domain Name. The only domain name being transferred to Buyer is tcptrading.net.

ARTICLE V
CLOSING

5.1 Specific Items to be Delivered at the Closing. The Parties shall deliver the following items at or prior to the Closing:

(a) To be delivered by Buyer. Buyer shall deliver to Seller at or prior to the Closing:

(i) The Note;

(ii) An Administrative Services Agreement, in the form of Exhibit D hereto, duly executed by Buyer;

(iii) A Software License Agreement, in the form of Exhibit E hereto, duly executed by Buyer; and

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(iv) A Security and Guarantee Agreement, granting Seller a security interest in the assets of the Companies, in the form of Exhibit F hereto, duly executed by Buyer.

(b) To be delivered by the Companies and Sellers. The Companies and Sellers shall deliver to Buyer at or prior to the Closing:

(i) all certificates representing the Equity Interests;

(ii) duly executed documents of transfer and assignment sufficient to transfer record title and full beneficial ownership of the Equity Interests, free and clear of all Liens, endorsed in blank;

(iii) a copy of each of (A) the text of the resolutions adopted by the board of governors or other similar governing body and members or partners (as applicable) of each Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of all of the transactions contemplated hereby and thereby and (B) the Company Organizational Documents, along with a certificate, dated as of the Closing Date, executed on behalf of each Company by that Company’s secretary certifying to Buyer (X) that such copies are true, correct and complete copies of such resolutions and documents, respectively, and (Y) that such resolutions and documents were duly adopted and have not been amended or rescinded;

(iv) the Administrative Services Agreement, duly executed by the Sellers;

(v) the Software License Agreement, duly executed by Apollo Services, LLC, an affiliate of Seller; and

(vi) the Security and Guarantee Agreement, duly executed by Seller.

ARTICLE VI
INDEMNIFICATION

6.1 General.

(a) Indemnification of Buyer for Companies Breach. Subject to the limitations set forth in Section 6.2, Seller agrees to indemnify Buyer, its directors, employees, agents, representatives, members, successors, and assigns (collectively, the “Buyer Indemnified Parties”) with respect to, and hold the Buyer Indemnified Parties harmless from, any claim, loss, Liability, deficiency, damage, amount paid in settlement, cost or expense (including, but not limited to, reasonable legal fees) (collectively, “Damages”), whether or not actually incurred or paid prior to the expiration of the indemnification obligations, which the Buyer Indemnified Parties may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon the material inaccuracy or breach of any representation or warranty made by the Companies in this Agreement

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(b) Indemnification of Seller for Buyer Breach. Subject to the limitations set forth in Section 6.2, Buyer agrees to indemnify and defend Seller with respect to, and hold Seller harmless from, any Damages, whether or not actually incurred or paid prior to the expiration of the indemnification obligations, which Seller may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon (i) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or in any other Transaction Document or in any closing certificate, or (ii) the failure of Buyer to comply with any covenants or other commitments made by Buyer in this Agreement.

6.2 Limitations on Indemnification.

(a) Survival. The representations and warranties of the Parties shall survive the Closing for a period of twelve months after the Closing Date, except that (i) the representations and warranties contained in Sections 2.1 (Organization and Standing), 2.2 (Authorization), 2.5 (Capitalization), 2.6 (No Subsidiaries), 2.22 (Brokerage), and the representations and warranties contained in Sections 3.1 (Organization and Standing), 3.2 (Authorization) and 3.4 (Brokerage) (collectively, the “Fundamental Representations”), shall survive the Closing indefinitely or until the latest date permitted by Law.

(b) Threshold on Obligations. No Party will have any obligation under Section 6.1(a) or 6.1(b), unless and until the aggregate amount of Damages for which the Sellers or Buyer, as applicable, is obligated thereunder exceeds $50,000 (the “Threshold”), provided, however, that if such aggregate amount of Damages exceeds the Threshold, then the Seller or Buyer, as applicable, will be obligated for all of such Damages (including those equal to or less than the Threshold), subject to the other terms of this ARTICLE VI.

(c) Cap on Obligations.

The respective liability of Seller under Section 6.1(a) or Buyer under Section 6.1(b), in the aggregate, will not exceed an amount equal to $1,500,000 (the “Cap”), subject to the other terms of this ARTICLE

(d) Certain Treatment of Fundamental Representations. Notwithstanding the foregoing terms of this Section, Section 6.2(c) will not limit any liability with respect to any Fundamental Representation, except that neither Seller’s nor Buyer’s respective obligations, as applicable, in the aggregate, will exceed an amount equal to the Purchase Price.

(e) Calculation of Damages; Mitigation of Damages; Insurance.

(i) A Party claiming indemnification will be bound by its common law duty to mitigate its Damages.

(ii) No Party shall be liable for an otherwise indemnifiable Party’s Damages if such Damages are covered by insurance, to the extent insurance proceeds are actually received by such Party (net of deductibles, increases in insurance premiums, and costs incurred by such Party to enforce payment from the insurer). Such Party shall use commercially reasonable efforts to obtain insurance proceeds when coverage is available.

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An Indemnified Party seeking indemnification of any Damages or potential Damages arising from a claim asserted by a third party (a “Third Party Claim”) must give written notice to the Indemnifying Party promptly after the Indemnified Party’s receipt of an assertion of Liability from the third party, provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Agreement unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

(f) The Indemnifying Party may, at its option by providing written notice to the Indemnified Party, control the defense of any Third Party Claim for which indemnification is sought. If (i) the Indemnifying Party does not assume such defense, or notifies the Indemnified Party within 30 days after the date notice is provided pursuant to Section 6.2(e) that the Indemnifying Party does not assume such defense, (ii) having assumed such defense but failed to actively and diligently contest such Third Party Claim in good faith with legal counsel reasonably acceptable to the Indemnified Party, then the Indemnified Party shall have the right, but not the obligation (upon delivering notice to such effect to the Indemnifying Party) to retain separate counsel of its choosing, defend such Third Party Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Party); it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. In the event that the Indemnifying Party desires to defend the Indemnified Party against a Third Party Claim, (i) the Indemnifying Party shall use its commercially reasonable efforts to defend diligently such Third Party Claim, and (ii) the Indemnified Party, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, but with such actions not being determinative of the amount of any Damages. In all cases, the party without the right to control the defense of the Third Party Claim may retain counsel of its choice at its own expense, and may participate in the defense of such Third Party Claim. Notwithstanding the foregoing sentence, if the Indemnifying Party assumes control of such defense and (i) the employment of counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such Third Party Claim, (ii) the Indemnifying Party shall not have employed, or is prohibited under this Section 6.2 from employing, counsel in the defense of such Third Party Claim, or (iii) the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, then the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith will be considered Damages for purposes of this Agreement; provided, that in no event will the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties.

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(g) Notwithstanding Section 6.2(f) above, if, with respect to a Third Party Claim: (i) such Third Party Claim seeks an injunction or other equitable remedies in respect of the Indemnified Party or its business; (ii) such Third Party Claim is reasonably likely to result in Liabilities that, taken with other then existing claims under this ARTICLE VII, would not be fully indemnified hereunder; (iii) the Indemnified Party has been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim; (iv) such Third Party Claim seeks a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (v) such Third Party Claim relates to any ongoing business of the Indemnified Party (which, in the case of Buyer, shall include the Companies), then, in each such case, (x) the Indemnified Party alone shall be entitled, but not obligated, to contest, defend, compromise and settle such Third Party Claim in the first instance, with counsel of its choosing, at the expense of the Indemnifying Party; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim, and (y) if the Indemnified Party does not contest, defend, compromise or settle such Third Party Claim, the Indemnifying Party shall then have the right to contest and defend such Third Party Claim (provided that the Indemnifying Party shall only compromise or settle such Third Party Claim in accordance with subsection (e) below).

(h) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(i) Notwithstanding anything in this Section 6.2 to the contrary, neither the Indemnifying Party nor the Indemnified Party may, without the written consent of the other party, which consent shall not be unreasonably withheld or delayed, settle or compromise any Third Party Claim for which indemnification is sought, or permit a default judgment, or consent to entry of any judgment. If a settlement offer solely for money damages is made by the applicable third-party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnified Party, the Indemnified Party may decline to accept the settlement offer and may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate Damages with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay under this Agreement will be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept plus the Damages of the Indemnified Party relating to such Third Party Claim through the date of its rejection of the settlement offer, or (ii) the aggregate Damages of the Indemnified Party with respect to such Third Party Claim.

6.3 Exclusive Remedy. This ARTICLE VI shall be the exclusive remedy for any and all claims arising under, out of, or related to this Agreement.

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ARTICLE VII
MISCELLANEOUS

7.1 Governing Law. This Agreement shall in all respects be governed by, and enforced and interpreted in accordance with, the laws of the State of Minnesota, except with respect to its rules relating to conflicts of laws.

7.2 Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN THE DISTRICT COURT OF THE STATE OF MINNESOTA OR ANY FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF MINNESOTA SITTING IN MINNEAPOLIS, MINNESOTA. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (II) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 8.5; AND (III) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (II) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES HERETO IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR SUBSIDIARIES, AFFILIATES, OWNERS AND SUCCESSORS TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.3 Notices. All notices, consents, requests, demands, instructions or other communications provided for herein shall be in writing and shall be deemed validly given, made and served (a) when delivered personally, (b) three Business Days after being sent by certified or registered mail, postage prepaid, (c) the next Business Day after being sent by reputable overnight delivery service, (d) when receipt is electronically confirmed if sent by facsimile transmission, or (e) the same Business Day as transmitted via electronic mail address or number set out below if sent during the normal business hours of the recipient (or the next succeeding Business Day if not sent on a Business Day or if sent after the normal business hours of the recipient). Notice shall be addressed at the following addresses (or such other address for a Party as shall be specified by notice given hereunder):

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If to Buyer, to:

Angell Energy, LLC

5613 Ridgepass Lane
McKinney, TX 75071-6221

Email: michaelc.angell@gmail.com

If to the Seller:

Twin Cities Power Holdings, LLC

16233 Kenyon Avenue

Lakeville, MN 55044

tkrieger@twincitiespower.com

With a copy to (which shall not constitute receipt of notice hereunder):

Stinson Leonard Street LLP
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
Facsimile No.: (612) 335-1657
Email: mark.weitz@stinsonleonard.com
Attention: Mark Weitz

7.4 Entire Agreement; Amendment; Counterparts. This Agreement, the Company Disclosure Schedule, and the schedules and exhibits delivered pursuant to this Agreement evidence the entire agreement between Seller and Buyer relating to the purchase and sale of the Equity Interests and supersede in all respects any and all prior oral or written agreements or understandings. This Agreement may be amended or modified only by written instrument signed by the Party against which such amendment is sought to be enforced. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement. For purposes of this Agreement, facsimile signatures and electronically delivered signatures shall be deemed originals.

7.5 Headings; Severability. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference. Each and every provision of this Agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other provisions of this Agreement will nevertheless remain in full force and effect, and such provision automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by applicable Law, but as close to the Parties’ original intent as is permissible.

7.6 No Strict Construction; Informed Parties. This Agreement has been negotiated among, and agreed to be, informed and knowledgeable Parties, at arm’s-length and represented by legal counsel. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

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7.7 Expenses; Taxes; Further Assurances. Except to the extent otherwise provided in this Agreement, each Party shall pay for its own legal, accounting, financial advice and other similar expenses incurred in connection with the transactions contemplated by this Agreement. Any sales, transfer, use or excise Taxes payable in connection with these transactions shall be paid by Sellers. Sellers agree that, on and after the Closing Date, they shall take all appropriate action and execute any instruments of conveyance, assignment or transfer or other documents of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

7.8 Third Party Beneficiaries. Except as expressly provided in ARTICLE VII, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the Parties.

7.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any Party may be assigned (including by operation of Law or if there is a change of control of such Party, including by merger, consolidation, or sale of all or substantially all of its equity interests) by any Party without the other Parties’ prior written consent, except that Buyer may assign this Agreement and its rights and obligations hereunder to any of its Affiliates. Any purported assignment in contravention of this Section 7.11 shall be void.

7.10 Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.11 Interpretation. In this Agreement:

(a) words used in the singular number shall extend to and include the plural, and all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders;

(b) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(c) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(d) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(e) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(f) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

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(g) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(h) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all” and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(i) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(j) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(k) all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(l) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(m) a document or other item will be considered to have been delivered or made available to Buyer if posted to the online “data site” maintained by Stinson Leonard Street LLP at least two Business Days prior to the date hereof; and

(n) “ordinary course of business” and similar phrases means the ordinary course of business of such Person, consistent with that Person’s past practice.

7.12 Company Disclosure Schedule. Any item, information or facts set forth in any section or subsection of the Company Disclosure Schedule (by cross-reference or otherwise) will be deemed to disclose an exception to or qualify the related representation and warranty and any other representation and warranty contained in ARTICLE II if it is reasonably apparent and understood by a reasonable person (and without the need to examine any underlying or incorporated document) that the disclosure modifies those other representations and warranties. The disclosure of any matter or item in the Company Disclosure Schedule will not be deemed to constitute an acknowledgement that any such matter or item is material or is required to be disclosed. Capitalized terms used in the Company Disclosure Schedule and not otherwise defined in the Company Disclosure Schedule have the meanings ascribed to them in this Agreement.

7.13 Publicity; Confidentiality.

(a) Except for announcements approved by Buyer and Seller or required by law, there shall be no public announcements relating to the execution of this Agreement or to the sale and purchase of the Equity Interests (including the Purchase Price). If Buyer and Seller agree to issue a press release immediately after Closing, then the text of that press release will be subject to the review and consent of Buyer and Seller, which consent will not be unreasonably withheld.

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(b) Each Party shall hold, and shall use its commercially reasonable efforts to cause its Affiliates, and their respective officers, directors, employees and agents to hold, in strict confidence from any Person, unless (i) compelled to disclose by judicial or administrative process or by other requirements of Law or (ii) disclosed in a Proceeding brought by a Party to this Agreement in pursuit of its rights or in the exercise of its remedies hereby, all documents and information concerning the other Party or any of its Affiliates furnished to it by any other Party or such other Party’s officers, directors and agents in connection with this Agreement, or the transactions contemplated hereby or thereby, except to the extent that such documents or information can be shown to have been (1) previously known by the Party receiving such documents or information, (2) in the public domain (either prior to or after the furnishing of such documents or information hereby) through no fault of such receiving Party or (3) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party to this Agreement to keep such documents and information confidential; provided, however, that following the Closing, the foregoing restrictions shall not apply to Buyer’s or any of its Affiliates’ use of documents and information concerning the Companies or the Business furnished by or on behalf of Seller. After the Closing, Seller shall hold, and shall use their commercially reasonable efforts to cause their Affiliates to hold, in strict confidence from any Person all information regarding the Companies and the Business that is not now in (and does not become part of, through no fault of Sellers or their Affiliates) the public domain.

(Remainder of Page Intentionally Left Blank; Signature Page Follows.)

IN WITNESS WHEREOF, Sellers, the Companies, the Sellers’ Representative, and Buyer have executed this Agreement by their respective duly authorized representatives as of the date set forth in the first paragraph.

BUYER:

ANGELL ENERGY, LLC

By: /s/ Michael C. Angell
Name: Mike Angell
Its: CEO

SELLER:

TWIN CITIES POWER HOLDINGS, LLC
By: _/s/ Timothy S. Krieger
Name: Tim Krieger
Its: CEO

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LIST OF EXHIBITS

Exhibit A	Form of Promissory Note

Exhibit B	[Reserved]

Exhibit C	Company Disclosure Schedules

Exhibit D	Form of Administrative Services Agreement

Exhibit E	Form of Software License

Exhibit F	Form of Security and Guarantee Agreement

LIST OF SCHEDULES

Schedule 1.1	Defined Terms

Schedule 1.1

DEFINED TERMS

(a) “Affiliate” with respect to any Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the first mentioned Person.

(b) “Agreement” is defined in the Preamble.

(c) “Buyer” is defined in the Preamble.

(d) “Buyer Indemnified Parties” is defined in Section 7.1(a).

(e) “Cap” is defined in Section 7.2(b)(i).

(f) “Closing” is defined in Section 1.4.

(g) “Closing Date” is defined in Section 1.4.

(h) “Closing Purchase Price” is defined in Section 1.5.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Companies” and “Company” are defined in the Preamble.

(k) “Company Disclosure Schedule” is defined in ARTICLE II.

(l) “Company Employees” is defined in Section 2.17.

(m) “Company Leases” is defined in Section 2.11(b).

(n) “Company Organizational Documents” is defined in Section 2.1(c).

(o) “Contract” means any contract, agreement, mortgage, lease, loan agreement, instrument, memoranda of understanding or other understanding, whether oral or written.

(p) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other equity interests or as trustee or executor, by contract or credit arrangement or otherwise.

(q) “Damages” is defined in Section 7.1(a).

(r) “Employee Plans” is defined in Section 2.16(a).

(s) “Employees” is defined in Section 2.16(a).

(t) “Environmental Laws” is defined in Section 2.19(a).

(u) “Equity Interests” is defined in Recital C.

(v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(w) “Financial Statements” is defined in Section 2.7(a).

(x) “Fundamental Representations” is defined in Section 7.2(a).

(y) “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

(z) “Governmental Entity” means any court, arbitrator or other foreign, federal, state or local governmental, regulatory or other administrative body, authority, department, commission, board, bureau, agency or instrumentality.

(aa) “Hazardous Materials” means (i) hazardous materials, hazardous substances, extremely hazardous substances, hazardous wastes, infectious wastes, acute hazardous wastes, toxic substances, contaminants or pollutants, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), and any other Environmental Laws; (ii) petroleum, including crude oil or any fraction thereof; (iii) any radioactive material, including any source, special nuclear, or by product material as defined in 42 U.S.C. § 2011 et seq.; (iv) asbestos in any form or condition; and (v) any substance that contains regulated levels of polychlorinated biphenyls.

(bb) “Indebtedness” means, with respect to the Companies (without duplication): (i) the principal value, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness, whether short term or long term, including all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments (including any shareholder or member notes), (ii) any indebtedness arising under capitalized leases, whether short term or long term, (iii) all liabilities secured by any Lien, other than Permitted Liens, on any property owned by the Companies, (iv) all Liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect any Company against fluctuations in interest rates, (v) all obligations for the deferred purchase price of, or earn-outs or similar contingent consideration with respect to, property or services (other than trade payables included in Current Liabilities on the Estimated Balance Sheet), (vi) all outstanding balances under any letters of credit, performance bonds, bankers acceptances or similar obligations (for the avoidance of doubt, not including any undrawn amounts under standby letters of credit), (vii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vi), and (viii) all indebtedness referred to in the foregoing clauses (i) through (vii) which is directly or indirectly guaranteed by any Company or that is secured by the assets or properties of the Companies.

(cc) “Indemnified Party” is defined in Section 7.4.

(dd) “Indemnifying Party” is defined in Section 7.4.

(ee) “Insurance Policies” is defined in Section 2.13.

(ff) “Intellectual Property” is defined in Section 2.12(a).

(gg) “IT Assets” is defined in Section 2.12(e).

(hh) “Knowledge of Seller” means knowledge of Seller or Timothy Krieger, after due inquiry.

(ii) Law” is defined in Section 2.3.

(jj) “Leased Real Property” is defined in Section 2.11(b).

(kk) “Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

(ll) “Lien” is defined in Section 2.3.

(mm) “Major Contract” is defined in Section 2.10(a).

(nn) “Material Adverse Effect” means any change or event that, individually or in the aggregate, (i) has had, or may reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of a Company, or (ii) would prevent or materially adversely affect the ability of a Company or Sellers to perform their obligations under this Agreement, the Transaction Documents or consummate the transactions contemplated herein and therein, other than, as to either clause (i) or (ii), any change or event resulting from, relating to or arising out of: (A) general economic conditions in any of the markets or geographical areas in which the Companies operate, (B) any change in economic conditions or the financial, credit, banking, currency or capital markets in general, (C) acts of God or other calamities, or the occurrence of any military or terrorist attack, or (D) the taking of any action by Sellers or a Company required by the terms of this Agreement or the Transaction Documents in effect prior to Closing, unless in the case of (A) and (B), where the same has a materially disproportionate effect on a Company as compared to other Persons operating in an industry in which that Company operates.

(oo) “Parties” and “Party” are defined in the Preamble.

(pp) “Permits” is defined in Section 2.15(b).

(qq) “Permitted Liens” is defined in Section 2.11(a)(i).

(rr) “Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, Governmental Entity, or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), located, incorporated, organized, formed, or existing anywhere in the world.

(ss) “Pre-Closing Payables” is defined in Section 1.8.

(tt) “Pre-Closing Receivables” is defined in Section 1.8.

(uu) “Proceedings” is defined in Section 2.14.

(vv) “Purchase Price” is defined in Section 1.5.

(ww) “Seller” is defined in the Preamble.

(xx) “Software” means computer programs or data in computerized form, whether in object code, source code or other form.

(yy) “Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, built-in gains, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, alternative minimum, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, unclaimed property, windfall profits, customs, GST, VAT, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed by any taxing authority upon Sellers, the Companies or any Affiliate.

(zz) “Third Party Claim” is defined in Section 7.5(a).

(aaa) “Threshold” is defined in Section 7.2(b).

Exhibit A

Form of Promissory Note

Exhibit B

[Reserved]

Exhibit C

Company Disclosure Schedules

Exhibit D

Form of Administrative Services Agreement

Exhibit E

Form of Software License

Exhibit F

Form of Security and Guarantee Agreement

Exhibit 10.2

SECURED PROMISSORY NOTE

$20,240,704.00	Minneapolis, MN
June 1, 2015

FOR VALUE RECEIVED, Angell Energy, LLC, a Texas limited liability company (the “Maker” or the “Company”), hereby promises to pay to the order of Twin Cities Power Holdings, LLC or its successors or assigns, as the case may be (“Payee”), at Payee’s principal place of business, or such other place as may be specified in writing by Payee, the principal sum of Twenty Million Two Hundred Forty Thousand Seven Hundred and Four Dollars ($20,240,704.00), together with simple interest on the unpaid principal balance from the date of this Note until May 31, 2018 (the “Maturity Date”) at the rate of six percent (6%) per annum.

1. Payments. The Maker shall make quarterly payments of interest and principal as set forth in the amortization schedule attached hereto as Exhibit A and made a part of this Note by this reference thereto. On the Maturity Date, all unpaid principal and accrued interest shall be due and payable.

2. Events of Default. The Maker will be in default under this Agreement upon the happening after the effective date of this Agreement of any of the following events:

(a). Filing by the Maker of a petition for relief under the United States Bankruptcy Code, or any other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidation, custodian, or other similar official of it or any substantial part of its property, or consenting to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or making a general assignment for the benefit of creditors.

(b). The failure by the Maker to pay any principal and accrued interest on the Note when due.

3. Remedies Upon Default. In the event of a default described above, and provided that the Maker has not cured the default within 45 days of such default, the Payee will have the right, at Payee’s option and without demand or notice: (a) to declare all or any part of the Note immediately due and payable; and (b) to exercise, in addition to the rights and remedies granted hereby, all of the rights and remedies of the Payee under the Uniform Commercial Code, or any other applicable law. In addition, the interest rate hereunder shall increase to an annual rate of 15%.

4. Security. The repayment of this Note is secured by a Security and Guarantee Agreement, of even date herewith, among Angell Energy, LLC, Twin Cities Power, LLC, Summit Energy, LLC, Michael Angell (individually) and Twin Cities Power Holdings, LLC.

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5. Notices. All notices, requests, demands, claims and other communications pursuant to this Note will be in writing and will be deemed duly given two business days after such notice is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a). If to Maker:

Angell Energy Services, LLC

Attn: Michael Angell

5613 Ridgepass Lane

McKinney, TX 75071-6221

Email:

(b). If to Payee:

Twin Cities Power Holdings, LLC

16233 Kenyon Avenue

Lakeville, MN 55044

Email: tkrieger@twincitiespower.com

(c). Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, overnight courier, messenger service, telecopy, telex, ordinary mail or electronic mail). Such notice, request, demand, claim or other communication will be deemed to have been duly given on the day of personal delivery or the day after sent via reputable overnight courier. Otherwise, notice will only be deemed to have been received when it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

6. Invalidity of Particular Provisions. Maker and Payee agree that the unenforceability or invalidity of any provision or provisions of this Note will not render any other provision or provisions herein contained unenforceable or invalid.

7. Successors or Assigns. Maker and Payee agree that all of the terms of this Note will be binding on their respective successors and assigns, and that the term “Maker” and the term “Payee” as used herein will be deemed to include, for all purposes, their respective designees, successors, assigns, heirs, executors and administrators.

8. Governing Law; Choice of Venue, Waiver of Jury Trial. This Note will be interpreted and governed under the laws of the State of Minnesota, without regard to conflict of laws principles. Any action or proceeding against any of the Parties relating in any way to this Note or the subject matter of this Note will be brought and enforced exclusively in the competent state or federal courts of Minnesota, and the parties to this Agreement consent to the exclusive jurisdiction of such courts in respect of such action or proceeding. The Parties waive their right to a trial by jury for any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, whether grounded in tort, contract or otherwise.

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9. Waiver. Waiver of any default hereunder by Payee will not be a waiver of any other default or of a same default on a later occasion. No delay or failure by Payee to exercise any right or remedy will be a waiver of such right or remedy and no single or partial exercise by Payee of any right or remedy will preclude other or further exercise thereof or the exercise of any other right or remedy at any other time.

10. Waiver of Presentment. Maker waives presentment, dishonor, protest, demand, diligence, notice of protest, notice of demand, notice of dishonor, notice of nonpayment, and any other notice of any kind otherwise required by law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note and expressly agrees that this Note, or any payment hereunder, may be extended or subordinated (by forbearance or otherwise) at any time, without in any way affecting the liability of Maker.

11. Collection Costs. Maker agrees to pay on demand all costs of collecting or enforcing payment under this Note, including reasonable attorneys’ fees and legal expenses, whether suit be brought or not, and whether through courts of original jurisdiction, courts of appellate jurisdiction, or bankruptcy courts, or through other legal proceedings.

12. Amendment. This Note may not be amended, converted, or modified, nor will any waiver of any provision hereof be effective, except by an instrument in writing signed by the party against whom enforcement of any amendment, conversion, modification, or waiver is sought.

IN WITNESS WHEREOF, Maker has executed this promissory note as of the date first above written.

MAKER:

ANGELL ENERGY SERVICES, LLC

_/s/ Michael C. Angell, CEO_________________

Michael Angell, Chief Executive Officer

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Exhibit A

Amortization Schedule

Exhibit 10.3

SECURITY AND GUARANTEE AGREEMENT

made by

ANGELL ENERGY, LLC, TWIN CITIES POWER, LLC, SUMMIT ENERGY, LLC
and MICHAEL ANGELL, INDIVIDUALLY
in favor of

TWIN CITIES POWER HOLDINGS, LLC

Dated as of June 1, 2015

This SECURITY AGREEMENT, dated as of June 1, 2015, is made by ANGELL ENERGY, LLC (“Angell Energy”), TWIN CITIES POWER, LLC (“TCP”), SUMMIT ENERGY, LLC (“Summit”) and MICHAEL ANGELL, individually (“MA).” Angell, TCP and Summit are referred to collectively as the “Grantors” and TCP, Summit and MA are referred to collectively as the “Guarantors”), in favor of TWIN CITIES POWER HOLDINGS, LLC (“Holdings”)

RECITALS

In order to induce Holdings to enter into that certain Equity Interest Purchase Agreement with Angell of even date herewith (the “Purchase Agreement”), whereby Angell Energy is purchasing TCP and Summit, and to support the Note made by Angell Energy in favor of Holdings in respect of the Purchase Price, the Grantors have agreed to grant Holdings certain security interests in the assets of TCP and Summit and the Guarantors have agreed to guarantee payment of the Note (the “Obligations”) as set forth herein.

NOW, THEREFORE, in consideration of the premises and to induce Holdings to enter into the Purchase Agreement, each Grantor and Guarantor hereby agrees with Holdings as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Purchase Agreement and used herein shall have the meanings given to them in the Purchase Agreement, and the following terms are used herein as defined in the Minnesota UCC (and if defined in more than one Article of the Minnesota UCC, shall have the meaning given in Article 8 or 9 thereof): Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Money, Negotiable Documents, Securities Accounts, Securities Entitlements, and Supporting Obligations,.

(b) The following terms shall have the following meanings:

“Borrower”: Angell Energy, LLC.

“Collateral”: as defined in Section 3.

“Contracts”: all contracts, leases and other agreements entered into by any Grantor pursuant to which such Grantor has the right (i) to receive moneys due and to become due to it thereunder or in connection therewith, (ii) to damages arising thereunder and (iii) to exercise all remedies thereunder.

“Grantor”: as defined in the preamble to this Agreement.

“Guarantor” as defined in the preamble to this Agreement.

“Minnesota UCC”: the Uniform Commercial Code as from time to time in effect in the State of Minnesota.

“Proceeds”: all “proceeds” as such term is defined in Article 9 of the Minnesota UCC.

“Receivable”: any right to payment for goods sold or leased, , for services rendered, or for trades made, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including all Accounts).

“Secured Obligations”: the Obligations of Angell Energy under the Note.

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SECTION 2. GUARANTEE

2.1 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to Holdings the prompt and complete payment and performance by Angell Energy when due (whether at the stated maturity, by acceleration or otherwise) of each and all of the Obligations.

(b) Each Guarantor shall be liable under its guarantee set forth in Section 2.1(a), without any limitation as to amount, for all present and future Borrower Obligations, including specifically all future increases in the outstanding amount of the Loans or Reimbursement Obligations under the Credit Agreement and other future increases in the Borrower Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents or other applicable documents governing such Borrower Obligations on the date hereof; provided, that (i) enforcement of such guarantee against such Guarantor will be limited as necessary to limit the recovery under such guarantee to the maximum amount which may be recovered without causing such enforcement or recovery to constitute a fraudulent transfer or fraudulent conveyance under any applicable law, including any applicable federal or state fraudulent transfer or fraudulent conveyance law (after giving effect, to the fullest extent permitted by law, to the reimbursement and contribution rights set forth in Section 2.2) and (ii) to the fullest extent permitted by applicable law, the foregoing clause (i) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Capital Stock in such Guarantor. For the avoidance of doubt, the application of the provisions of this Section 2.1(b) or any similar provisions in any other Loan Document: (x) is automatic to the extent applicable, (y) is not an amendment or modification of this Agreement, any other Loan Document or any other applicable document governing Borrower Obligations and (z) does not require the consent or approval of any Person.

(c) The guarantee contained in this Section 2.1 (i) shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2.1 have been paid in full.

(d) No payment made by Angell Energy or any of the Guarantors by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder in respect of any other Obligations then outstanding or thereafter incurred.

(e) Notwithstanding anything to the contrary contained herein, MA’s personal guarantee shall be one of collection only and Holdings may not take any action against MA unless and until it has exhausted all remedies and collection efforts against the Grantors and TCP and Summit as Guarantors.

2.2 Amendments, etc. with respect to the Obligations. To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by Holdings may be rescinded by Holdings and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Holdings, and the Note may be amended, amended and restated, supplemented, replaced, refinanced, otherwise modified or terminated, in whole or in part, and any collateral security, guarantee or right of offset at any time held by Holdings for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

2.3 Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Holdings upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2. The Obligationsshall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, and demand for payment and notice of default or nonpayment to or upon Angell Energy or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed, to the fullest extent permitted by applicable law, as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Purchase Agreement, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Angell Energy against Holdings, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Angell Energy or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Angell Energy for the Obligations or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, Holdings may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Angell Energy, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Holdings to make any such demand, to pursue such other rights or remedies or to collect any payments from Angell Energy, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Angell Energy, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Holdings against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

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2.3 Payments. Each Guarantor hereby agrees to pay all amounts due and payable by it under this Section 2 to Holdings without set-off or counterclaim in Dollars in immediately available funds.

SECTION 3. GRANT OF SECURITY INTEREST

Each Grantor hereby grants to Holdings, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Secured Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Contracts;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including, without limitation, all Intellectual Property;

(g) all Goods, including, without limitation, all Equipment, Fixtures and Inventory;

(h) all Instruments;

(i) all Investment Property;

(j) all Money;

(k) all Capital Stock;

(l) all Commercial Tort Claims, including, without limitation, the Commercial Tort Claims described on Schedule 8 hereto;

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(m) all other personal property not otherwise described above; and

(n) all Proceeds of any of the foregoing;

SECTION 4. REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants to Holdings that:

4.1 Title; No Other Liens. Except for the security interest granted to Holdings, such Grantor owns each item of Collateral material to its business, in all material respects, granted by it free and clear of any Liens.

4.2 Perfected First Priority Liens.

(a) The security interests granted pursuant to this Agreement upon completion of the filings and other actions specified on Schedule 4 (which, in the case of all filings and other documents referred to on such Schedule, have been delivered to Holdings in completed and, where required, duly executed form), will constitute valid perfected security interests in all of the Collateral, enforceable in accordance with the terms hereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)) against all creditors of such Grantor. Each Grantor consents to the grant by each other Grantor of the security interests granted hereby y.

4.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s exact legal name, jurisdiction of organization, organizational identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 3. On the date hereof, such Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as otherwise indicated on Schedule 3, the jurisdiction of such Grantor’s organization or formation is required to maintain a public record showing the Grantor to have been organized or formed.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Collateral is released pursuant to Section 8.15(a):

5.1 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes and other assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except in each case, as could not reasonably be expected to result in a Material Adverse Effect.

5.2 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement in such Grantor’s Collateral as a security interest having at least the perfection and priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) Such Grantor shall give to Holdings, upon reasonable prior notice access during normal business hours to all of its books, correspondence and records.

(c) At any time and from time to time, upon the written request of Holdings, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents, and take such further actions necessary or as Holdings may reasonably request consistent with this Agreement for the purpose of creating, perfecting, ensuring the priority of, protecting or enforcing Holdings’ security interest in the Collateral or otherwise conferring or preserving the full benefits of this Agreement and of the interests, rights and powers herein granted.

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5.3 Changes in Locations, Name, etc. Such Grantor will not, except upon not less than ten (10) days’ prior written notice to Holdings (or such shorter amount of time reasonably acceptable to Holdings) and delivery to Holdings of (a) all additional financing statements and other documents (executed where appropriate) reasonably requested by Holdings to maintain the validity, perfection and priority of the security interests provided for herein:

(i) change its jurisdiction of organization or the location of its chief executive office from that referred to in Section 4.4; or

(ii) change its (x) name or (y) identity or corporate structure to such an extent that any financing statement filed by Holdings in connection with this Agreement would become misleading.

5.4 Notices. Such Grantor will advise Holdings promptly, in reasonable detail, of:

(a) any Lien (other than security interests created hereby) on any of the Collateral which would adversely affect the ability of Holdings to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.5 Deposit Accounts. No Grantor shall grant control of any Deposit Account to any person. Notwithstanding the foregoing, Holdings acknowledges that a Grantor which has made a deposit in a trading account of a wholesale electricity market, such as PJM or MISO, may not be able to prevent the administrator of such market from exercising control over such deposit accounts.

5.6 Receivables. Upon the occurrence and during the continuance of an Event of Default and the receipt of notice from Holdings pursuant to this Section 5.5, except in the ordinary course of business, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that would materially and adversely affect the value thereof.

5.7 Limitation on Liens on Collateral. Such Grantor shall not create, incur or permit to exist, will defend the Collateral against, and will take such other action as is necessary to remove, any Lien or claim on or to the Collateral, and will defend the right, title and interest of Holdings in and to any of the Collateral against the claims and demands of all Persons whomsoever.

5.8 Limitations on Dispositions of Collateral. Such Grantor shall not sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so.

SECTION 6. REMEDIAL PROVISIONS

(a) At any time after the occurrence and during the continuance of an Event of Default, Holdings may (and each Grantor at the request of Holdings shall) notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to Holdings and that payments in respect thereof shall be made directly to Holdings.

(b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Receivables and Contracts to observe and perform in all material respects the conditions and obligations to be observed and performed by it thereunder, in accordance with the terms of any written agreement giving rise thereto. Holdings shall not have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by Holdings of any payment relating thereto, nor shall Holdings be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

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6.2 Proceeds to be Turned Over to Holdings. In addition to the rights of Holdings specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing and Holdings has instructed any Grantor to do so, all Proceeds received by such Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for Holdings, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to Holdings substantially in the form received by such Grantor (duly indorsed by such Grantor to Holdings, if required).

6.3 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and Holdings, or, if and whenever any Event of Default has occurred and is continuing, Holdings shall apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order (it being understood that any application of such Proceeds constituting Collateral by Holdings towards the payment of the Obligations shall be made in the following order): first, to unpaid and unreimbursed costs, expenses and fees of Holdings, second, to Holdings, for application by it toward payment of all amounts then due and owing and remaining unpaid in respect of the Obligations. Any balance of such Proceeds remaining after the Obligations have been paid in full shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same

6.4 Code and Other Remedies. If an Event of Default shall occur and be continuing, Holdings may exercise, in addition to all other rights and remedies granted to it in this Agreement, all rights and remedies of a secured party under the Minnesota UCC or any other applicable law or in equity. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law Holdings, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by this Agreement or required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of Holdings or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Holdings shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at Holding’s request, to assemble the Collateral and make it available to Holdings at places which Holdings shall reasonably select, whether at such Grantor’s premises or elsewhere. Holdings shall apply the net proceeds of any action taken by it pursuant to this Section 6.4, after deducting all reasonable costs and expenses incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as set forth in Section 6.3, and only after such application and after the payment by Holdings of any other amount required by any provision of law, including Article 9 of the Minnesota UCC, need Holdings account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against Holdings arising out of the exercise of any rights hereunder other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of Holdings. If any notice of a proposed sale or other disposition of Collateral is required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.5 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by Holdings to collect such deficiency.

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SECTION 7. ATTORNEY-IN-FACT

7.1 Holding’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints Holdings and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute any and all documents and instruments which may be necessary or reasonably desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives Holdings the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or contract of such Grantor or with respect to any other Collateral of such Grantor and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Holdings for the purpose of collecting any and all such moneys due under any Receivable or contract of such Grantor or with respect to any other Collateral of such Grantor whenever payable;

(ii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iii) execute, in connection with any sale provided for in Section 6.4, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iv) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to Holdings or Holdings shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Holdings may deem appropriate; (G)  and generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though Holdings were the absolute owner thereof for all purposes, and do, at Holdings’ option and such Grantor’s expense, at any time, or from time to time, all acts and things which Holdings deems necessary to protect, preserve or realize upon the Collateral of such Grantor Holdings’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Holdings agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default has occurred and is continuing.

(b) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to each Grantor until this Agreement is terminated and all security interests created hereby with respect to the Collateral of such Grantor are released.

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7.2 Duty of Holdings. Holdings’ sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Minnesota UCC or otherwise, shall be to deal with it in the same manner as Holdings deals with similar property for its own account. Neither Holdings nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on Holdings hereunder are solely to protect Holdings’ interests in the Collateral and shall not impose any duty upon Holdings to exercise any such powers. Holdings shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Holdings nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except, in the case of Holdings only in respect of its own gross negligence or willful misconduct, to the extent required by applicable law.

7.3 Financing Statements. Each Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as Holdings may reasonably determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to Holdings herein.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a writing executed by the parties hereto.

8.2 Notices. All notices, requests and demands to or upon Holdings or any Grantor hereunder shall be in writing, delivered by a recognized overnight delivery service, U.S. mail, or email; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1 or to such other address as such Grantor may notify Holdings in writing; provided further that notices to Holdings shall be addressed as follows, or to such other address as may be hereafter notified Holdings:

Twin Cities Power Holdings, LLC
16233 Kenyon Avenue – Suite 210
Lakeville, MN 55044
Attention: Chief Operating Officer
Telephone: 952-241-3010
Email: ksperbeck@twincitiespower.com

8.3 No Waiver by Course of Conduct; Cumulative Remedies. No Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of Holdings, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Holdings of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Holdings would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay, or reimburse Holdings for, all its documented costs and expenses incurred in connection with collecting against such Grantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement, including the reasonable and invoiced fees and disbursements of counsel to Holdings.

(b) Each Grantor agrees to pay, and to save Holdings harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

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(c) Each Grantor agrees to pay, and to save Holdings harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement.

(d) The agreements in this Section shall survive repayment of the Obligations.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Holdings and its successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of Holdings and, unless so consented to, each such assignment, transfer or delegation by any Grantor shall be void.

8.6 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and Holdings.

8.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.8 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.9 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MINNESOTA.

8.10 Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Courts of the State of Minnesota, the courts of the United States of America for the District of Minnesota, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the address referred to on Schedule I hereof or at such other address of which the other parties hereto shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

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8.11 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement; and

(b) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.12 Releases.

(a) At such time as the Obligations (other than Unasserted Contingent Obligations and obligations) have been paid in full, the Collateral shall automatically be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of Holdings and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall automatically revert to the Grantors. At the request and sole expense of any Grantor following any such termination, Holdings shall deliver to such Grantor any Collateral held by Holdings hereunder, execute and deliver to such Grantor such documents (in form and substance reasonably satisfactory to Holdings) and take such further actions as such Grantor may reasonably request to evidence such termination.

8.13 WAIVER OF JURY TRIAL. EACH GRANTOR AND EACH GUARANTOR, BY ACCEPTANCE OF THE BENEFITS HEREOF, AND HOLDINGS, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

ANGELL ENERGY, LLC, as Borrower and Grantor

By: /s/ Michael C. Angell
Name: Michael C. Angell
Title: CEO

TWIN CITIES POWER, LLC, as Grantor and Guarantor

By: /s/ Michael C. Angel
Name: Michael C. Angel
Title: CEO

SUMMIT ENERGY, LLC, as Grantor and Guarantor

By: /s/ Michael C. Angel
Name: Michael C. Angel
Title: CEO

/s/ Michael C. Angel
Michael Angell, as Guarantor

TWIN CITIES POWER HOLDINGS, LLC

By: /s/ Timothy S. Krieger
Name: Timothy S. Krieger
Title: CEO

[Signature page to Guarantee and Collateral Agreement]

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Schedule 1

NOTICE ADDRESS FOR EACH GRANTOR

[to come]

S-1-1

Schedule 3

EXACT LEGAL NAME; LOCATION OF JURISDICTION OF ORGANIZATION;

CHIEF EXECUTIVE OFFICE

[to come]

Exact Legal Name of Grantor	Jurisdiction of Organization	Organizational Identification Number	Location of Chief Executive Office
Angell Energy, LLC	Texas		5613 Ridgepass Lane McKinney, TX 75071-6221
Twin Cities Power, LLC	Minnesota		Suite #210 16233 Kenyon Avenue Lakeville MN 55044-4737
Summit Energy, LLC	Minnesota		Suite #210 16233 Kenyon Avenue Lakeville MN 55044-4737

S-3-1

Exhibit 10.4

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement") is made and entered into as of June 1, 2015 (the “Effective Date”) by and between ANGELL ENERGY, LLC, a Texas Limited Liability Company ("ANGELL") and APOLLO ENERGY SERVICES, LLC, a Minnesota limited liability company ("APOLLO").

RECITALS:

A. ANGELL desires APOLLO to provide certain management, operation and administrative services to it.

B. The parties desire to set forth in writing their agreement pursuant to which APOLLO will provide such services to ANGELL and ANGELL will compensate APOLLO therefor.

AGREEMENTS:

In consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	Term. The term of this Agreement shall commence as of the Effective Date, shall continue for a period of five (5) years, and shall be automatically renewed thereafter, on all the same terms and conditions, for successive terms of one (1) year each unless one party notifies the other that this Agreement will not be so renewed no later than thirty (30) days prior to the expiration of the original or any renewal term of this Agreement (the "Term").

2.	Management, Operational and Administrative Services. During the Term, APOLLO shall provide management, operational and administrative services as required by ANGELL and other services incident thereto, including, but not limited to, the following (collectively, the "Services"):

a.	Management Services:

(i)	Human resource management including assistance with hiring, training, locating temporary employment, providing employment-related forms, etc.;

(ii)	Management information and information technology services;

(iii)	Provision of standardized documentation and manuals;

(iv)	If requested, assistance with the preparation of financial statements;

(viii)	Coordination of and advice with respect to marketing plans and initiatives;

(ix)	Coordination of legal and accounting services;
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(x)	Coordination and development of purchase, sale, bidding and pricing standards;

(xi)	Consultation on establishment of risk management policies;

(xii)	Consultation on compliance with governmental regulations, including without limitation, those of the U.S. Federal Energy Regulatory Commission, including annual compliance training; and;

(xiv)	Such other services as ANGELL shall reasonably request or are appropriate to be provided.

b.	Administrative and Operational Services:

(i)	Personnel of APOLLO as needed, to carry out the Services: and

(ii)	Advice and consultation with respect to insurance. Notwithstanding the foregoing, ANGELL shall be responsible for the purchase of and submission and prosecution of all claims with respect to all workers' compensation, general liability, automobile liability, excess/umbrella, property, casualty, errors and omissions and other insurance with respect to ANGELL and its assets and business, and shall pay all premiums owing with respect thereto.

c. Start Up Services:

(i)	APOLLO shall provide all services reasonably necessary or appropriate for ANGELL to commence an electricity wholesale trading operation, including qualifying for trading in markets administered by Regional Transmission Organizations, Independent System Operators and other market exchanges, as requested by ANGELL. APOLLO shall not be responsible for, or have any control over, any of ANGELL's trading or business activities, which shall be solely the responsibility of ANGELL. Without limiting the generality of the foregoing, APOLLO shall not provide any direction or advice with respect to trading strategies, techniques or individual trades and ANGELL shall be solely responsible for trading gains and losses and compliance with all laws, regulations and policies of FERC, trading markets, and all governmental authorities.

(ii)	APOLLO shall provide advice and consultation to ANGELL with respect to trader compensation plans.

(iii)	Pursuant to a Software License Agreement to be entered into between the parties, APOLLO shall sublicense to ANGELL the right to use APOLLO’s proprietary Datalive™ trading system and shall provide training on the use of Datalive.

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3.	Compensation. In consideration of the Services provided by APOLLO, ANGELL shall pay to APOLLO:

(a)	A management fee equal to $75,000 per month for the first six months this Agreement is in effect. At the conclusion of such six month period, the parties will agree on an appropriate fee for the services being provided for the balance of the term or such shorter period as they shall agree upon.

(b)	ANGELL shall reimburse APOLLO for all out-of-pocket expenses incurred by APOLLO and its personnel in performing the Services for ANGELL to the extent not otherwise included above. Such reimbursements shall be due and payable immediately upon a receipt from APOLLO of an invoice therefor.

(c)	ANGELL shall compensate APOLLO for special projects undertaken by APOLLO for the benefit of ANGELL in such amounts as to which the parties may from time to time agree.

4.	Employee Benefits. APOLLO shall be responsible for the payment of all salaries, benefits, and withholding and other taxes for its employees who perform services for ANGELL pursuant to this Agreement.

5.	Indemnification.

(a)	By APOLLO: APOLLO shall indemnify and hold ANGELL, and its respective members, managers, governors, officers, employees and agents ("indemnitees") harmless from any and all claims, damages, injuries, losses, expenses, liabilities, actions or causes of action (including, reasonable attorneys’ fees incident to any of the foregoing), resulting from or arising out of any breach by APOLLO of the provisions of this Agreement based upon APOLLO's gross negligence or intentional misconduct.

(b)	By ANGELL: ANGELL shall indemnify and hold APOLLO, and its members, governors, officers, employees and agents ("indemnitees") harmless from any and all claims, damages, injuries, losses, expenses, liabilities, actions or causes of action (including, reasonable attorneys’ fees incident to any of the foregoing), resulting from or arising out of (i) any breach by ANGELL of the provisions of this Agreement’ (ii) any damages, losses, claims and penalties resulting from ANGELL's or its traders violation or alleged violation of any law, regulation, or policy of FERC, any trading market, and any other governmental authority; (iii) any trading loss or damage caused by any trader; and (iv) any third-party claims resulting from the operations, actions, or failures to act of ANGELL.

(c)	Limitation. Notwithstanding anything to the contrary in this Agreement, there will be no liability or payments for consequential, special, indirect or incidental, exemplary or special damages, or costs or expenses, whether or not relating to claims for indemnification and APOLLO’s obligations hereunder shall not exceed the amounts received by it under this Agreement.
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(d)	Independent Contractor. In performing the Services hereunder, APOLLO and its employees shall operate as and have the status of independent contractors. This Agreement shall not create a partnership, joint venture, or employer-employee relationship between APOLLO and ANGELL.

6.	Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by the laws of the State of Minnesota, without regard to conflict of law rules.

(b)	Non-waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any term, covenant or condition or of any breach of any term, covenant or condition under this Agreement, whether by conduct or otherwise, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant or condition of this Agreement.

(c)	Severability. If any provision or term of this Agreement is held by a court of competent jurisdiction to be contrary to law, unenforceable, or invalid in any situation, the remaining provisions and terms of this Agreement shall remain in full force and the validity or enforceability of the offending term or provision shall not be affected in any other situation or in any other jurisdiction.

(d)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same

(e)	Entire Agreement and Amendment. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between them with respect thereto. This Agreement may be amended only by a writing executed by all parties to this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

ANGELL ENERGY, LLC	APOLLO ENERGY SERVICES, LLC

By: _/s/ Michael C. Angell___________	By: _/s/ Timothy S. Krieger_________
Michael C. Angell	Timothy S. Krieger
Its: President/CEO	Its: President/CEO

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Exhibit 10.5

Datalive Software License

This Software License (“Agreement”), effective as of this 1st day of June, 2015, (the “Effective Date”) is between Apollo Energy Services, LLC, a Minnesota limited liability company ("Apollo") and Angell Energy, LLC, a Texas limited liability company (“Angell”), each may be individually referred to herein as a “Party” and are collectively referred to as the “Parties.”

1.	DEFINITIONS

a.	“Access Code” means the access identification codes, passwords, or other login credentials provided by Apollo to Angell or Angell Users, or that are set up by Angell or Angell Users, and that allow access and use of the Platform.

b.	“Access Method” means the Internet, private line, virtual private network or any other telecommunications facilities as well as any interfaces, including Apollo’s graphical user interfaces or those offered by any third-party, or other method through which Angell or Angell Users directly or indirectly access or use the Platform.

c.	“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly, or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

d.	“Data” means all data and other information generated by the Platform and/or otherwise provided to Angell or Angell Users hereunder, including, without limitation, information regarding bids, asks, pricing, trades, spreads, trading volume, and liquidity.

e.	“Intellectual Property” means without limitation all patent, trademark, trade secret, copyright, moral rights and all similar rights anywhere in the world, whether recorded, registered, or otherwise filed with any governmental entity.

f.	“Platform” means Apollo’s Datalive platform and any of its components, accessible via the Access Method.

g.	“Apollo Parties” means Apollo, its Affiliates and their respective representatives.

h.	“User” means an employee or other authorized person using the Platform on behalf of Angell.

2.	ACCESS GRANT, PLATFORM AND SERVICES

a.	Software: Subject to the terms and conditions of this Agreement, Apollo grants Angell a non-exclusive, revocable, non-transferrable (except as set forth in this Agreement), non-sublicensable license for up to fifteen (15) Angell Users to access and use the Platform in existence as of the Effective Date solely for Angell Users to access the Platform for Angell’s own internal business purposes. This license does not including any license or right to access or use any future updates, upgrades or versions of the Platform.

b.	Services: Integration, support and product customization or feature enhancements shall be performed under applicable Statements of Work (“SOW”), which shall contain pricing and other terms related to such services.

3.	FEES, SETTLEMENT AND PAYMENT

a.	Angell agrees to pay to Apollo, without deduction or setoff, US$50,000 each month for the license right granted in Section 2 of this Agreement. Angell may add additional Angell Users at an additional fee of US$3,334 per month per additional Angell User over and above the base number of fifteen (15) Angell Users by notifying Apollo of the number of additional Angell Users to add for a given month prior to the first day of that month. Angell may similarly reduce the number of Angell Users, and therefore reduce the per additional user fee per month, by providing Apollo with the notice of reduction in the number of Angell Users for a given month prior to the first day of that month, provided that Angell may not reduce the number of Angell Users or the fees below the original base number of fifteen (15) Angell Users. All fees set forth in this Section 3(a) are due and payable on the first day of each month in advance for access and use of the Platform for that month. All other fees for services and their due dates shall be set forth in one or more SOWs. A late fee will be charged at the rate of one and a half percent (1.5%) per month for any overdue amounts. Apollo may increase the fees set forth in this Section 3(a) by up to ten percent (10%) per year.

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b.	Angell will be responsible for and indemnify Apollo against all sales, use, and excise taxes, and like charges imposed with respect to products or services provided by Apollo, as well as with respect to Angell trading, except for taxes based on the net income of Apollo.

4.	ACCESS METHOD

a.	Angell and Angell Users’ access and use of the Access Method and the Platform are expressly subject to Angell compliance with the terms of this Agreement and all applicable laws, rules, and regulations.

b.	Angell shall not alter, modify or manipulate the content of the Platform or the Data in any way. Angell shall not use the Access Method or the Data for any purpose other than as set forth in this Agreement. Angell also shall not publish or redistribute the Data, or otherwise directly or indirectly provide any third-party with access to the Platform, Access Method, Access Codes, or Data, or any information derived from the Platform, Data, or the Access Method.

c.	Apollo shall provide, as a part of the license fee in Section 3 and subject to the terms and conditions of this Agreement, Angell Users with use during the term of the license of Apollo’s Internet access, internal wiring, and internal switches (“Infrastructure”) portions of the Access Method within the building located at 16233 Kenyon Avenue, Lakeville, Minnesota 55044 (the “Lakeville Location”), for purposes of accessing and using the Platform pursuant to the license granted in Section 2. Angell Users shall be soley responsible for all other hardware and software necessary to connect to Apollo’s Infrastructure at the Lakeville Location, including without limitation appropriate Ethernet cards, ports, and cabling to connect to standard Ethernet wall jacks or other Apollo authorized and provided access means. Those Angell Users that are not directly connected to the Lakeville Location Infrastructure and must use remote access tools such as virtual private network services to access the Infrastructure at the Lakeville Location must additionally provide all necessary hardware, software, and Internet connectivity to establish such a connection to the Lakeville Location Infrastructure.

5.	USE OF THE PLATFORM

Angell represents and warrants that:

a.	Angell is solely responsible for all actions taken by Angell, Angell Users, or others associated with the Access Codes. Angell and Angell Users are responsible for all instructions or other communications (including without limitation, orders, trades, quotes, bids and offers) made through the Platform associated with the Access Codes, and such instructions shall be binding on Angell. Angell acknowledges that Apollo shall not have any duty to verify whether any information submitted to the Platform accompanied by a valid Access Code was authorized by Angell, or whether such data is accurate or corrupted. Angell shall be bound by any bids, offers, orders, transactions, commands and other input information Angell submit through the Platform using the Access Codes.

b.	Angell agrees to notify Apollo immediately of any changes in Angell Users or the authorized level of access for any User, including any Angell Users who cease to be employees or otherwise become unauthorized. Angell will also provide Apollo with immediate notice of any belief Angell has that its Access Codes have been compromised or if there has been unauthorized access to or use of the Platform.

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c.	Angell will provide Apollo with information related to Angell Users’ use of the Platform as reasonably requested by Apollo.

d.	Apollo is not responsible for the performance of any transaction entered into by Angell and Apollo does not have any fiduciary or equitable duties related to any transaction.

6.	SUSPENSION OR LIMITATION

Notwithstanding any other provision of this Agreement, Angell acknowledges that Apollo shall have the right in its sole discretion to restrict Angell and Angell Users’ access to, or impose limits or suspend use of all or any portion of, the Platform, including without limitation placing limits on, or suspending trading or transactions through, the Platform.

7.	CONTROL OF THE PLATFORM

Angell acknowledges that Apollo shall have sole discretion and control over, and the right to modify at any time, the Access Method’s and the Platform’s functionality, configuration, appearance, content, accessibility, and availability.

8.	REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other that it has the right and full corporate power to enter into this Agreement and that this Agreement creates legal, valid and binding obligations on it which are enforceable against it in accordance with this Agreement.

9.	NO OBLIGATION TO MAINTAIN RECORDS

Apollo has no obligation to maintain or retain, and shall not be responsible for maintaining or retaining, any Data or records of or activities occurring on the Platform except as required by law. Apollo is also not responsible for reporting transactions to any Swap Data Repository.

10.	ACCESS CODES AND SECURITY

Angell is responsible for all Access Codes and their confidentiality and use. No more than one Angell User may use a single Access Code and no Angell User may share or otherwise use more than one Access Code. Under no circumstances may Angell or any Angell User provide any Access Codes to any third-party.

11.	INTELLECTUAL PROPERTY RIGHTS

Apollo is the sole owner (except to the extent owned by third-party licensors) of all right, title and interest in and to the Platform, the Access Method, the Data, and each component thereof, all custom modifications, work product, deliverables, or other materials created by or on behalf of Apollo under any SOW, and all Intellectual Property rights with respect thereto, and all rights not explicitly granted in this Agreement are reserved by Apollo. To the extent not already owned by Apollo, Angell hereby assigns all right, title, and interest including all Intellectual Property rights in and to all custom modifications, work product, deliverables, or other materials created by or on behalf of Apollo under any SOW and any suggestions or feedback provided by Angell regarding the Platform. Angell and Angel Users may not copy, modify, reverse engineer, disassemble, decompile, or otherwise create derivative works of the Platform, and they shall not distribute, rent, sell, retransmit, redistribute, lease, or license the Platform or Data, or any part thereof, to any third-party.

12.	DISCLAIMER OF WARRANTY

ANGELL UNDERSTANDS AND AGREES THAT THE PLATFORM, THE ACCESS METHOD, DATA, custom modifications, work product, deliverables, or other materials created by or on behalf of Apollo under any SOW, AND ALL SERVICES OR MATERIALS OF ANY KIND PROVIDED BY APOLLO ARE PROVIDED “AS IS”. THE APOLLO PARTIES SPECIFICALLY DISCLAIM, WITHOUT LIMITATION, ALL WARRANTIES OF ANY KIND TO ANGELL, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE OR THOSE WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, A COURSE OF DEALING OR TRADE USAGE. ANGELL DOES NOT WARRANT THAT THE DATA WILL BE ACCURATE OR COMPLETE OR THAT THE DATA OR THE PLATFORM, ACCESS METHOD, custom modifications, work product, deliverables, or other materials created by or on behalf of Apollo under any SOW, WILL BE ACCESSIBLE OR ERROR FREE. APOLLO PROVIDES NO WARRANTIES REGARDING OR RELATING TO ANY TRANSACTIONS, INCLUDING WITHOUT LIMITATION ANY TRADES, THAT ARE PERFORMED THROUGH OR IN CONJUNCTION WITH THE PLATFORM OR USING THE DATA. ANGELL’S USE OF THE DATA IS AT ITS OWN RISK.

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13.	LIMITATION OF LIABILITY

ANGELL UNDERSTANDS AND AGREES THAT THE APOLLO PARTIES SHALL HAVE NO LIABILITY FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOST DATA, LOSS OF USE OF THE PLATFORM OR ACCESS METHOD, BUSINESS INTERRUPTION, LOSS OF BUSINESS REPUTATION OR GOODWILL, COSTS OF SUBSTITUTE SERVICES, OR DOWNTIME COSTS) SUFFERED BY ANGELL, ANGELL AFFILIATES AND ANY OTHER PERSON, EVEN IF ONE OR MORE APOLLO PARTY HAS OR HAVE BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. APOLLO SHALL NOT HAVE ANY LIABILITY FOR OR IN RELATION TO ANY TRANSACTIONS, INCLUDING WITHOUT LIMITATION ANY TRADES, THAT ARE PERFORMED THROUGH OR IN CONJUNCTION WITH THE PLATFORM OR USING THE DATA. TO THE MAXIMUM AMOUNT ALLOWED BY APPLICABLE LAW, THE AGGREGATE LIABILITY OF THE APOLLO PARTIES FOR ANY DAMAGE WHATSOEVER RELATING TO OR ARISING OUT OF THE SUBJECT MATTER OF AGREEMENT, THE PLATFORM, DATA, ACCESS METHOD, custom modifications, work product, deliverables, or other materials created by or on behalf of Apollo under any SOW, AND THE PRODUCTS AND SERVICES OFFERED HEREUNDER, SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE AMOUNT ANGELL PAID TO APOLLO UNDER THIS AGREEMENT DURING THE SIX (6) CALENDAR MONTHS PRIOR TO WHEN THE DAMAGE AROSE.

14.	INDEMNIFICATION

In addition to provisions set forth elsewhere in this Agreement, Angell will indemnify, defend and hold harmless Apollo from any and all claims, liabilities, damages, costs and expenses, including attorney’s fees, arising from Angell breach of this Agreement or any transactions, including without limitation any trades, that are performed through or in conjunction with the Platform or using the Data.

15.	CONFIDENTIALITY AND USE OF DATA

a.	All oral or written business, technical, financial and other information, including without limitation the Data provided by a Party (“Disclosing Party”) to the other Party (“Receiving Party”) under this Agreement will be deemed “Confidential Information”. The confidentiality obligations herein will not apply to information disclosed by the Disclosing Party that the Receiving Party can prove (i) is or has become generally known through no fault of the Receiving Party, (ii) was in its possession or known by it, without restriction, prior to receipt from the Disclosing Party, (iii) was rightfully disclosed to it by a third-party without restriction, (iv) was independently developed without use of or access to any Confidential Information of the Disclosing Party, or (v) was required to be disclosed by court order, governmental agency or any applicable law, provided that the Receiving Party has promptly notified the Disclosing Party about such requirement, if allowed by law, and given the opportunity to seek relief from disclosure. All Confidential Information will be held in strict confidence by the Receiving Party and not disclosed or used by the Receiving Party except as permitted by this Agreement or as expressly authorized in writing by the other Party. The terms, but not the existence, of this Agreement are Confidential Information and may not be disclosed by Angell.

b.	As to the data Angell provides in relation to the Platform: (1) Apollo may for the purposes of performing this agreement use, process and store any data that Angell or Angell Users submit in using the Platform; (2) Apollo may transmit any data to any of its Affiliates and/or third-parties and may transfer such data outside the United States and European Union, including without limitation for the purposes of (i) meeting obligations to applicable laws and to government agencies and regulatory authorities; (ii) assigning or sub-contracting any part of Apollo’s operations to third-parties, provided that such third-party is subject to clauses and conditions not less onerous than contained in this Agreement, and (iii) monitoring the Platform; and (3) Angell represents and warrants that in the event that the data Angell provides in relation to the Platform contains personal information of individuals, persons whose personal information Angell provides are aware of and explicitly consent to the use of such personal data by Apollo; (4) Angell further acknowledges and agrees that Apollo may monitor Angell and Angell User’s use of the Platform.

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16.	TERM AND TERMINATION

a.	The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue for an initial term of two (2) years (“Initial Term”) and shall automatically renew for sequential one (1) year terms (“Renewal Term”) unless terminated in accordance with the terms of this Agreement or, after the Initial Term, either Party provides notice to the other Party of its intent not to renew no less than thirty (30) days prior to the automatic renewal during the Renewal Term.

b.	This Agreement may be terminated immediately by a non-breaching Party for a breach of this this Agreement by the other Party. Upon termination of this Agreement: (1) Angell will pay all amounts owing in connection with this Agreement; (2) Angell’s right to access and/or use the Platform as described herein will cease; (3) Angell will cease to use and will return to Apollo all copies of any Apollo systems, product, software or documentation; and (4) Apollo will, within a reasonable amount of time after Angell’s written request, provide to Angell in a commercially reasonable format and by a commercially reasonable method source data regarding Angell’s transactions through the Platform as then stored within Apollo’s live system.

17.	GENERAL PROVISIONS

a.	Except for the license set forth in Section 2, the terms of this agreement will survive the termination or expiration of this Agreement.

b.	Apollo reserves the right to audit Angell’s use of the Platform once during any twelve (12) month period during Angell standard business hours and with at least two (2) business days prior written notice and Angell agree to fully cooperate with that audit. Angell will pay any sums reasonably found due and owing as shown by information gathered within that audit or otherwise, that information being available for Angell review upon Angell reasonable request.

c.	This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. Any modification or waiver of any provision must be made in writing and signed by authorized representatives of both parties except as otherwise set forth in this Agreement.

d.	Apollo shall have the right, in addition to other remedies as may be available pursuant to law or this Agreement, to injunctive relief.

e.	The provisions of this Agreement shall be binding upon each Party's successors (by merger, consolidation or otherwise) and permitted assigns. The Parties shall only have the ability to assign this Agreement or any part thereof without the other Party’s prior written consent to an Affiliate or in connection with a merger, consolidation, reorganization, or sale of substantially all of the assigning Party’s assets.

f.	The Parties to this Agreement are independent contractors. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

g.	All notices delivered with respect to this Agreement shall be in writing and hand delivered or forwarded by register or certified mail to the relevant address provided by the other Party.

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h.	Neither Party shall be deemed to be in default of any provision hereof or be liable for any delay, failure in performance or interruption of service resulting directly or indirectly from acts of God, civil or military authority, terrorism, civil disturbance, war, strikes, fires, other catastrophes, power failures, or any other cause beyond its reasonable control.

i.	No waiver by either Party of any default by the other in the performance of any provisions of this Agreement shall operate as a waiver of any continuing or future default, whether of a like or different character.

j.	If any clause, term or provision of this Agreement shall be judged to be invalid for any reason whatsoever, a court of competent jurisdiction may alter such clause, term, or provision to make it valid and effectuate to the maximum extent possible the intent of the Parties. Any such invalidity shall not affect the validity or operation of any other clause, term or provision hereof.

k.	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement binding on the Parties.

l.	This Agreement is deemed to be made under and shall be interpreted in accordance with the laws of the State of Minnesota, without regard to Minnesota’s conflict of laws principles. Any suit brought under this Agreement shall be brought in the state or federal court in Hennepin County, Minnesota.

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In Witness Whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Apollo Energy Services, LLC

By: _/s/ Timothy S. Krieger_________

Name: Tim Krieger

Title: CEO

Date: 6/1/2015
Angell Energy, LLC

By: /s/ Michael C. Angell

Name: Mike Angell

Title: CEO

Date: 6/1/2015

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EXHIBIT 31.1

CHIEF EXECUTIVE OFFICER CERTIFICATION

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Timothy S. Krieger, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q/A of Aspirity Holdings LLC;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s Board of Governors:

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 17, 2015

/s/ Timothy S. Krieger

Timothy S. Krieger

Chairman of the Board, Chief Executive Officer, and President

EXHIBIT 31.2

CHIEF FINANCIAL OFFICER CERTIFICATION

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Wiley H. Sharp III, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q/A of Aspirity Holdings LLC;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations, and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

e)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s Board of Governors:

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 17, 2015

/s/ Wiley H. Sharp III

Wiley H. Sharp III

Vice President – Finance and Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. §1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Aspirity Holdings LLC (the “Company”) on Form 10-Q/A for the quarter ended June 30, 2015, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Timothy S. Krieger, Chief Executive Officer of the Company, and I, Wiley H. Sharp III, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Timothy S. Krieger

Timothy S. Krieger

Chairman of the Board, Chief Executive Officer and President

Date: August 17, 2015

/s/ Wiley H. Sharp III

Wiley H. Sharp III

Vice President – Finance and Chief Financial Officer

Date: August 17, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 17, 2015

ASPIRITY HOLDINGS LLC

(Exact Name of Registrant as Specified in Charter)

Minnesota	333-179460	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

TWIN CITIES POWER HOLDINGS, LLC
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On August 17, 2015, Aspirity Holdings LLC issued a press release regarding its financial results for the second quarter ended June 30, 2015 and certain other information. A copy of the press release is attached as Exhibit 99.1 hereto.

The information in this Item 2.02 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2015	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

3

Exhibit 99.1

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

August 17, 2015	PRESS RELEASE

Aspirity Reports Financial Results for 2015’s Second Quarter and First Half;

Revises Guidance for 2015

LAKEVILLE, MN – Aspirity Holdings LLC (“Aspirity” or the “Company”) formerly known as Twin Cities Power Holdings, LLC (“TCPH”) today announced its financial results for the second quarter and first half ended June 30, 2015:

•	Total revenues for Q2 2015 were $9,114,000 compared to $6,532,000 for the same period in 2014, an increase of 40%.
o	For the first half, revenues were $25,341,000, down 30% from $36,453,000 for the same period in 2014.

•	For Q2 2015, the operating loss totaled $2,531,000, down from very modest operating income of $4,000 in Q2 2014.
o	For the first half of 2015, the operating loss was $1,119,000 compared to operating income of $12,316,000 for the same period in 2014.

•	The comprehensive loss for 2015’s second quarter totaled $3,644,000 compared to a loss of $590,000 in the comparable period of 2014.
o	For the first half of 2015, the comprehensive loss was $2,410,000 compared to comprehensive income of $11,165,000 for the same period in 2014.

•	The ratio of earnings to fixed charges[1] for the trailing 12 months ended June 30, 2015 was -0.08 times. However, our unrestricted cash balances increased to $5,083,000 as of June 30, 2015 from $2,397,000 at December 31, 2014 and $2,976,000 as of June 30, 2014.

•	With respect to our balance sheet:
o	At June 30, 2015, our liquidity ratio (unrestricted cash, cash in trading accounts, and trade receivables divided by total assets) declined to 63.5% compared to 81.5% at December 31, 2014;
o	Our debt-to-total capital ratio (total debt divided by total debt plus equity) increased to 120.8% at June 30, 2015 from 87.7% at December 31, 2014; and
o	Our debt-to-equity ratio (total debt divided by total equity) was not meaningful at June 30, 2015 compared to 7.15 times at December 31, 2014.

•	We expect that revenues for 2015 will now be in a range of $55 to $65 million, down from guidance published in the first quarter of $70 to $80 million. This is based on the adjustment for the sale of TCP/Summit and management’s assessment of wholesale and retail electricity market conditions, but excluding the effects of the disposition of Krieger Enterprises. For the year, we now expect operating income of $2.0 to $4.0 million compared to the $6 to $8 million range forecast earlier.

_______________

[1]	As defined by the SEC, the ratio of earnings to fixed charges is "earnings" (the sum of income before taxes and fixed charges) divided by "fixed charges" equal to interest expense, one-third of operating lease rental expense to approximate interest, and amortization of deferred financing costs.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

“The second quarter of 2015 was filled with changes for us”, said Tim Krieger, Chairman and CEO. “At the end of May, our Board approved a restructuring of our business, the primary purpose of which is to position us for an initial public offering of our common equity as early as 2017. In order to be successful in reaching this goal, we came to the key conclusions that: a) combining proprietary wholesale trading with retail energy would likely result in a significantly reduced overall valuation, as the market generally assigns little value to trading profits due to their volatility; and b) the cash flows of retail energy and financial services businesses are much more stable than those of trading, as each customer represents a reasonably predictable revenue stream, either of energy sales or interest income. Consequently, to take advantage of these market realities and effect a successful IPO, the Company would need to be restructured”.

Mr. Krieger continued, “The restructuring took on urgency after the commencement by FERC on August 29, 2014 of a regulatory action in PJM, still ongoing, that seeks to retroactively impose new fees - in still to be determined amounts - on trades in the up-to-congestion virtual electricity product. Since the announcement of the proceeding, UTC trading volume has decreased substantially and a number of companies have exited the market. Our Twin Cities Power and Summit Energy subsidiaries are active traders of the PJM UTC product and we had been considering our options for some time, including a sale of the business. Accordingly, on June 1, 2015, we sold TCP and Summit to Angell Energy, LLC for cash and a secured note. We also entered into a software license and administrative services agreement with Angell. The sale partially accomplished our goal of reducing regulatory exposure and earnings volatility due to the wholesale trading business”.

“Also during June and July, we completed major tasks to facilitate the restructuring. We organized three new first-tier subsidiaries, Aspirity Energy, Aspirity Financial, and Krieger Enterprises. Secondly, we transferred our remaining wholesale trading, retail energy, and diversified investments businesses to Enterprises, separating these legacy businesses from the new Aspirity subsidiaries. Finally, we successfully solicited noteholder approval of the transfer of the legacy businesses to our existing owners,” said Mr. Krieger. “This transfer is the last major step in the restructuring which constitutes the disposition of 100% of the equity interests of Enterprises to our common equity owners, thus completing the legal separation of the legacy businesses from the Aspirity companies. Execution of the distribution is subject to the declaration of effectiveness by the SEC of our new S-1 registration statement regarding the sale of our renewable unsecured subordinated notes. We expect this to occur later in 2015. To reflect our new direction and focus, on July 14, we legally changed our name to “Aspirity Holdings LLC.”

“After the disposition of Enterprises, we will have operations in two business segments – retail energy and financial services. We have begun the process of becoming licensed in all 14 jurisdictions that allow choice for all retail customers. We expect most of our licensing processes to be completed by the end of 2015 and that we will be able to offer electricity service to consumers beginning in the 4th quarter of 2015”, said Mr. Krieger.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

“Moving on to operations and the quarter’s results, as we continue through 2015, the record cold temperature of the so-called “polar vortex” was a thing of the past. Although many were adversely affected by these events, the exceptional volatility represented an incredible trading opportunity for us in 2014 and we realized record revenue and profitability. 2015 marked a return to more normal weather and trading conditions as shown by the tables that follow. Unfortunately this means that our wholesale trading segment revenues were down by about 60%. The gas market as measured by the Henry Hub price, while down to $2.82/MCF during the first half of 2015 compared to last year’s average for the period of $4.88, did not produce enough volatility to offset the mild weather. The NOAA long term forecasts call for about normal temperatures through October in our key eastern markets, meaning that while we may see some occasional weather-driven trading opportunities this fall, chances for such are not great”, said Mr. Krieger.

	Six Months Ended June 30,
				Increase (decrease)
	Units			This year vs last year		This year vs LTA
	2015	2014	LTA (1)	Units	Percent	Units	Percent
U.S. Weather
Heating degree-days	2,816	2,974	2,664	(158)	-5%	152	6%
Cooling degree-days	470	418	411	52	12%	59	14%
Avg temperature (F)	49.5°F	47.6°F	49.6°F	1.9°F	4%	-0.2°F	0%

Natural Gas
Henry Hub spot price ($/MCF)	2.82	4.88	3.85	(2.06)	-42%	(1.02)	-27%
Working gas in underground storage, Lower 48 states, EIA weekly estimates (BCF)	2,068	1,470	2,129	598	41%	(61)	-3%

_________________________

1 - “LTA” abbreviates long term average. For weather data, the 30 year period is 1984-2013 and for natural gas the 5 year period is 2009-2013.

	Six Months Ended June 30,
			Increase (decrease)
	2015	2014	Units	Percent
Price ($/MWh)
Average	46.97	76.28	(29.32)	-38%
Maximum	237.48	655.75	(418.27)	-64%
Minimum	27.58	37.15	(9.57)	-26%
Standard deviation	26.95	73.43	(46.48)	-63%
Coefficient of variation (stdev ÷ avg)	57%	96%	-39%	-40%

Daily percentage changes
Average	2.7%	4.9%	-2.1%	-43%
Maximum	209.3%	200.3%	9.0%	4%
Minimum	-63.5%	-78.1%	14.7%	-19%
Standard deviation	26.8%	34.7%	-7.8%	-23%

Number of days
Up 10% or more	36	40	(4)	-10%
Between 10% up and 10% down	54	50	4	8%
Down 10% or more	37	37	–	0%

“With respect to our legacy retail business, we had a very nice first half in customer acquisitions and ended the period with 38,500, up 318% from the same time last year. Also, in the first half of 2015, segment revenues increased by over 80% to $13,112,000”, Mr. Krieger concluded.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

Key Operating Statistics	For/At Six Months Ended June 30,
(in units unless otherwise indicated)			Increase (decrease)
	2015	2014	Units	Percent
Retail electricity sales ($000s)	13,444	5,127	8,317	162.2%
Wholesale trading revenue, net ($000s)	(332)	2,050	(2,382)	-116.2%
Total segment revenues ($000s)	13,112	7,177	5,935	82.7%
Unit sales (MWh)	147,995	49,130	98,865	201.2%
Weighted average retail price ( /kWh)	8.86	14.61	(5.75)	-39.4%
Customers receiving service, end of period	38,500	9,204	29,296	318.3%

About Aspirity Holdings, LLC

Aspirity Holdings LLC formerly known as Twin Cities Power Holdings, LLC is a Minnesota limited liability company that serves as a holding company and is headquartered at 16233 Kenyon Ave, Suite 210, Lakeville, MN 55044, telephone 952-241-3103. More information about the Company is available at www.aspirityholdings.com.

The Company trades electricity for its own account in wholesale markets regulated by the Federal Energy Regulatory Commission as well as other energy-related derivative contracts on exchanges regulated by the Commodity Futures Trading Commission. The Company also holds retail electricity supplier licenses from the states of Connecticut, Maryland, Massachusetts, New Hampshire, New Jersey, Ohio, Pennsylvania, and Rhode Island. See www.townsquareenergy.com and www.discountenergygroup.com.

While the equity of Aspirity is privately held, our Renewable Unsecured Subordinated Notes are registered with the SEC and may be purchased by residents of California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, South Dakota, Texas, Utah, Vermont, and Wisconsin. To obtain an investment kit, visit www.aspirityholdings.com. To check our most recent interest rate offerings, visit www.sec.gov, select “Filings”, “Company Filings Search”, enter “ASPIRITY HOLDINGS LLC” in the company name box, and click the Search button. Our most current interest rate offerings are found in the most recent Rule 424(b)(2) prospectus supplement filings.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as: "may", "will", "expect", "anticipate", "believe", "estimate" "continue", "predict", or other similar words making reference to future periods, including expectations of current year revenues and operating income. In addition, forward-looking statements include statements regarding our intent, belief, or current expectation about trends affecting the markets in which we participate, our businesses, financial condition, and growth strategies, among other things. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in forward-looking statements as a result of various factors, including, but not limited to, those set forth in the "Risk Factors" sections of our filings with the Securities and Exchange Commission.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

If any of the events described in these "Risk Factors" occur, they could have a material adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in our SEC filings, in mind. You should not place undue reliance on any forward-looking statement. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this press release.

Non-GAAP Financial Measures

Aspirity’s press releases and other communications may include certain “non-GAAP financial measures”, defined as a numerical measure of a company's financial performance, financial position, or cash flows that excludes, or includes, amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of coverage ratios, liquidity measures, and debt-to-equity ratios. The Company’s management believes that these non-GAAP financial measures provide useful information and enables investors and analysts to more accurately compare the Company's ongoing financial performance over the periods presented.

Investor Relations Contact

Wiley H. Sharp III

VP - Finance & CFO, 952-241-3105

This chart shows the level and volatility of PJM West Hub day-ahead power prices for all of 2014 and for 2015 on a year to date basis. Our trading revenues generally correspond to weather- and gas driven volatility or lack thereof. Other factors come into play as well, which might cause revenues to correlate less directly to volatility. Among others, these factors include the size and nature of the trades we may or may not have in place when and if the market moves, as well as the duration of profitable trading opportunities. As you can see, price levels and volatility have decreased in 2015 compared to 2014.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

Aspirity Holdings LLC & Subsidiaries

Dollars in thousands	For & at 3 months ended Jun 30	For & at 6 months ended Jun 30,	For & at year ended Dec 31,
2015	2014	2015	2014	2014

Statement of Operations Data
Wholesale trading	$923	$4,305	$11,772	$31,326	$38,612
Retail energy services	8,066	2,227	13,444	5,127	11,229
Diversified investments.	125	–	125	–	–
Net revenue	9,114	6,532	25,341	36,453	49,841

Total costs of revenues & operations.	11,645	6,528	26,460	24,137	43,402
Operating income (loss).	(2,531)	4	(1,119)	12,316	6,440

Interest expense	(905)	(515)	(1,669)	(982)	(2,293)
Interest income	173	43	222	56	143
Other income (expense), net	447	(258)	583	(258)	(510)
Net income (loss)	(2,816)	(726)	(1,983)	11,132	3,779

Preferred distributions	(137)	(137)	(275)	(275)	(549)
Net income (loss) attributable to common	(2,953)	(863)	(2,258)	10,857	3,230

Net income (loss)	(2,816)	(726)	(1,983)	11,132	3,779
Foreign currency translation adjustment	(361)	293	(412)	218	661
Change in fair value of cash flow hedges	(463)	(204)	(22)	(242)	(1,220)
Unrealized gain on marketable securities	(5)	46	7	58	5
Comprehensive income (loss)	$(3,644)	$(590)	$(2,410)	$11,165	$3,226

Ratio of earnings to fixed charges, trailing 12 months	–	–	-1.82	x	–	2.47	x
Ratio of earnings to fixed charges, for period	-1.83	x	-0.26	x	-0.08	x	11.06	x	2.47	x

Balance Sheet Data
Cash - unrestricted	$5,083	$2,976	$2,397
Cash in trading accounts	8,481	17,540	21,100
Trade receivables	5,393	2,122	2,394
Marketable securities	1,081	1,074	312
Other current assets	1,568	419	416
Total current assets	21,605	24,131	26,619
Property, equipment & furnishings, net	747	759	763
Other assets, net	7,496	3,798	4,389
Total assets	$29,848	$28,688	$31,770

Current debt	$14,126	7,152	$8,652
Trade payables	2,897	1,579	1,544
Accrued expenses	4,521	3,183	5,133
Other current liabilities	4	125	583
Total current liabilities	21,547	12,039	15,912
Long term debt	12,969	6,545	10,636
Other liabilities	–	–	2,524
Total liabilities	34,516	18,584	29,072

Series A preferred equity	2,745	2,745	2,745
Common equity	(7,133)	6,625	(194)
Accumulated comprehensive income	(280)	734	147
Total equity	(4,668)	10,104	2,698
Total liabilities & equity	$29,848	$28,688	$31,770

Liquidity, percent of total assets	63.5%	78.9%	81.5%
Debt to total capital ratio	120.8%	57.5%	87.7%
Debt to equity ratio	nm	1.36x	7.15x

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

This chart shows the level and volatility of PJM West Hub day-ahead power prices for all of 2014 and for 2015 on a year to date basis. Our trading revenues generally correspond to weather- and gas driven volatility or lack thereof. Other factors come into play as well, which might cause revenues to correlate less directly to volatility. Among others, these factors include the size and nature of the trades we may or may not have in place when and if the market moves, as well as the duration of profitable trading opportunities. As you can see, price levels and volatility have decreased in 2015 compared to 2014.